As filed with the Securities and Exchange Commission on January 28, 1998
                                                            Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT

                                      Under
                           THE SECURITIES ACT OF 1993

                            ------------------------

                            F&M NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)


              Virginia                            6711                        54-0857462
   (State or other jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
   incorporation or organization)      Classification Code Number)        Identification No.)


                            ------------------------
                                 38 Rouss Avenue
                           Winchester, Virginia 22601
                                 (540) 665-4200
       (Address,including zip code, and telephone number, including area code of registrant's principal executive office)

                            ------------------------
                                 Alfred B. Whitt
                       Senior Vice President and Secretary
                            F&M National Corporation
                                 38 Rouss Avenue
                           Winchester, Virginia 22601
                                 (540) 665-4200
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)
                            ------------------------
                                   Copies to:

George P. Whitley, Esq.                    Wayne A. Whitham, Esq.
LeClair Ryan, A Professional Corporation   Williams, Mullen, Christian &Dobbins
707 East Main Street, 11th Floor           P.O. Box 1320
Richmond, Virginia 23219                   Richmond, Virginia 23210

                            ------------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                            ------------------------
                         CALCULATION OF REGISTRATION FEE


   Title of each class of securities          Amount to be         Proposed maximum          Proposed maximum         Amount of
            to be registered                 registered (1)       offering price per        aggregate offering      registration
                                                                         share                   price(2)                fee

=========================================  ===================  =======================  ========================  ================

     Common Stock, $2.00 par value              795,202                   N/A                  $ 8,214,010             $2,423
=========================================  ===================  =======================  ========================  ================

(1)  The estimated maximum number of shares to be issued.

(2) Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rule 457(f)(2) thereunder, on the basis of the book value of Peoples Bank of Virginia common stock on September 30, 1997 to be received by the Registrant in exchange for common stock of the Registrant pursuant to the business combination described in the enclosed Prospectus/Proxy Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            F&M NATIONAL CORPORATION

                              CROSS-REFERENCE SHEET

             Pursuant to Rule 404(a) of the Securities Act and Item
                501(b) of Regulation S-K, Showing the Location or
                  Heading in the Prospectus and proxy Statement
                of the Information Required by Part I of Form S-4


              Form S-4                                                                         Location or Heading in
       Item Number and Caption                                                             Prospectus and Proxy Statement
       -----------------------                                                             ------------------------------

A.       Information About the Transaction

         1.       Forepart of the Registration Statement and
                  Outside Cover Page of Prospectus.....................Facing Page of Registration Statement; Cross Reference Sheet
                                                                       Outside Front Cover Page of Proxy Statement/Prospectus

         2.       Inside Front and Outside Back Cover Pages of
                  Prospectus...........................................Available Information; Incorporation of Certain Information
                                                                       by Reference; Table of Contents

         3.       Risk Factors, Ratio of Earnings to Fixed
                  Charges and Other Information........................Summary; Comparative Per Share Information; Selected
                                                                       Financial Data; The Special Meeting; The Merger; Market
                                                                       Prices and Dividends; Peoples Bank of Virginia

         4.       Terms of the Transaction.............................Summary; The Merger; Comparative Rights of Shareholders;
                                                                       Description of F&M Capital Stock

         5.       Pro Forma Financial Information......................Not Applicable

         6.       Material Contacts with the Company
                  Being Acquired.......................................Not Applicable

         7.       Additional Information Required for
                  Reoffering by Persons and Parties
                  Deemed to be Underwriters............................Not Applicable

         8.       Interests of Named Experts and Counsel...............Experts; Legal Opinions

         9.       Disclosure of Commission Position on
                  Indemnification for Securities Act
                  Liabilities..........................................Not Applicable

B.       Information About the Registrant
         10.      Information with Respect to S-3 Registrants..........Available Information; Incorporation of Certain Information
                                                                       by Reference; Summary; Market Prices and Dividends; Business
                                                                       of F&M; Description of F&M Capital Stock




              Form S-4                                                                         Location or Heading in
       Item Number and Caption                                                             Prospectus and Proxy Statement

       -----------------------                                                             ------------------------------

         11.      Incorporation of Certain Information by
                  Reference............................................Incorporation of Certain Information by Reference

         12.      Information with Respect to S-2 or S-3

                  Registrants..........................................Not Applicable

         13.      Incorporation of Certain Information by
                  Reference............................................Not Applicable

         14.      Information with Respect to Registrants Other
                  Than S-3 or S-2 Registrants..........................Not Applicable

C.       Information About the Company Being Acquired

         15.      Information with Respect to S-3 Companies............Not Applicable

         16.      Information with Respect to S-2 or S-3
                  Companies............................................Not Applicable

         17.      Information with Respect to Companies Other
                  Than S-3 or S-2 Companies............................Summary; Comparative Per Share Information; Selected
                                                                       Financial Data; Market Prices and Dividends; Peoples Bank of
                                                                       Virginia; Management's Discussion and Analysis of Financial
                                                                       Condition and Results of Operations of Peoples Bank of
                                                                       Virginia

D.       Voting and Management Information

         18.      Information if Proxies, Consents or
                  Authorizations are to be Solicited...................Incorporation of Certain Information by Reference; Summary;

                                                                       The Special Meeting; The Merger

         19.      Information if Proxies, Consents or
                  Authorizations are not to be Solicited or
                  in an Exchange Offer.................................Not Applicable


                              [Peoples letterhead]

                                January ___, 1998

Dear Fellow Shareholders:

         You are cordially invited to attend a Special Meeting of Shareholders of Peoples Bank of Virginia ("PBV") to be held at our Main Office located at 9970 Iron Bridge Road, Chesterfield, Virginia on ____________, February ___, 1998 at 7:00 p.m.

         At this important meeting, you will be asked to consider and vote on the Agreement and Plan of Reorganization, dated as of December 1, 1997, and a related Plan of Merger (collectively, the "Merger Agreement") among PBV, F&M National Corporation ("F&M") and F&M Bank Richmond, a subsidiary bank of F&M headquartered in Richmond. F&M is a community bank holding company with consolidated assets of $2.4 billion at September 30, 1997, headquartered in Winchester Virginia with its principal operations being conducted through eleven subsidiary banks in Virginia, West Virginia and Maryland and one trust company.

         Under the terms of the Merger Agreement, PBV will be merged with F&M Bank-Richmond (the "Merger"), and each share of common stock of PBV outstanding immediately prior to consummation of the Merger will be exchanged for 2.58 shares of common stock of F&M, with cash being paid in lieu of issuing fractional shares. F&M common stock is listed and traded on the New York Stock Exchange under the symbol "FMN." It is anticipated that the Merger will become effective by April 1, 1998.

         The exchange of shares (other than for cash in lieu of any fractional shares) will be a tax-free transaction for federal income tax purposes. Details of the proposed transaction with F&M are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully in its entirety. Approval of the transaction with F&M requires the affirmative vote of more than two-thirds of the outstanding shares of common stock of PBV.

         Your Board of Directors has retained the investment banking firm of Scott & Stringfellow, Inc. to act as its financial advisor in connection with the Merger. As discussed in the accompanying Proxy Statement/Prospectus, Scott & Stringfellow has delivered to the Board of Directors its written opinion that, as of this date, the terms of the Merger Agreement are fair from a financial point of view to our shareholders.

         Your Board of Directors has unanimously approved the Merger Agreement and the transaction with F&M and believes that they are in the best interests of PBV and our shareholders. Accordingly, the Board unanimously recommends that you VOTE FOR the Merger Agreement.

         We hope you can attend the Special Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.

         We look forward to seeing you at the Special Meeting.

                                           Sincerely yours,

         W. S. CARNES                                 QUENTIN L. CORBETT
         Chairman of the Board                        President

                            PEOPLES BANK OF VIRGINIA
                             Chesterfield, Virginia

                            -------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                February __, 1998

                            -------------------------

         A Special Meeting of Shareholders of Peoples Bank of Virginia ("PBV") will be held on _______________, February ___, 1998 at 7:00 p.m., at PBV's Main Office located at 9970 Iron Bridge Road, Chesterfield, Virginia for the following purposes:

         1. To approve the Agreement and Plan of Reorganization, dated as of December 1, 1997, by and among PBV, F&M National Corporation ("F&M") and F&M Bank-Richmond and a related Plan of Merger (collectively, the "Merger Agreement"), providing for the merger of PBV with and into F&M Bank-Richmond upon the terms and conditions therein (the "Merger"), including, among other things, that each issued and outstanding share of PBV common stock will be exchanged for 2.58 shares of F&M common stock, with cash being paid in lieu of issuing fractional shares. The Merger Agreement is enclosed as Appendix I to the accompanying Proxy Statement/Prospectus.

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors has fixed January ___, 1998, as the record date for the Special Meeting, and only holders of record of PBV common stock at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                      By Order of the Board of Directors

                                      Quentin L. Corbett
                                      President and Chief Executive Officer

January ___, 1998

  PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

THE BOARD OF DIRECTORS OF PEOPLES BANK OF VIRGINIA UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER AGREEMENT.

                            PEOPLES BANK OF VIRGINIA
                                 PROXY STATEMENT

                            F&M NATIONAL CORPORATION

                                   PROSPECTUS

         This Proxy Statement/Prospectus is being furnished to shareholders of Peoples Bank of Virginia ("PBV") in connection with the solicitation of proxies by the Board of Directors of PBV for use at its Special Meeting of Shareholders (the "Special Meeting") to be held on February ___, 1998, and any postponements or adjournments thereof.

         At the Special Meeting, shareholders will be asked to approve an Agreement and Plan of Reorganization, dated as of December 1, 1997, among PBV, F&M National Corporation, a community bank holding company based in Winchester, Virginia ("F&M"), and F&M Bank-Richmond, a wholly-owned subsidiary bank of F&M headquarted in Richmond, and a related Plan of Merger (collectively, the "Merger Agreement") providing for the merger of PBV with and into F&M Bank-Richmond (the "Merger") and the exchange of common stock of PBV ("PBV Common Stock") for the common stock of F&M ("F&M Common Stock"). Upon consummation of the Merger, each outstanding share of PBV Common Stock will be exchanged for 2.58 shares (the "Exchange Ratio") of F&M Common Stock. Cash will be paid in lieu of fractional shares. The Merger Agreement also provides for the conversion upon consummation of the Merger of all stock options outstanding under PBV's 1993 Stock Option Plan (the "PBV Stock Options") into options to acquire shares of F&M Common Stock, appropriately adjusted to reflect the Exchange Ratio. See "The Merger" for a more complete description of the Merger. A copy of the Merger Agreement is included as Appendix I hereto.

         The Board of Directors of PBV unanimously recommends that shareholders vote to approve the Merger Agreement. Failure to vote is equivalent to voting against the proposal.

         This Proxy Statement/Prospectus also serves as the prospectus of F&M covering up to approximately 795,202 shares of F&M Common Stock issuable to shareholders of PBV in connection with the Merger. The Proxy Statement/Prospectus also constitutes a prospectus of F&M in respect of any shares of F&M Common Stock that are issuable upon exercise of the PBV Stock Options following consummation of the Merger.

         F&M Common Stock is listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "FMN." On December 1, 1997, the last business day prior to the public announcement of the execution of the Merger Agreement, the last reported sale price of F&M Common Stock on the NYSE Composite Transactions Reporting System (the "NYSE Composite Tape") was $32.25, and on January ___, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price was _________.

         This Proxy Statement/Prospectus is first being mailed to shareholders of PBV on or about January __, 1998.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY NOR HAS THE COMMISSION OR ANY OTHER FEDERAL OR STATE AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF F&M COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

       The date of this Proxy Statement/Prospectus is January ___, 1998.

                           AVAILABLE INFORMATION

         F&M is subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by F&M with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. In addition, F&M Common Stock is listed and traded on the NYSE. Reports, proxy statements and other information concerning F&M may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with the amendments thereto, the "Registration Statement"), which have been filed by F&M with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to F&M Common Stock and to which reference is hereby made for further information.

         This Proxy Statement/Prospectus incorporates by reference certain documents relating to F&M that are not presented herein or delivered herewith. These documents (other than exhibits to such documents that are not specifically incorporated by reference in such documents) are available to any person to whom this Proxy Statement/Prospectus is delivered, without charge, upon written or oral request directed to F&M's Secretary, 9 Court Square, P.O. Box 2800, Winchester, Virginia 22604; telephone number (540) 665-4200. In order to ensure timely delivery of any requested documents, the request should be made by ______________________, 1998.

         The information contained in this Proxy Statement/Prospectus relating to F&M has been supplied by F&M, and the information relating to PBV has been supplied by PBV.

         No person has been authorized to make any representations or give any information not contained in this Proxy Statement/Prospectus or incorporated by reference herein and, if made or given, such representation or information should not be relied upon as having been authorized by PBV or F&M. Neither the delivery of this Proxy Statement/Prospectus nor the issuance of any securities hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of PBV or F&M since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed with the Commission by F&M (File No. 0-05929) under the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus: (i) F&M's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) F&M's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (iii) F&M's Current Reports on Form 8-K, dated October 22, 1997, December 2, 1997 and December 12, 1997.

         All documents filed by F&M pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

         Also incorporated by reference herein is the Merger Agreement, which is included as Appendix I to the Proxy Statement/Prospectus.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Proxy Statement/Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of F&M and PBV. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:
(1) competitive pressure in the banking industry increases significantly; (2) changes in the interest rate environment reduce margins; (3) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (4) changes occur in the regulatory environment; (5) changes occur in business conditions and inflation; and (6) changes occur in the securities markets.

                                TABLE OF CONTENTS

Available Information......................................................
Incorporation of Certain Information by Reference..........................
Cationary Statement Concerning Forward-Looking Information.................
Summary....................................................................
Comparative Per Share Information..........................................
Selected Financial Data....................................................
The Special Meeting........................................................
The Merger.................................................................
     Terms of the Merger...................................................
     Reasons for and Background of the Merger..............................
     Opinion of Financial Advisor..........................................
     Effective Date........................................................
     Surrender of Stock Certificates.......................................
     Conditions to the Merger..............................................
     Regulatory Approvals..................................................
     Business Pending the Merger...........................................
     Waiver, Amendment and Termination.....................................
     Resales of F&M Common Stock...........................................
     Accounting Treatment..................................................
     Interests of Certain Persons in the Merger............................
     The Option Agreement..................................................
     Certain Federal Income Tax Matters....................................
     Absence of Appraisal..................................................
     Certain Differences in Rights of Shareholders.........................
     Expenses of the Merger................................................
Market Prices and Dividends................................................
Peoples Bank of Virginia...................................................
     Business..............................................................
     Lending Activities....................................................
     Employees.............................................................
     Competition...........................................................
     Property..............................................................
     Security Ownership of Management......................................
Peoples Bank of Virginia Management's Discussion and Analysis of Financial
     Condition and Results of Operations...................................
Business of F&M ...........................................................
     History and Business..................................................
     F&M's Acquisition Program.............................................
Comparative Rights of Shareholders.........................................
Description of F&M Capital Stock...........................................
Experts....................................................................
Legal Opinions.............................................................
Other Matters..............................................................
Index to Financial Statements..............................................
APPENDICES
         I        Agreement and Plan of Reorganization and Plan of Merger
         II       Stock Option Agreement
         III      Opinion of Scott & Stringfellow, Inc.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete description of all the matters covered in this Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus including the Appendices hereto and the documents incorporated herein by reference. A copy of the Merger Agreement is set forth in Appendix I to this Proxy Statement/Prospectus and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices.

The Parties

         F&M. F&M is a multi-bank holding company headquartered in Winchester, Virginia. F&M has eleven subsidiary banks (the "Subsidiary Banks") that operate 108 banking offices and offer a full range of banking services principally to individuals and to small and medium-sized businesses in the Shenandoah Valley of Virginia, central and northern Virginia, the eastern panhandle of West Virginia, and the Maryland portion of the Washington D.C. metropolitan area. F&M was formed in 1969 to serve as the parent holding company of its then sole subsidiary bank, F&M Bank-Winchester, organized in 1902. Since its organization, F&M has acquired sixteen banks, which have expanded its market area and increased its market share in Virginia, West Virginia and Maryland. At September 30, 1997, F&M had total assets of $2.4 billion, total deposits of $2.1 billion and total shareholders' equity of $237 million. F&M's principal executive offices are located at 9 Court Square, Winchester, Virginia 22601, and its telephone number is (540) 665-4200. See "Selected Financial Data," and "Business of F&M."

         F&M Common Stock is listed and traded on the NYSE under the symbol
"FMN."

         PBV. PBV is a community bank headquartered in Chesterfield, Virginia. PBV opened for business in 1985 and currently operates four banking offices in Chesterfield County offering banking services to individuals and small to medium-sized businesses. Its primary market area is Chesterfield County. At September 30, 1997, PBV had total assets of $79.4 million, total deposits of $69.9 million, and total shareholders' equity of $8.0 million. The principal executive offices of PBV are located at 9970 Iron Bridge Road, Chesterfield, Virginia 23832, and its telephone number is (804) 271-5000. See "Selected Financial Data" and "Peoples Bank of Virginia." See also the consolidated financial statements of PBV accompanying this Proxy Statement/Prospectus.

The Special Meeting

         Time, Place and Purpose. The Special Meeting will be held on February ___, 1998 at 7:00 p.m. at PBV's Main Office located at 9970 Iron Bridge Road Chesterfield, Virginia 23832. At the Special Meeting, PBV shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement, attached hereto as Appendix I.

         Record Date. Only holders of record of PBV Common Stock at the close of business on January ____, 1998 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the record date, there were 282 holders of record of the 301,376 shares of PBV Common Stock then outstanding and entitled to vote at the Special Meeting. See "The Special Meeting."

Terms of the Merger

         The Merger Agreement provides that PBV will merge with and into F&M Bank-Richmond, which will be the surviving corporation of the Merger. Upon consummation of the Merger, each outstanding share of PBV Common Stock will automatically and without further action be exchanged for 2.58 shares of F&M Common Stock (the "Exchange Ratio"). No fractional shares of F&M Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest based on the average of the last sale prices of F&M Common Stock as reported on the NYSE Composite Transactions Reporting System for each of the ten consecutive trading days ending on the fifth business day prior to the Effective Date (as defined herein). The Exchange Ratio will be adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction with respect to F&M Common Stock. See "The Merger."

         The Merger Agreement further provides for the conversion upon consummation of the Merger of all stock options held by employees outstanding under PBV's 1993 Stock Option Plan into options to acquire shares of F&M Common Stock, appropriately adjusted to reflect the Exchange Ratio. See "The Merger Interests of Certain Persons in the Merger."

Recommendation of the Board of Directors of PBV

         The Board of Directors of PBV has unanimously approved the Merger and the Merger Agreement. The Board of Directors believes that the Merger is fair to and in the best interests of the shareholders of PBV and recommends that shareholders VOTE FOR the Merger and the Merger Agreement. In deciding to adopt the Merger Agreement and approve the transactions contemplated therein, the PBV Board considered a number of factors, including the financial condition, results of operations, and future prospects of PBV and F&M. See "The Merger - Background of and Reasons for the Merger."

Opinion of Financial Advisor

         Scott & Stringfellow, Inc. has served as financial advisor to PBV in connection with the Merger and has rendered its opinion to the PBV Board that the Exchange Ratio of 2.58 shares of F&M Common Stock for each share of PBV Common Stock is fair from a financial point of view to the PBV shareholders. For additional information concerning Scott & Stringfellow and its opinion, see "The Merger - Opinion of Financial Advisor" and the opinion of Scott & Stringfellow attached as Appendix III to this Proxy Statement/Prospectus.

Vote Required

         Approval of the Merger Agreement requires the affirmative vote of the holders of more than two-thirds of the shares of PBV Common Stock outstanding at the Record Date. As of the Record Date, directors and executive officers of PBV and their affiliates beneficially owned 39,181 shares of PBV Common Stock, or approximately 13.0% of the shares of PBV Common Stock outstanding on such date (exclusive of shares of PBV Common Stock subject to options and warrants). The directors and executive officers of PBV have indicated their intention to vote their shares of PBV Common Stock in favor of the Merger. See "The Special Meeting - Vote Required." The Board of Directors of F&M has approved the Merger Agreement. Approval of the Merger Agreement of F&M shareholders is not required by applicable law or regulation.

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, and broker "non-votes" will have the same effect as a vote against approval of the Merger Agreement.

Effective Date

         If the Merger is approved by the requisite vote of the PBV shareholders, all required governmental and other consents and approvals are obtained and the other conditions to the Merger are either satisfied or waived (as permitted), the Merger will be consummated and made effective at the date and time set forth on the Certificate of Merger issued by the Virginia State Corporation Commission (the "Effective Date"). The Merger is expected to be made effective on or about April 1, 1998. F&M and PBV each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by July 31, 1998. See "The Merger - The Effective Date."

Distribution of Stock Certificates and Payment for Fractional Shares

         As soon as practicable after the Effective Date, F&M shall cause American Stock Transfer & Trust Company, acting as the exchange agent (the "Exchange Agent"), to mail to each PBV shareholder a letter of transmittal and instructions for use in order to surrender the certificates representing shares of PBV Common Stock in exchange for certificates representing shares of F&M Common Stock. Cash (without interest) will be paid to PBV shareholders in lieu of the issuance of any fractional shares. See "The Merger - Surrender of Stock Certificates."

Certain Federal Income Tax Consequences

         The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Generally, no gain or loss should be recognized for federal income tax purposes by PBV shareholders as a result of the Merger, except with respect to any cash received in lieu of fractional share interests. A condition to consummation of the Merger is the receipt of an opinion from LeClair Ryan, legal counsel for F&M, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger.

         All shareholders should carefully read the discussion of the material federal income tax consequences of the proposed Merger under "The Merger Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors as to the federal, state, and local tax consequences in their particular circumstances.

Interests of Certain Persons in the Merger

         Certain members of PBV's management, as well as certain members of the PBV Board of Directors, have interests in the Merger in addition to their interests as shareholders of PBV. These include, among other things, provisions in the Merger Agreement relating to indemnification of directors and officers of PBV, the treatment of outstanding options with respect to PBV Common Stock, change of control employment agreements with F&M, and eligibility for certain F&M employee benefits. In each case, the PBV Board was aware of these potential interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Indemnification. F&M has generally agreed to indemnify, for a period of six years after the Effective Date, the officers and directors of PBV against certain liabilities arising prior to the Effective Date of the Merger. F&M has also agreed to provide directors' and officers' liability insurance for the present officers and directors of PBV for a period of three years after the Effective Date.

         Directors of F&M Bank-Richmond. All of the directors of PBV will become directors of F&M Bank-Richmond upon consummation of the Merger or as soon thereafter as practicable.

         Stock Options and Warrants. Certain officers and employees of PBV hold stock options under PBV's 1993 Stock Option Plan to acquire an aggregate of 6,842 shares of PBV Common Stock at exercise prices ranging from $14.46 to $30.00 per share. Such options, to the extent not exercised prior to the Effective Date, will be converted into options to acquire shares of F&M Common Stock, appropriately adjusted to reflect the Exchange Ratio.

         Agreement with Mr. Corbett. The Merger Agreement provides that F&M will enter into change-in-control employment agreements with Quentin L. Corbett, the President and Chief Executive Officer of PBV, on terms similar to those in effect for certain of the senior executive officers of the Subsidiary Banks. These agreements follow a standard form and provide for the continuation of employment and other benefits for a two year period following the occurrence of a "change in control" of F&M, as defined in the agreement. In the event of a termination of employment during this two year period other than for "cause" or by the officer for "good reason" or during a 45 day period immediately following the first anniversary of the date on which the change in control occurred, the officer will be paid in one lump sum an amount equal to one times the average annual taxable compensation he received during the five year period immediately prior to the year of the change of control.

         See "The Merger - Interests of Certain Persons in the Merger" and "The Merger - Terms of the Merger."

Regulatory Approvals

         The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the Virginia State Corporation Commission (the "Virginia SCC"), and may be subject to the approval of or notice to other regulatory authorities. Applications have been filed or will promptly be filed with such agencies. There can be no assurance that the approval of the Federal Reserve or the Virginia SCC will be obtained or as to the timing or conditions of such approvals. See "The Merger - Regulatory Approvals."

Conditions to Consummation of the Merger; Termination

         Consummation of the Merger is contingent upon the following unwaivable conditions: (i) receipt of the approval of the shareholders of PBV solicited hereby; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger; and (iii) satisfaction of certain other usual conditions, including the receipt of the tax opinion discussed above. Substantially all of the conditions to consummation of the Merger may be waived, in whole or in part, to the extent permissible under applicable law by the party for whose benefit the condition has been imposed, without the approval of the shareholders of that party. Shareholder and regulatory approvals, however, may not be waived. See "The Merger Representations and Warranties; Conditions to the Merger" and "The Merger Regulatory Approvals."

         The Merger Agreement may be terminated and the Merger abandoned notwithstanding shareholder approval (i) by mutual agreement of the Boards of Directors of F&M and PBV, (ii) by either F&M or PBV if the Effective Date has not occurred by July 31, 1998, except that the party whose failure to perform any obligation under the Merger Agreement resulted in the delay may not terminate as a result of the delay, or (iii) by either PBV or F&M if the satisfaction in any material respect of one or more conditions to that party's obligation to consummate the Merger becomes impossible of satisfaction. See "The Merger - Waivers, Amendment and Termination."

Option Agreement

         As a condition of F&M's entering into the Merger Agreement and to increase the probability that the Merger will be consummated, PBV and F&M entered into an Option Agreement, dated as of December 1, 1997 (the "Option Agreement"). The Option Agreement provides for the acquisition by F&M of up to 59,970 shares of PBV Common Stock (approximately 19.9% of the PBV Common Stock outstanding as of the date of the Merger Agreement), subject to adjustment, at an exercise price of $33.00 per share (the "F&M Option"). The Option Agreement is attached to this Proxy Statement/Prospectus as Appendix II.

         Exercise of the F&M Option is permitted only upon the occurrence of the events and subject to the limitations specified in the Option Agreement. See "The Merger - The Option Agreement."

Effect of the Merger on the Rights of PBV Shareholders

         Upon consummation of the Merger, PBV shareholders will become shareholders of F&M, and their rights as such will be governed by the Virginia Stock Corporation Act (the "Virginia SCA") and by the Articles of Incorporation and Bylaws of F&M. The rights of the shareholders of PBV are different in certain material respects from the rights of the shareholders of F&M. See "Comparative Rights of Shareholders."

Accounting Treatment

         It is intended that the Merger will be accounted for as a pooling of interests . It is a condition to F&M's obligation to consummate the Merger that it receive an opinion from its outside auditors that the Merger will be accounted for as a pooling of interests. See "The Merger - Accounting Treatment."

Absence of Dissenters' Rights

         Shareholders of PBV will not be entitled to dissent from the Merger and obtain the judicially determined fair value of their shares of PBV Common Stock in connection with the Merger. See "The Merger - Absence of Appraisal Rights."

Resales of F&M Common Stock

         Shares of F&M Common Stock received in the Merger will be freely transferable by the holders thereof, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and major shareholders) of PBV under applicable federal securities laws. See "The Merger - Resales of F&M Common Stock."

F&M's Acquisition Program

         F&M has expanded its market area and increased its market share through both internal growth and strategic acquisitions. During the ten year period beginning in 1988, F&M has acquired approximately $1.2 billion in assets and approximately $1.0 billion in deposits through twelve bank acquisitions. Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow F&M to enter new markets or increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and may, after the date of this Proxy Statement/Prospectus, enter into agreements to acquire one or more financial institutions.

         On December 12, 1997, F&M entered into an agreement for the acquisition of Bank of Alexandria, a Virginia chartered bank based in Alexandria, Virginia. The acquisition of Bank of Alexandria is subject to the approval of shareholders of Bank of Alexandria and the appropriate regulatory agencies and is expected to close in the second quarter of 1998. The acquisition of Bank of Alexandria is expected to be accounted for as a pooling of interests for financial reporting purposes and provides for a tax-free exchange of 0.942 of a share of F&M Common Stock for each common share of Bank of Alexandria. In connection with the proposed acquisition, Bank of Alexandria granted F&M a stock option representing approximately 19.9% of Bank of Alexandria's outstanding shares. At December 31, 1997, Bank of Alexandria had 686,461 common shares outstanding and 66,476 issuable upon outstanding stock options (excluding the stock option granted to F&M).

         Bank of Alexandria, headquartered in Alexandria, Virginia, had assets of $73.9 million as of September 30, 1997 and operates four banking offices in the Alexandria and surrounding area. See "Business of F&M's Acquisition Program."

         There can be no assurance that F&M will be able to successfully effect any additional acquisition activity, or that any such acquisition activity will have a positive effect on the value of shares of F&M Common Stock.

Market Prices

         F&M Common Stock is listed and traded on the NYSE under the symbol "FMN." PBV Common Stock is not registered on any exchange, traded in the over-the-counter market, or quoted by The Nasdaq Stock Market. There is currently no established public market for PBV Common Stock, which has periodically been sold in a limited number of privately negotiated transactions. Based on information made available to it, PBV believes that the per share selling price of PBV Common Stock ranged from $29.09 to $31.50 in 1997. There may, however, have been other transactions at other prices not known to PBV.

         The following table sets forth the last sale price of F&M Common Stock on the NYSE Composite Transactions List, the most recent sale price of PBV Common Stock to the best knowledge of PBV, and the equivalent price per share (as explained below) of PBV as of the close of business on December 1, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, and January ___, 1998, the last practicable date prior to the mailing of this Proxy Statement/Prospectus:

                                             Market Price Per Share
                               ------------------------------------------------
                                     F&M            PBV          Equivalent Per
                                Common Stock    Common Stock     Share Price (1)

                                ------------    ------------     ---------------

December 1, 1997..............      $32.25          $31.00            $83.20
January ___, 1998.............

---------------
(1) The equivalent per share price of PBV Common Stock at the specified dates represents the last sale price of a share of F&M Common Stock on such date multiplied by the Exchange Ratio of 2.58.

         Shareholders are advised to obtain current market quotations for F&M Common Stock. No assurance can be given as to the market price of F&M Common Stock at or after the Effective Date. See "Market Prices and Dividends."

                       COMPARATIVE PER SHARE INFORMATION

         The table below presents selected comparative unaudited per share information (i) for F&M on a historical basis and on a pro forma combined basis assuming the Merger had been effective during the periods presented and accounted for as a pooling of interests and (ii) for PBV on a historical basis and on a pro forma equivalent basis. The information shown below should be read in conjunction with the historical financial statements of F&M and PBV and the respective notes thereto included or incorporated herein by reference. Results for F&M and PBV for the nine months ended September 30, 1997 are not necessarily indicative of results to be expected for their entire fiscal years.

         The following information is presented for comparative purposes only and is not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of F&M that would have been achieved had the Merger been consummated as of the dates or for the periods indicated.


                                                                                           Year ended
                                                        Nine months ended                  December 31,
                                                          September 30            ----------------------------
                                                              1997                1996         1995         1994
                                                              ----                ----         ----         ----
Per Common Share:
Net Income:
   PBV-historical (1)..............................      $    2.52             $  3.23      $  2.50     $  2.04
   F&M-historical..................................           1.15                1.44         1.27        1.19
   Pro forma combined..............................           1.14                1.43         1.26        1.18
   PBV pro forma equivalent (2)....................           2.94                3.69         3.25        3.04

Cash Dividends Declared:
   PBV-historical..................................      $      --             $  0.25      $  0.21     $  0.17
   F&M-historical..................................           0.54                0.69         0.61        0.54
   Pro forma combined (3)..........................           0.54                0.69         0.61        0.54
   PBV pro forma equivalent (2)....................           1.39                1.78         1.57        1.39


                                                          September 30,                     December 31,
                                                              1997                              1996
                                                              ----                              ----
Book Value:

   PBV-historical..................................       $   26.65                         $   26.40
   F&M-historical..................................           11.80                             11.32
   Pro forma combined..............................           11.75                             11.29
   PBV pro forma equivalent (1)....................           30.32                             29.13

---------------
(1) After retroactive adjustments for stock dividends and including shares issuable under stock option plans, when dilutive.

(2) PBV pro forma equivalent amounts represents F&M's pro forma combined information multiplied by the Exchange Ratio of 2.58 shares of F&M Common Stock for each share of PBV Common Stock.

(3) Pro forma dividends per share represent historical dividends paid by F&M.

                             SELECTED FINANCIAL DATA

         The following table presents selected historical financial information for F&M and PBV. This information is derived from and should be read in conjunction with the historical financial consolidated statements of F&M and PBV and the respective notes thereto included in this Proxy Statement/Prospectus or in documents incorporated herein by reference. For each of F&M and PBV, income statement information for each of the years ended December 31, 1996, 1995 and 1994, and balance sheet information as of December 31, 1996 and 1995, are based on, and should be read in conjunction with, the consolidated audited financial statements of F&M and PBV included or incorporated herein by reference. See "Incorporation of Certain Information by Reference." All adjustments necessary to present a fair statement in accordance with generally accepted accounting principles of results of interim periods of F&M and PBV (which adjustments were of a normal recurring nature), in the opinion of the respective management's of F&M and PBV, have been included. Results for F&M and PBV for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for their entire fiscal years.

                            F&M National Corporation


                                          Nine Months Ended
                                            September 30,
                                                                                    Year Ended December 31,
                                     -------------------------    -----------------------------------------------------------------
                                       1997         1996           1996           1995          1994          1993          1992
                                       ----         ----           ----           ----          ----          ----          ----
                                                                   (In thousands, except per share data)


Income Data
  Interest income...............  $   132,890   $   125,241   $   168,034    $   158,529   $   139,806    $   124,103   $   119,886
  Interest expense..............       55,426        53,158        71,231         67,157        53,409         49,142        52,825
                                  -----------   -----------   -----------    -----------   -----------    -----------   -----------
  Net interest income...........       77,464        72,083        96,803         91,372        86,397         74,961        67,061
  Provision for loan losses.....        2,691         1,590         2,050          2,048         2,669          3,295         4,799
  Noninterest income............       17,499        15,139        20,745         19,518        18,541         17,634        14,464
  Noninterest expense...........       56,892        52,700        71,105         70,166        67,547         57,678        51,813
  Income taxes..................       12,106        11,266        15,095         12,841        10,450          9,770         7,246
                                  -----------   -----------   -----------    -----------   -----------    -----------   -----------
  Net income....................  $    23,274   $    21,666   $    29,298    $    25,835   $    24,272    $    21,852   $    17,667
                                  ===========   ===========   ===========    ===========   ===========    ===========   ===========

Per Share Data
  Net income....................  $      1.15   $      1.06   $      1.44    $      1.27   $      1.19    $      1.12   $      0.97
  Cash dividends................         0.54          0.48          0.69           0.61          0.54          0.58           0.41
  Book value, end of period.....        11.80         11.32         11.32          10.87          9.69           9.65          8.84
  Average shares outstanding....       20,239        20,412        20,409         20,368        20,381         19,563        18,261

Period End Balances

  Assets........................  $ 2,444,902   $ 2,273,689   $ 2,303,751    $ 2,207,989   $ 2,020,491    $ 1,940,967   $ 1,655,026
  Loans, net of unearned income.    1,528,029     1,395,065     1,439,108      1,296,204     1,209,511      1,120,866       919,067
  Securities....................      616,867       616,491       596,993        634,747       590,389        591,003       502,805
  Deposits......................    2,081,073     1,949,110     1,966,938      1,882,849     1,754,131      1,693,029     1,444,336
  Shareholders' equity..........      236,642       228,513       230,723        222,046       195,436        189,039       164,145

Performance Ratios  (1)
  Return on average assets......         1.32%         1.29%         1.30%          1.23%         1.21%          1.24%         1.13%
  Return on average equity......        13.22         12.80         12.89          12.18         12.50          12.46         11.99
  Dividend payout ratio.........        46.96         45.28         48.08          42.05         39.52          43.91         34.91

Capital Ratios
  Leverage......................         9.51%         9.70%         9.90%         10.09%         9.72%         10.34%        10.47%
  Risk-based:
     Tier 1 capital.............        14.89         15.82         15.53          15.94         14.87          15.69         17.30
     Total capital..............        16.08         17.07         16.78          17.19         16.12          16.94         18.55
  Average equity to average
   assets.......................         9.98         10.08         10.09          10.11          9.69           9.95          9.42

------------------
(1)  Annualized for the nine months ended September 30, 1997 and 1996.

                            Peoples Bank of Virginia




                                         Nine Months Ended
                                           September 30,                               Year Ended December 31,
                                     -------------------------   ------------------------------------------------------------------
                                        1997           1996         1996            1995          1994        1993         1992
                                        ----           ----         ----            ----          ----        ----         ----
                                                                    (In thousands, except per share data)


Income Data

  Interest income .............     $  4,188       $  4,024      $  5,261      $  4,884      $  4,064      $  3,783      $  4,192
  Interest expense ............        1,703          1,749         2,325         2,224         1,669         1,577         2,017
  Net interest income .........        2,485          2,275         2,936         2,660         2,395         2,206         2,175
  Provision for loan losses ...           18             23            33            18            37           111           385
  Noninterest income ..........          400            351           531           463           495           445           450
  Noninterest expense .........        1,709          1,552         1,987         2,002         1,927         1,917         1,920
  Income taxes ................          387            350           471           353           314           207            84
                                    --------       --------      --------      --------      --------      --------      --------
  Net income ..................     $    771       $    701      $    976      $    750      $    612      $    416      $    236
                                    ========       ========      ========      ========      ========      ========      ========

Per Share Data

  Net income (2) ..............     $   2.52       $   2.32      $   3.23      $   2.50      $   2.04      $   1.39      $   0.79
  Cash dividends ..............            0              0          0.25          0.21          0.17          0.15          0.00
  Book value, end of period ...        26.65          25.68         26.40         23.98         20.38         20.41         18.88
  Average shares outstanding ..          306            303           303           301           301           300           300

Period End Balances

  Assets ......................     $ 79,398       $ 73,770      $ 75,739      $ 69,530      $ 62,849      $ 54,357      $ 56,391
  Loans, net of unearned income       45,197         39,260        39,754        36,134        33,100        33,048        32,270
  Securities ..................       19,154         21,051        23,472        20,552        20,413        15,233        15,255
  Deposits ....................       69,917         65,093        66,391        61,061        55,547        47,532        48,113
  Shareholders' equity ........        8,032          6,967         7,206         6,547         5,562         5,062         4,673

Performance Ratios (1)

  Return on average assets ....         1.38%          1.31%         1.40%         1.18%         1.04%         0.77%         0.43%
  Return on average equity ....        13.55          14.04         14.69         12.87         11.52          8.68          5.17
  Dividend payout ratio .........         --             --          7.17          6.93          6.86          8.89            --

Capital Ratios
  Leverage ....................        10.32%          9.65%         9.79%         9.33%         9.01%         9.28%         8.26%
  Risk-based:
     Tier 1 capital ...........        17.94          16.09         16.80         15.51         15.81         13.34         12.03
     Total capital ............        19.19          17.34         18.05         16.76         17.07         15.84         13.25
     Average equity to average
     assets....................        10.18           9.34          9.41          9.20          9.27          8.91            --

-------------------
(1) Annualized for the nine months ended September 30, 1997 and 1996.
(2) After retroactive adjustment for stock dividend and including shares issuable under stock option plans, when dilutive.

                               THE SPECIAL MEETING

Date, Place and Time

         The Special Meeting will be held at the Main Office of PBV located at 9970 Iron Bridge Road, Chesterfield, Virginia on ___________, February ___, 1998 at 7:00 p.m.

Record Date

         Only shareholders of record at the close of business on January __, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting or any adjournment thereof. At the close of business on the Record Date, there were 301,376 shares of PBV Common Stock outstanding held by approximately 282 shareholders of record.

Vote Required

         Each share of PBV Common Stock outstanding on the Record Date entitles the holder to cast one vote upon each matter properly submitted at the Special Meeting. The affirmative vote of the holders of more than two-thirds of the shares of PBV Common Stock outstanding as of the Record Date, in person or by proxy, is required to approve the Merger Agreement.

         As of the Record Date, directors and executive officers of PBV and their affiliates, beneficially owned an aggregate of 39,181 shares of PBV Common Stock, or 13.0% of the shares of PBV Common Stock outstanding on such date (exclusive of shares of PBV Common Stock subject to outstanding options that are currently exercisable). Directors and executive officers of PBV have indicated an intention to vote their shares of PBV Common Stock in favor of the Merger.

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, and broker "non-votes" will have the same effect as a vote against approval of the Merger Agreement.

Voting and Revocation of Proxies.

         Shareholders of PBV are requested to complete, date and sign the accompanying form of proxy and return it promptly to PBV in the enclosed envelope. If a proxy is properly executed and returned in time for voting, it will be voted as indicated thereon. If a proxy is signed and returned without indicating any voting instructions, shares of PBV Common Stock represented by the proxy will be voted FOR the Merger Agreement.

         A proxy may be revoked at any time before it is voted by giving written notice of revocation to PBV by executing and delivering a substitute proxy to PBV or by attending the Special Meeting and voting in person. If a PBV shareholder desires to revoke a proxy by written notice, such notice should be mailed for receipt or delivered, on or prior to the meeting date, to Quentin L. Corbett, President, Peoples Bank of Virginia, 9970 Iron Bridge Road, Chesterfield, Virginia 23832.

Solicitation of Proxies

         PBV will bear the costs of this solicitation of proxies. Solicitations may be made by mail, telephone, telegraph or personally by directors, officers and employees at PBV, none of whom will receive additional compensation for performing such services. F&M shall pay all of the expenses of printing and mailing the Proxy Statement/Prospectus.

Recommendation

         The Board of Directors of PBV has unanimously approved the Merger Agreement and believes that the proposed transaction is fair to and in the best interests of PBV and its shareholders. The Board of Directors of PBV unanimously recommends that PBV shareholders VOTE FOR approval of the Merger Agreement.

                                   THE MERGER

         The following is a summary description of the material terms of the Merger, and is qualified in its entirety by reference to the Merger Agreement which is attached as Appendix I hereto. All holders of PBV Common Stock are urged to read the Merger Agreement in its entirety.

Terms of the Merger

         The Merger Agreement provides that PBV will merge with and into F&M Bank-Richmond, which will be the surviving corporation of the Merger. Upon consummation of the Merger, each outstanding share of PBV Common Stock will automatically and without further action be exchanged for 2.58 shares of F&M Common Stock (the "Exchange Ratio"). No fractional shares of F&M Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest based on the average of the last sale prices of F&M Common Stock as reported on the NYSE Composite Transactions Reporting System for each of the ten consecutive trading days ending on the fifth business day prior to the Effective Date. The Exchange Ratio will be adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction with respect to F&M Common Stock.

         The Merger Agreement further provides for the conversion upon consummation of the Merger of all stock options held by employees outstanding under PBV's 1993 Stock Option Plan into options to acquire shares of F&M Common Stock, appropriately adjusted to reflect the Exchange Ratio.

         All of the directors of PBV will become directors of F&M Bank-Richmond upon consummation of the Merger, and Quentin L. Corbett, President of PBV, will become Executive Vice President of F&M Bank-Richmond.

Reasons for and Background of the Merger

         In May 1997 the PBV Board of Directors met to review a five year business plan prepared by management of PBV. As it reviewed the business plan with management, the Board of Directors reached several conclusions:

           o As a result of the consolidation of both large banks and community banks in the Richmond, Virginia metropolitan area, PBV would need to grow in order to meet increasingly intense competition. Because a growing number of customers with multiple locations in the Richmond, Virginia metropolitan area were demanding it, the Board concluded that PBV, whose operations are in suburban Chesterfield County, Virginia would need to expand into the suburban County of Henrico, as well as into the City of Richmond.

           o PBV could not realize the economies of scale necessary to compete with larger financial institutions without substantial growth, but such growth and the necessary efforts to diversify PBV's income stream would involve large investments in assets, technology and personnel. The potential rewards from such investments were considered to be uncertain.

           o PBV concluded that its relatively low stock price could make it difficult to grow through acquisitions without diluting existing shareholders and that without acquiring other financial institutions, PBV likely would not be able to increase its deposits at a rate sufficient to fund the necessary growth in its assets.

           o As it concluded that continued growth involved significant risks and uncertain rewards, PBV also considered the possibility that if it were to wait several years or more to seek a merger with a larger institution, the interest of larger regional bank holding companies in acquiring an institution the size of PBV might diminish.

         The Board decided to consider acquisitions as a means of expanding and retained an investment advisor. At the June 23, 1997 meeting of PBV Board of Directors, a representative of Scott & Stringfellow, Inc. made a presentation to the Board on the estimated market value of PBV and an analysis of PBV's market and adjoining markets. He reviewed recent merger and acquisition activity in Virginia and presented an outlook of the future of community banking in the PBV market. During and after that meeting, the Board of Directors reviewed the information presented by Scott & Stringfellow and the five year business plan and concluded that PBV either should pursue a merger of equals with a community bank operating in the City of Richmond or Henrico County or, alternatively, should pursue an affiliation with a larger banking organization. Mr. Corbett, the Chief Executive Officer of PBV, held informal and inconclusive discussions with two other community banks in the Richmond, Virginia area. He also contacted F&M because, of the larger banking organizations operating in Richmond, Virginia and in the adjoining counties, F&M's presence (ten branch offices) was not so large that it could not be expanded and, additionally, there is no overlap between the F&M branch offices and the PBV branch offices. PBV also was aware that F&M historically has permitted its subsidiary banks to operate with a high degree of autonomy. Mr. Corbett, who served as executive vice president of F&M Bank-Richmond until 1992, was very familiar with F&M's operations and he advised the PBV Board that in his opinion, F&M would provide improved services to PBV customers without sacrificing personal service and local decision making.

         PBV also believed that an affiliation with a larger banking organization, such as F&M, could have advantages over a merger of equals transaction. F&M can provide products and technology to customers that PBV and most small banks cannot provide at this time and PBV was faced with the prospect of substantial expenditures to acquire the necessary technology. F&M has an array of products that PBV believes will enable it to better compete with larger banks, including master cards and visa cards, debit cards, voice response and trust services. Additionally, F&M common stock is listed on the New York stock exchange which is expected to provide greater liquidity to PBV shareholders than would result from a merger of equals.

         Discussions between Mr. Corbett and the Chairman of the Board of F&M began in July of 1997. F&M indicated the price that it might be willing to offer, which PBV considered inadequate. Because it believed that negotiations with other large banking organizations would not likely be fruitful, PBV held discussions with other community banks in its market area during July and August of 1997. None of those informal discussions ever ripened into formal negotiations.

         In September 1997 F&M again contacted PBV with a higher offer. The Board of Directors of PBV concluded that F&M's revised proposal was significantly more attractive than its original proposal and negotiations continued through the fall of 1997.

         In November 1997 PBV retained Scott & Stringfellow to review the F&M proposal and also retained counsel. On December 1, 1997 the PBV Board of Directors met to review the Agreement. At that meeting a representative of Scott & Stringfellow reviewed the proposed transaction with the Board of Directors and delivered the opinion of Scott & Stringfellow that the Merger is fair to the shareholders of PBV from a financial point of view. Counsel reviewed the terms of the Agreement with the Board of Directors. The Agreement was approved by the PBV Board of Directors and executed on behalf of PBV on December 1, 1997.

         In deciding to enter into the Merger Agreement, the PBV Board considered a number of factors. The PBV Board did not assign any relative or specific weights to the factors considered. Material factors considered were: the exchange ratio offered for PBV Common Stock; the financial condition and history of performance of F&M; diversification of risk associated with ownership of an institution with a broader geographic market area; the well capitalized position and earnings of F&M; the compatibility of the managements of the two organizations; and the ability of the PBV to remain involved as members of the F&M Bank Board. The PBV Board believes that the addition of resources resulting from the Merger will enable PBV to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in its market area. In addition, the PBV Board believes that the Merger will help provide PBV with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

         The PBV Board has concluded that the terms of the Reorganization Agreement, which were determined on the basis of arms-length negotiations, are fair to PBV shareholders. As explained, this conclusion is supported by the opinion of an independent financial advisor. In establishing the Exchange Ratio, the PBV Board also considered the market value and earnings per share of PBV Common Stock and F&M Common Stock; information concerning the financial condition, results of operations and the prospects of PBV and F&M; and the tax-free nature of the Reorganization to the shareholders of PBV to the extent they receive F&M Common Stock in exchange for their shares of PBV Common Stock.

         The Board of Directors of PBV believes that the Reorganization is in the best interests of PBV and its shareholders. The PBV directors have all committed to vote shares under their control in favor of the Reorganization to the extent of their fiduciary ability. The PBV directors unanimously recommend that PBV shareholders vote FOR the approval of the Reorganization Agreement.

Opinion of Financial Advisor

         In developing its Opinion, Scott & Stringfellow reviewed and analyzed:
(i) the Agreement; (ii) the Registration Statement and this Proxy Statement/Prospectus; (iii) PBV's audited financial statements for the three years ended December 31, 1996; (iv) PBV's unaudited financial statements for the nine months ended September 30, 1997 and 1996, and other internal information relating to PBV prepared by PBV's management; (v) information regarding the trading market for PBV's Common Stock and the F&M Common Stock and the price ranges within which the respective stocks have traded; (vi) the relationship of prices paid to relevant financial data such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in Virginia in recent years; (vii) F&M's annual reports to shareholders and its audited financial statements for the three fiscal years ended December 31, 1996; and (viii) F&M's unaudited financial statements for the nine months ended September 30, 1997 and 1996 and other internal information relating to F&M prepared by F&M's management. Scott & Stringfellow has discussed with members of PBV's and F&M's management past and current business operations, the background of the Merger, the reasons and basis for the Merger, results of regulatory examinations, and the business and future prospects of PBV and F&M individually and as a combined entity, as well as other matters relevant to its inquiry. Scott & Stringfellow has conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below. Finally, Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

         Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its Opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its Opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the managements of PBV and F&M as to the future financial performance of PBV and F&M, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of PBV and F&M nor was it furnished with any such appraisal.

         Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including a discounted cash flow analysis, a market comparable analysis, a comparable acquisition analysis, and a dilution analysis.

         Discounted Cash Flow Analysis. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of PBV Common Stock. Among other things, Scott & Stringfellow considered a range of asset and earnings growth for PBV of between 8.00% and 10.00% and a required equity capital level of 8.00% of total assets. A range of discount rates from 11.50% to 13.50% was applied to the cash flows resulting from the projections during the first five years and the residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates, less the projected long-term growth rate of PBV's earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered to be appropriate taking into account, among other things, PBV's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace, generally and particularly in the banking industry. The discounted cash flow analysis indicated a reference range of $43 to $54 per share for PBV Common Stock.
These values compare to the value of $81.91 per share of consideration for each share of PBV Common Stock as of December 1, 1997. Accordingly, the present value of PBV Common Stock was calculated at less than the value of the consideration to be received from F&M pursuant to the Agreement.

         Comparable Acquisition Analysis. Scott & Stringfellow compared the relationship of prices paid to relevant financial data such as tangible net worth, assets, deposits and earnings in 17 community bank and community bank holding company mergers and acquisitions in Virginia since January 1, 1995, representing all such transactions known to Scott & Stringfellow to have occurred during this period with the proposed Merger and found the consideration to be received from F&M to be within the relevant pricing ranges acceptable for such recent transactions. Specifically, based upon transactions announced in Virginia since January 1, 1995, other than the Merger, the average price to tangible book value in these transactions is 2.26x, compared with 3.10x for the Merger; the average price to earnings ratio was 18.99x, compared with 23.88x for the Merger; the average deal price to deposits was 23.73% compared with 35.87% for the Merger; the average deal price to assets was 20.50%, compared with 31.59% for the Merger; and the average tangible book premium to core deposits was 15.14%, compared to 28.46% for the Merger. For purposes of computing the information with respect to the Merger, $81.91 per share of consideration for each share of PBV Common Stock was used.

         Analysis of F&M and Bank Peer Group. Scott & Stringfellow analyzed the performance and financial condition of F&M relative to the Bank Peer Group consisting of Centura Banks, Inc., Crestar Financial Corp., FCNB Corp., F&M Bancorp, First Virginia Banks, MainStreet BankGroup, Mercantile Bankshares, One Valley Bancorp, and Union Bankshares. Certain financial information compared was, among other things, information relating to tangible equity to assets, loans to deposits, net interest margin, nonperforming assets, total assets, and efficiency ratio. Additional valuation information compared for the trailing twelve month period ended September 30, 1997, and stock prices as of December 1, 1997, was (i) price to tangible book value ratio which was 2.77x for F&M, compared to an average of 2.71x for the Bank Peer Group, (ii) price to last twelve months earnings ratio which was 20.75x for F&M, compared to an average of 19.43x for the Bank Peer Group; (iii) return on average assets which was 1.32% for F&M, compared to an average of 1.29% for the Bank Peer Group; (iv) return on average equity which was 13.17% for F&M, compared to an average of 13.80% for the Bank Peer Group; and (v) a dividend yield of 2.37% for F&M, compared to an average of 2.27% for the Bank Peer Group. Overall, in the opinion of Scott & Stringfellow, F&M's operating performance and financial condition were comparable to the Bank Peer Group average and F&M's market value was reasonable when compared to the Bank Peer Group.

         Dilution Analysis. Based upon publicly available financial information on PBV and F&M, Scott & Stringfellow considered the effect of the transaction on F&M and PBV. The immediate effect on F&M, assuming pretax cost savings and revenue enhancements of $115,000, was to decrease earnings per share by $0.01 or 0.23% and to decrease book value per share by $0.06 or 0.49%. The effect on PBV under the same assumptions is to increase dividends per share to $1.91 and to increase the December 1, 1997 market value of PBV of $33.00 per share to $81.91. This dilution analysis does not take into account the long-term benefits for the combined companies resulting from the combination. Scott & Stringfellow concluded from this analysis that the transaction would have a positive effect on PBV and PBV Common Stock shareholders in that, PBV's historical dividends and market value per share would increase after giving effect to the exchange ratio of F&M Common Stock to be received by PBV shareholders. See "Summary -- Comparative Per Share Data."

         The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by Scott & Stringfellow to the PBV Board or of the analyses performed by Scott & Stringfellow. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the terms of the Agreement are fair from a financial point of view to the PBV's shareholders.

         Pursuant to the engagement between PBV and Scott & Stringfellow, in exchange for its services, Scott & Stringfellow will receive a fee of $40,000 which is payable at closing.

         If the Merger is approved by the requisite vote of the shareholders of PBV, all required governmental and other consents are obtained (see "The Merger Regulatory Approvals") and the other conditions to the Merger are satisfied or waived (as permitted by the Merger Agreement or applicable law), the Merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia SCC pursuant to the Virginia SCA. The Effective Date will occur on the first day of the month following the month in which the conditions specified in the Merger Agreement have been satisfied or waived. See "The Merger - Conditions to the Merger."

         It is anticipated that the Effective Date will occur on or about April 1, 1998.

Surrender of Stock Certificates

         As soon as practicable after the Effective Date, F&M shall cause American Stock Transfer & Trust Company, acting as the exchange agent (the "Exchange Agent"), to mail to each PBV shareholder a letter of transmittal and instructions for use in order to surrender the certificates representing shares of PBV Common Stock in exchange for certificates representing shares of F&M Common Stock.

         PBV SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE SUCH INSTRUCTIONS.

         Promptly after surrender of one or more certificates for PBV Common Stock, together with a properly completed letter of transmittal, the holder of such certificates will receive a certificate or certificates representing the number of shares of F&M Common Stock to which he or she is entitled and, where applicable, a check for the amount payable in cash in lieu of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of F&M.

         Cash (without interest) will be paid to PBV shareholders in lieu of the issuance of any fractional shares.

         After the Effective Date, PBV shareholders will be entitled to vote the number of shares of F&M Common Stock into which their PBV Common Stock has been converted, regardless of whether they have surrendered their PBV certificates. The Merger Agreement provides, however, that no dividend or distribution payable to the holders of record of F&M Common Stock at or as of any time after the Effective Date will be paid to the holder of any PBV certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid (without interest).

Conditions to the Merger

         The obligations of F&M and PBV to consummate the Merger are subject to the following conditions, among, others: approval and adoption of the Merger Agreement by the requisite shareholder vote; receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the Boards of Directors of F&M or PBV, materially adversely affects the economic or business benefits of the Merger so as to render inadvisable or unduly burdensome consummation of the Merger; the absence of certain actual or threatened proceedings before a court or other governmental body relating to the Merger; receipt of a fairness opinion from Scott & Stringfellow; and the receipt of an opinion of counsel as to certain federal income tax consequences of the Merger. Also, under the terms of the Merger Agreement, F&M agreed that, following the Effective Date, it will indemnify those persons associated with PBV and its subsidiaries who are entitled to indemnification as of the Effective Date of the Merger.

         In addition, each party's obligation to effect the Merger, unless waived, is subject to performance by the other party of its obligations under the Merger Agreement, the accuracy, in all material respects, of the representations and warranties of the other party contained therein, and the receipt of certain opinions and certificates from the other party.

Regulatory Approvals

         As indicated above, the consummation of the Merger is conditioned on the prior approval of the Merger by the Federal Reserve and the Virginia SCA and any other state or federal regulatory agency having jurisdiction. As of the date hereof, all regulatory applications have been filed and accepted, but no approvals have been obtained. Although neither PBV nor F&M know of any reason that any approval should not be granted, there can be no assurance that necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the Merger, in the judgment of the Board of Directors of F&M or PBV, inadvisable or unduly burdensome.

Business Pending the Merger

         Until consummation of the Merger (or termination of the Merger Agreement), PBV is obligated to operate its businesses only in the ordinary and usual course, consistent with past practice and to use its best efforts to maintain its business organizations, employees and business relationships and retain the services of its officers and key employees. Until consummation of the Merger (or termination of the Merger Agreement) PBV may not, without the consent of F&M, among other things: (a) declare or pay dividends in excess of $0.25 per share on its capital stock; (b) solicit or encourage inquires or proposals with respect to, furnish any information relating to, or participate in any negotiations regarding any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, PBV or any business combination with PBV, except where the failure to do so would constitute a breach of the fiduciary or legal obligations of the PBV Board of Directors to the shareholders of PBV; (c) amend its charter or bylaws; (d) issue any capital stock, except upon exercise of rights or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization; or (e) purchase or redeem any of its capital stock.

         Pending consummation of the Merger, F&M has agreed that F&M and its subsidiary banks will operate their respective businesses in the ordinary course and use best efforts to preserve their respective properties, business and customer and employee relationships.

Waiver, Amendment and Termination

         At any time on or prior to the Effective Date, any term or condition of the Merger, except for the general conditions set forth in Section 5.1(a) - (d) of the Merger Agreement, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The Merger Agreement may be amended at any time prior to the Effective Date by agreement of the parties whether before or after the Special Meeting (except that the Exchange Ratio shall not be changed after approval of the Merger Agreement by the PBV shareholders). Any material change in a material term of the Merger Agreement would require a resolicitation of PBV's shareholders. Such a material change would include, but not be limited to, a change in the tax consequences to PBV's shareholders.

         The Merger Agreement may be terminated by F&M or PBV, whether before or after the approval of the Merger Agreement by the shareholders of PBV: (a) by mutual consent of PBV and F&M; (b) unilaterally by PBV or F&M, in the event that the Effective Date has not occurred on or before July 31, 1998, except that the party whose failure to perform any obligation under the Merger Agreement is the cause of the delay may not terminate the Merger based upon the delay; or (c) unilaterally by PBV or F&M if the satisfaction in any material respect of one or more conditions to the obligation of that party is rendered impossible of satisfaction. In the event of termination, the Merger Agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

Resales of F&M Common Stock

         All shares of F&M Common Stock received by PBV shareholders in connection with the Merger will be freely transferable, except that F&M Common Stock received by persons who are deemed to be "affiliates" of PBV for purposes of Rule 145 under the 1933 Act. To the best knowledge of PBV and F&M, the only persons who may be deemed to be affiliates of PBV subject to these limitations are the directors and executive officers of PBV.

Accounting Treatment

         It is anticipated that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of F&M and PBV are carried forward at their previously recorded amounts, income of the combined corporations will include income of F&M and PBV for the entire fiscal year in which the Merger occurs, and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the Merger.

         For the Merger to qualify as a pooling of interests, it must satisfy a number of conditions including that substantially all of the PBV Common Stock be exchanged for F&M Common Stock. In the event that any of the conditions to pooling of interests accounting is not satisfied, then the Merger would not qualify for pooling of interests accounting treatment, and a condition to the obligation of F&M to consummate the Merger would not be satisfied. Each of F&M and PBV have agreed that they will use their respective best efforts to ensure that the Merger will qualify for pooling of interests accounting treatment. In addition, affiliates of F&M and PBV have agreed that they will not sell any F&M Common Stock or PBV Common Stock within 30 days prior to the Effective Date, nor sell any F&M Common Stock until such time as F&M has published financial results covering at least 30 days of the combined operations of F&M and PBV after the Merger.

Interests of Certain Persons in the Merger

         Certain members of PBV's management, as well as certain members of the PBV Board of Directors, have interests in the Merger in addition to their interests as shareholders of PBV. These include, among other things, provisions in the Merger Agreement relating to indemnification of directors and officers of PBV, the treatment of outstanding options with respect to PBV Common Stock, change of control employment agreements with F&M, and eligibility for certain F&M employee benefits. In each case, the PBV Board was aware of these potential interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

         Indemnification. F&M has generally agreed to indemnify, for a period of six years after the Effective Date, the officers and directors of PBV against certain liabilities arising prior to the Effective Date of the Merger. F&M has also agreed to provide directors' and officers' liability insurance for the present officers and directors of PBV for a period of three years after the Effective Date.

         Directors of F&M Bank-Richmond. All of the directors of PBV will become directors of F&M Bank-Richmond upon consummation of the Merger or as soon thereafter as practicable.

         Stock Options and Warrants. Certain officers and employees of PBV hold stock options under PBV's 1993 Stock Option Plan to acquire aggregate of 6,842 shares of PBV Common Stock at exercise prices ranging from $14.46 to $30.00 per share. Such options, to the extent not exercised prior to the Effective Date, will be converted into options to acquire shares of F&M Common Stock, appropriately adjusted to reflect the Exchange Ratio.

         Agreement with Mr. Corbett. The Merger Agreement provides that F&M will enter into change-in-control employment agreements with Quentin L. Corbett, the President and Chief Executive Officer of PBV, on terms similar to those in effect for certain of the senior executive officers of the Subsidiary Banks. These agreements follow a standard form and provide for the continuation of employment and other benefits for a two year period following the occurrence of a "change in control" of F&M, as defined in the agreement. In the event of a termination of employment during this two year period other than for "cause" or by the officer for "good reason" or during a 45 day period immediately following the first anniversary of the date on which the change in control occurred, the officer will be paid in one lump sum an amount equal to one times his average annual taxable compensation he received during the five year period immediately prior to the year of the change of control.

         Employees and Benefit Plans. The Merger Agreement provides that the officers and employees of PBV will not change as a result of the Merger. As soon as administratively practicable following the Merger, employees of PBV will be entitled to participate in the F&M pension, benefit and similar plans on the same terms and conditions as employees of F&M. Employees of PBV will receive credit for their years of service to PBV for participation and vesting purposes only.

The Option Agreement

         The Option Agreement was entered into as a condition to F&M's entering into the Merger Agreement and is intended to increase the probability that the Merger will be consummated. Exercise of the F&M Option may tend to make the acquisition of a controlling interest in PBV more expensive to any prospective acquiror other than F&M, even if such an acquisition would be beneficial to PBV's shareholders. The existence of the F&M Option is intended to make it less likely that a prospective acquiror, other than F&M, will seek a business combination with PBV. The following is a brief summary of the F&M Option and is qualified in its entirety by reference to the Option Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix II and incorporated by reference herein.

         The Option Agreement permits the exercise by F&M of the PBV Option to acquire up to 59,970 shares of PBV Common Stock at a price of $33.00 per share, subject to adjustment upon the occurrence of certain events described below. The shares subject to the PBV Option represent approximately 19.9% of the outstanding shares of PBV Common Stock as of the date of the Merger Agreement.

         F&M may exercise the F&M Option, in whole or in part, at any time or from time to time, upon or after the occurrence of a "Purchase Event." As used in the Option Agreement, a "Purchase Event" means:

          (a) PBV shall have entered into an agreement with a person (other than F&M or its affiliates) to: (i) acquire, merge or consolidate with, or enter into any similar transaction with PBV, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of PBV, or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing more than 10% of the voting power of PBV;

          (b) any person shall have acquired beneficial ownership of more than 20% of the outstanding shares of PBV Common Stock; or

          (c) a bona fide proposal is made by any person (other than F&M or its affiliates) by public announcement or written communication that is or becomes the subject of public disclosure to acquire, merge or consolidate with, or enter into any similar transaction with PBV, and following such proposal the shareholders of PBV vote not to approve the Merger Agreement.

         PBV is required to notify F&M upon the occurrence of a transaction, offer or event giving rise to a Purchase Event. In the event F&M wishes to exercise the PBV Option, it must send PBV written notice specifying (i) the total number of shares it will purchase and (ii) the place and date not earlier than three business days nor later than 60 business days after the date on which such notice is given for the closing of such purchase. If prior notification to, or approval of, any federal or state regulatory agency is required, F&M will promptly file the required notice or application for approval and the period of time that otherwise would run pursuant to such notice period will run instead from the date on which the last required notification period has expired or has been terminated or such approvals have been obtained and any requisite waiting period has passed.

         The PBV Option will expire and terminate, to the extent not previously exercised, upon the earlier of (i) the Effective Date; (ii) the date on which the Merger Agreement is terminated, other than a termination based upon (a) a material breach by PBV of any covenant in the Merger Agreement or (b) the failure of PBV to obtain shareholder approval of the transactions contemplated by the Merger Agreement by the vote required by applicable law, in either case following the occurrence of a Purchase Event or (iii) twelve months after the Merger Agreement is terminated based upon a material breach by PBV of certain specified covenants or the failure of PBV to obtain shareholder approval of the transactions contemplated by the Merger Agreement by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

         In the event that PBV's capitalization changes by reason of stock dividend, split-up merger, recapitalization, combination, exchange of shares or the like, the number of shares subject to the PBV Option and the purchase price per share thereof will be adjusted so that the economic value of the PBV Option remains unaltered.

Certain Federal Income Tax Matters

         The following is a discussion of all material federal income tax consequences of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), to PBV shareholders who receive F&M Common Stock solely in exchange for PBV Common Stock and cash in lieu of fractional shares. The discussion does not deal with all aspects of federal taxation that may be relevant to particular PBV shareholders. Accordingly, because certain tax consequences of the Merger may vary depending upon the particular circumstances of each PBV shareholder and other factors, each PBV shareholder is urged to consult such holder's own tax advisor to determine the particular tax consequences to such holder of the Merger (including the application and effect of state and local income and other tax laws).

         This summary is based on current law and the advice of LeClair Ryan, legal counsel to F&M. The advice of LeClair Ryan set forth in this summary is based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger. Neither F&M nor PBV has requested a ruling from the Internal Revenue Service in connection with the Merger. To meet a condition to consummation of the Merger, F&M and PBV will receive from LeClair Ryan, counsel to F&M, an opinion as to certain federal income tax consequences of the Merger. Such opinion is not binding on the Internal Revenue Service.

         In the opinion of counsel, the Merger will constitute a tax-free reorganization under Section 368(a) of the Code, if consummated in the manner set forth in the Merger Agreement. Accordingly, among other things, in the opinion of such counsel:

         1. The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code;

         2. No gain or loss will be recognized by F&M or PBV as a result of the Merger;

         3. No gain or loss will be recognized by a PBV shareholder to the extent he or she receives F&M Common Stock solely in exchange for his PBV Common Stock pursuant to the Merger;

         4. The tax basis of the F&M Common Stock received by each PBV shareholder will be the same as the tax basis of the PBV Common Stock surrendered in exchange therefor; and

         5. The holding period for each share of F&M Common Stock received by each PBV shareholder in exchange for PBV Common Stock will include the period for which such shareholder held the PBV Common Stock exchanged therefor, provided such PBV Common Stock is a capital asset in the hands of such holder at the Effective Date.

         Any cash received by shareholders in lieu of the issuance of fractional shares could result in taxable income to the shareholders. The receipt of such cash will generally be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

Absence of Appraisal Rights

         Under Section 6.1-43 of the Virginia SCA, shareholders of PBV will not be entitled to dissent from the Merger and obtain the judicially determined fair value of their shares of PBV.

Certain Differences in Rights of Shareholders

         Both F&M and PBV are corporations subject to the provisions of the Virginia SCA. Shareholders of PBV, whose rights are governed by PBV's Articles of Incorporation and Bylaws, will, upon consummation of the Merger, become shareholders of F&M. The rights of the former PBV shareholders will then be governed by the Articles of Incorporation and Bylaws of F&M.

         There are no material differences between the rights of a PBV shareholder under PBV's Articles of Incorporation and Bylaws, on the one hand, and the rights of an F&M shareholder under the Articles of Incorporation and Bylaws of F&M, on the other hand, except as disclosed in the section "Comparative Rights of Shareholders."

Expenses of the Merger

         In general, whether or not the Merger is consummated, PBV and F&M will pay their own expenses incident to preparing, entering into and carrying out the Merger Agreement, and preparing and filing the Registration Statement of which this Proxy Statement/Prospectus is a part, except that F&M will pay the expenses of printing and mailing this Proxy Statement/Prospectus, and under circumstances involving willful and material breaches of certain provisions of the Merger Agreement.

         If either party willfully and materially breaches the Merger Agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the Merger Agreement is terminated by PBV because it is not approved by the PBV shareholders, PBV must pay 50% of F&M's costs in this transaction, up to $50,000.

                           MARKET PRICES AND DIVIDENDS

Market Prices

         F&M. F&M Common Stock is listed and traded on the NYSE under the symbol "FMN." The following table sets forth the high and low closing sales prices of F&M Common Stock as reported on the NYSE Composite Transactions List.


                                                                      Closing Sales Prices

                                             -----------------------------------------------------------------------
                                                     1998                      1997                     1996
                                               -----------------         -----------------        -----------------
                                               High         Low         High           Low         High         Low
                                               ----         ---         ----           ---         ----         ---

1st Quarter (through Jan. ___).........     $            $            $22.875        $19.625     $19.750      $17.250
2nd Quarter............................                                26.375         19.875      18.500       16.000
3rd Quarter............................                                30.438         26.000      19.375       17.250
4th Quarter............................                                36.250         28.563      21.375       18.125

         The closing price of F&M Common Stock on the NYSE Composite Transactions List on December 1, 1997, the last full trading day preceding the public announcement of the execution of the Merger Agreement, was $32.25 per share. The closing price of F&M Common Stock on the NYSE Composite Transactions List on January ____, 1998, the latest practicable date prior to the date of the Proxy Statement/Prospectus was $_____ per share.

         PBV. PBV Common Stock is not registered on any exchange, traded in the over-the-counter market, or quoted by The Nasdaq Stock Market. PBV Common Stock has periodically been sold in a limited number of privately negotiated transactions. Based on information made available to it, PBV believes that the per share selling price of PBV Common Stock ranged from $29.09 to $31.50 in 1997 and from $29.50 to $34.00 in 1996. Such prices do not necessarily reflect the price that would be paid in an active and liquid market. There may, however, have been other transactions at other prices not known to PBV.

         As of September 30, 1997, there were 7,881 record holders of F&M Common Stock. As of the Record Date, there were 282 record holders of PBV Common Stock.

Dividends

         The following tables reflect the cash dividends per share paid during each quarter on F&M Common Stock for the periods indicated. PBV declared and recorded an annual cash dividend of $0.25 in December of each of 1997 and 1996.

         The information in the table below concerning F&M may vary for certain periods from the dividends declared during the quarter in cases where the dividend was paid in the quarter following its declaration. In addition, the amounts shown for F&M have not been restated and adjusted to reflect (i) the acquisitions on October 1, 1996 of Allegiance Banc Corporation, on March 29, 1996 of FB&T Financial Corporation, and on April 6, 1995 of Bank of the Potomac. See "Selected Financial Data" for such restated dividend information for F&M.

         F&M

                                                   1997       1996       1995
                                                   ----       ----       ----

1st Quarter...................................     $0.180    $0.160     $0.150
2nd Quarter...................................      0.180     0.160      0.150
3rd Quarter...................................      0.185     0.175      0.150
4th Quarter...................................      0.185     0.230      0.160

         F&M or F&M Bank-Winchester has paid regular cash dividends for more than 55 consecutive years.

         F&M is a legal entity separate and distinct from its subsidiaries, and its revenues depend primarily on the payment of dividends from its subsidiary banks. F&M's subsidiary banks are subject to certain legal restrictions on the amount of dividends they are permitted to pay to F&M. For example, a Virginia chartered bank, of which there are nine within the F&M system, is prohibited from paying a dividend that would impair its paid-in capital. In addition, the Virginia SCC may limit the payment by any Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Under current federal law, insured depository institutions, such as the Subsidiary Banks, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is defined in federal law). Based on the Subsidiary Banks' current financial condition, F&M does not expect that this provision will have any impact on its ability to obtain dividends from its insured depository institution subsidiaries.

         As a result of these legal restrictions, there can be no assurance that dividends would be paid in the future by F&M's bank subsidiaries. The final determination of the timing, amount and payment of dividends on F&M Common Stock is at the discretion of F&M's Board of Directors and will depend upon the earnings of F&M and its subsidiaries, principally its subsidiary banks, the financial condition of F&M and other factors, including general economic conditions and applicable governmental regulations and policies.

                            PEOPLES BANK OF VIRGINIA

Business

         Peoples Bank of Virginia ("PBV") is a community bank headquartered in Chesterfield, Virginia. PBV opened for business in 1985 and currently operates four branches in Chesterfield County, and one remote ATM in the City of Colonial Heights. PBV also operates an operations center in Chesterfield.

         Principal Market Area. The primary service area of PBV is Chesterfield County. PBV also serves customers in surrounding counties and portions of the City of Richmond. PBV solicits business from individuals and small- to medium-sized businesses within these service areas. PBV's present intention is to continue to concentrate its activities in its current service area while evaluating expansion opportunities in surrounding counties.

         Banking Services. PBV provides a wide range of banking services including various deposit products, loan services, automated teller machines, ATM cards, and telephone banking. No material portion of PBV's deposits has been obtained from a single or small group of customers and the loss of deposits of any one customer or of a small group of customers would not have a material adverse effect on the business of PBV.

Lending Activities

         PBV's primary focus is on making loans to individuals and small businesses within its market area. PBV's legal lending limit to any one customer was approximately $1.2 million at September 30, 1997. PBV had $10.8 million in loan commitments, including lines of credit, outstanding at September 30, 1997.

         Commercial Business Lending. PBV's commercial loans are made primarily to service, retail and wholesale businesses in PBV's market area. Such loans are generally collateralized by real estate, business assets, and personal guarantees, and have a higher degree of risk than residential mortgage loans. To manage the risks associated with its commercial loan portfolio, PBV correlates risk with the interest rates charged on commercial loans, maintains specific reserves where necessary, and maintains an internal watch system to monitor the financial condition of these borrowers and the market value of associated collateral. Due to the diversification of the local economy, no significant concentrations of credit exist in any single industry with the exception of residential construction, which is addressed below.

         Commercial business loans generally have a higher degree of risk than residential mortgage loans, but also offer commensurately higher yields. Pricing of commercial business loans is tied to the prevailing interest rate, at a factor over prime. Pricing decisions in individual cases are based on perceived credit risk and anticipated administrative costs. Pricing on commercial loans also takes into account any depository relationship between the borrower and PBV, which in many cases, can provide for both a stable lending and depository relationship. Although PBV typically looks to the borrower's cash flow as the principal source of repayments of these types of loans, the large majority of PBV's commercial loans are secured by assets, such as real estate and other forms of collateral. In addition, PBV's commercial loans are personally guaranteed by the principals of the business as necessary under PBV's credit standards.

         Real Estate Construction Loans. PBV's construction loans for residential purposes are generally structured as construction-only loans where the borrower is a contractor building pre-sold homes. PBV obtains a first lien on the security property as collateral for its construction loans, limits loan amounts to 80% of the appraised value, and limits its lending activities to borrowers with demonstrated financial strength. PBV has not experienced losses involving its construction loan portfolio. In some cases, PBV extends lines to established contractors for speculative construction. In these cases, the loan amount is limited to 75% of the appraised value. Commercial construction loans are generally structured as construction-permanent loans where the borrower will convert the construction loan to term financing and remain a permanent mortgage customer of PBV.

         Residential Mortgage Lending. The residential mortgage loans made by PBV have a 3 and 5 year fixed rate feature with terms up to 10 years. Its lending and asset/liability strategies currently do not allow PBV to maintain conventional long-term fixed rate mortgage loans. However, PBV has established a relationship with a third party for placement of loan requests for this type, for which PBV earns a portion of the origination fees associated with these types of loans.

         Consumer Lending. PBV currently offers most types of consumer installment loans. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in PBV's market area.

         Credit Policies and Loan Administration. PBV has adopted a comprehensive lending policy which includes stringent underwriting standards for all types of loans and pricing guidelines, as well as the "New Standards for Prudent Real Estate Lending" set forth in a recent FFIEC opinion statement. PBV's policy specifies "permitted" loans, as well as "undesirable and prohibited" loans. Collateral requirement and maturity limits also are addressed. In an effort to manage risk, all credit decisions are made according to prescribed lending authorities for each loan officer and the Loan Committee of the Board. These lending authorities are approved by the full Board.

Employees

         On September 30, 1997, PBV had 30 full-time and 11 part-time employees. None of its employees are represented by any collective bargaining agreements, and relations with employees are considered excellent.

Competition

         PBV's primary market is generally defined as Chesterfield County. PBV is subject to intense competition from various other financial institutions and other companies that offer financial services. Among financial institutions, the primary method of competition is the efficient delivery of diversified quality services at competitive prices.

Property

         PBV currently operates four retail facilities, which are located at 5756 Hopkins Road (in an out-parcel of Meadowbrook Plaza Shopping Center), 9970 Iron Bridge Road (at Chesterfield Courthouse), 11010 Hull Street Road (in an out-parcel of Genito Crossing Shopping Center), and 11450 Midlothian Turnpike (in an out-parcel of Chesterfield Towne Center Shopping Mall). In addition, PBV houses its operations center in the same building as its Hopkins Road branch location, in which data processing functions are housed. The corporate headquarters is housed in the Iron Bridge Road location, where the greatest concentration of deposits and loans are serviced. All offices are physically equipped to provide all services available at PBV, including ATM service except for the Hopkins Road location which does not have an ATM. PBV also operates an ATM at the Southpark Exxon at 901 Southpark Boulevard in the City of Colonial Heights. This ATM operates as a cash-dispensing machine only.

         The Iron Bridge Road and Genito Crossing branches are owned by the Bank. The other locations are leased under leases containing varying terms and maturities.

Security Ownership of Management

         The following table sets forth information as of September 30, 1997 regarding the number of shares of PBV Common Stock beneficially owned by all directors of PBV, by the executive officers of PBV and by all directors and executive officers as a group. For the purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 under the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended, under which, in general, a person is deemed to be a beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose or direct disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

                                        Common Stock        Percent of
Name                                 Beneficially Owned       Class
----                                 ------------------       -----

Director

W. S. Carnes ......................         1,018               *
Quentin L. Corbett ................         2,740               *
Read F. Goode .....................         5,856              1.9%
A. Lee Hanbury ....................         4,724              1.6
Seale F. Moorer, Jr ...............         3,951              1.3
Thomas L. Newton, Jr ..............           719               *
Thomas E. Pruitt ..................        14,633              4.9
Oliver D. Rudy ....................         2,195               *
J. Kenneth Timmons ................         1,235               *

All executive officers
  And directors as a group
  (12 persons) ....................        39,181             13.0

--------------------------
* Represents less than 1% of the outstanding shares of PBV Common Stock.

                            PEOPLES BANK OF VIRGINIA
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion provides information about the major components of the results of operations and financial condition of PBV. This discussion and analysis should be read in conjunction with PBV's consolidated financial statements and accompanying notes.

Financial Condition

         At September 30, 1997, total assets were $79.4 million, compared to $73.8 million at September 30, 1996 and $75.7 million at December 31, 1996. Deposits at September 30, 1997 were $69.9 million, compared to $65.1 million and $66.4 million at September 30, 1996 and December 31, 1996, respectively.

         In 1996 PBV experienced asset growth of $6.2 million (8.9%) compared to asset growth of $6.7 million (10.6%) in 1995. In 1996 PBV had net income of $976 thousand or $3.23 per share, compared to net income of $750 thousand or $2.5 per share in 1995. Asset growth was due to increased loan balances, which were funded by increased deposits. Increased earnings resulted primarily from increased net interest income as well as continued management of non-interest expense.

Net Income

         For the nine months ended September 30, 1997, net income was $771 thousand, or $2.52 per share, compared to $701 thousand, or $2.32 per share, for the same period in 1996, an increase of 10.0%. The principal reason for the increase in net income was a 9.5% increase in net interest income, which was $2.5 million for the first nine months of 1997, compared to $2.3 million for the same period in 1996.

         Net income for the year ended December 31, 1996 of $976 thousand was an increase of 30.1% over the year ended December 31, 1995. The increase in net income during 1996 reflects primarily an increase in the lending volume, and control of non-interest expense. In addition, deposit volume increased by 8.7% while the total cost of those deposits increased by only 4.5%, thereby contributing substantially to the improvement in net income.

         PBV's return on average equity increased for the year ended December 31, 1996 when compared to the year ended December 31, 1995. The return on average equity was 14.69% for the year ended December 31, 1996, compared to 12.87% for 1995. PBV's return on average assets was 1.40% and 1.18% for December 31, 1996 and 1995, respectively.

         PBV is not aware of any current recommendations by the bank regulatory authorities which, if implemented, would have a material effect on its liquidity, capital reserve or results of operations. There are no agreements between PBV and either the FDIC or the SCC, nor has either regulatory agency made any recommendations concerning the operations of PBV that could have a material effect on its liquidity, capital reserves or results of operations.

Net Interest Income

         Net interest income is the difference between interest income and interest expense and represents PBV's gross profit margin. For comparative purposes, the income from tax-exempt securities and loans is adjusted to a tax-equivalent basis. This adjustment, based on the statutory federal corporate tax rate of 34 percent, causes tax exempt income and resultant yields to be presented on a basis comparable with income and yields from fully taxable earning assets. The net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by PBV on its average earning assets. Net interest income and the net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities used to fund those assets.

         Table 1 presents average balances, related interest income and expense, and average yield/cost rate for the first nine months of 1997 and for each of the last two years. Table 2 reflects changes in interest income and interest expense resulting from changes in average volume and changes due to rates.

Table 1: Average Balances, Interest Income and Expenses, and Average Yields and Rates


                                            Nine Months Ended                             Years Ended
                                              September 30,                              December 31,

                                        ---------------------------  ----------------------------------------------------
                                                   1997                        1996                        1995
                                        --------------------------- -------------------------- --------------------------
                                                 Interest                    Interest                    Interest
                                        Average  Income/   Yield/   Average  Income/   Yield/   Average   Income/   Yield/
                                        Balance  Expense    Rate    Balance  Expense    Rate    Balance   Expense    Rate

                                        -------  -------    ----    -------  -------    ----    -------   -------    ----
                                                                 (Dollars in thousands)

  Assets:

    Securities (1)....................  $22,069   $1,001    6.05%   $22,822   $1,414    6.20%   $19,589   $1,237     6.31%
    Federal funds sold................    4,723      194    5.48      5,841      310    5.31      5,356      313     5.84
    Loans (net).......................   42,483    3,023    9.49     38,297    3,576    9.34     35,027    3,554     9.58
                                         ------    -----             ------    -----             ------    -----
      Total earning assets............   69,275    4,218    8.12     66,960    5,300    7.92     59,972    4,904     8.18
  Non-interest earning assets:........
    Cash and due from banks...........    3,646                       3,195                       3,022
    Premises and equipment............    1,483                       1,553                       1,611
    Other assets......................      787                         815                         762
    Less: allowance for loan losses...

                                            603                         578                         530
                                            ---                         ---                         ---
      Total assets....................  $74,588                     $71,945                     $64,847
                                        =======                     =======                     =======

  Liabilities and Stockholders' Equity:
  Interest-bearing deposits:

    Money Market and NOW accounts.....  $17,213   $  348    2.70%   $16,262   $  427    2.63%   $14,099   $  419     2.97%
    Regular savings...................    6,382      143    2.99      6,222      187    3.01      5,283      159     3.01
    Time deposits <$100,000...........   21,092      877    5.54     23,612    1,328    5.62     21,654    1,243     5.74
    Time deposits > $100,000..........    7,883      304    5.14      6,473      342    5.28      6,462      344     5.32
                                        -------   ------            -------   ------            -------   ------
    Total interest-bearing deposits...   52,570    1,672    4.24     52,569    2,284    4.34     47,498    2,165     4.56
                                                                                                           -----
  Securities sold under agreements to
    repurchase........................    1,403       31    2.95      1,351       41    3.03      1,844       59     3.20
                                          -----  -------            -------  -------            -------  -------
      Total Interest-bearing             53,973    1,703    4.21     53,920    2,325    4.31     49,342    2,224     4.51
    liabilities.......................
  Non-interest bearing liabilities:

    Demand deposits...................   12,564                      10,778                       9,058
    Other liabilities.................      455                         474                         471
                                        --------                    --------                        ---
    Total liabilities.................   66,992                      65,172                      58,871
  Stockholders' equity................    7,596                       6,773                       5,966
                                        --------                    --------                      -----
    Total liabilities and
    stockholders' equity                 $74,588                     $71,945                    $64,837
                                         =======                     =======                    =======

  Net interest income.................            $2,515                      $2,975                      $2,680
                                                  ======                      ======                      ======
  Interest rate spread (2) (4)........                      3.91%                       3.60%                        3.67%
  Interest expense as a percent of
    average earning assets (4)........                      3.28%                       3.47%                        3.71%
  Net interest margin (3) (4).........                      4.84%                       4.44%                        4.47%
-----------------
(1)  Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.
(2)  Interest spread is the average yield earned on earning assets, calculated on a fully taxable equivalent basis, less the average rate incurred on interest-bearing liabilities.
(3)  Net interest margin is the net interest income, calculated on a fully taxable basis assuming a federal income tax rate of 34%, expressed as a percentage of average earning assets.
(4)  Annualized for the nine months ended September 30, 1997 and 1996.


         Interest income and interest expense are affected by changes in both average interest rates and average volumes of interest-earning assets and interest-bearing liabilities. The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                        Table 2: Volume and Rate Analysis


                                    Nine Months Ended               Years Ended
                                      September 30                 December 31,

                              ---------------------------------------------------------
                                      1997 vs. 1996                1996 vs. 1995
                                      -------------                -------------
                                   Increase (decrease)          Increase (decrease)
                                   Due to changes in:            Due to changes in:

                               Volume     Rate      Total    Volume     Rate     Total

                               ------     ----      -----    ------     ----     -----
                                                               (Dollars in thousands)

Increase (decrease) in:
Earning assets:............

  Securities...............      $(43)     $(31)     $(74)  $  201    $ (43)   $ 158
  Federal funds sold.......       (22)        6       (16)      28      (31)     (3)
  Loans....................        324      (71)      253      321      (71)     250
                              --------  --------- --------  -------      -----  ------
    Total..................      $ 259     $(96)    $ 163   $  550    $(145)   $ 405

Interest expense:..........

  Money market & NOW.......      $  23     $ 12     $  35   $   64    $ (56)   $   8
  Regular savings..........          6       (1)        5       28       (0)      28
  Time deposits <$100,000         (131)     (17)     (148)     112      (27)      85
  Time deposits >$100,000           70      (11)       59        1       (3)      (2)
                -
  Securities sold under

  agreements to repurchase.          3        0         3      (16)      (2)     (18)
                              --------  --------  --------  --------  --------  ------
    Total..................        (29)     (17)      (46)     189      (88)     101

Net interest earnings......      $ 288     $(79)    $ 209   $  361    $ (57)   $ 304
                                 =====     ======    =====   ======    ======   =====

* The change in interest income due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

         In the nine months ended September 30, 1997, net interest income was $2.5 million, compared to $2.3 million for the same period in 1996. The annualized net interest margin increased to 4.84%, compared to 4.63% for the nine months ended September 30, 1996 and increased compared to 4.44% for the year ended December 31, 1996.

         Improvements in the margin were primarily driven by increased lending in commercial real estate and residential construction. These loans generate fee income which translates to improvement in the margin. Typically the inherent risk in such loans would commend higher interest rates, but real estate within Chesterfield County is continually appreciating and is projected to do so, therefore, the high quality portfolio created by these loans must be priced carefully to preserve the margins and continue to make the loan. Construction loans are generally short-term so that portion of the portfolio can be "turned" more often increasing the fees and interest.

         The net interest margin remained almost unchanged in 1996 and 1995, at 4.56% and 4.58%, respectively. This was due to a similar growth in both the loans and deposits but no significant improvement in the loan to deposit ratio.

         Net interest income and the net interest margin benefited in 1996 from a 11.6% increase in average earning assets. The loan portfolio experienced growth throughout 1996, and average loans increased 9.3% during the year. Securities, on average, increased 16.5% in 1996.

         Influenced by interest rate trends, competitive factors, and management's efforts to stabilize PBV's expenses associated with obtaining and maintaining deposits, its average cost of funds declined in 1996 from 4.31% compared to 4.51% in 1995.

Interest Sensitivity

         An important element of earnings performance and the maintenance of sufficient liquidity is proper management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest sensitive assets and liabilities in a specific time interval. This gap can be managed by repricing assets or liabilities, which can be effected by replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities maturing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.

         PBV determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing and off-balance-sheet commitments. These decisions are based on management's outlook regarding future interest rate movements, the state of the local and national economy, and other financial and business risk factors.

         The following tables present PBV's interest sensitivity position at September 30, 1997 and at December 31, 1996. This is a one-day position which continually is changing and is not necessarily indicative of PBV's position at any other time.

                     Table 3: Interest Sensitivity Analysis


                                                                       September 30, 1997 (1)

                                                  ------------------------------------------------------------------
                                                  Within        3-12         1 to 5           Over
                                                 3 Months       Months        Years         5 Years         Total

                                                 ---------      ------        -----         -------         -----
                                                                       (Dollars in thousands)

Earning Assets:

  Loans......................................     $ 15,826     $    5,093     $ 24,269      $    618     $ 45,806
  Investment securities, at amortized cost...            -              -            -             -            -
  Securities available for sale, at fair value       2,501          3,699       12,611           343       19,154
  Federal funds sold.........................        8,850              -            -             -        8,850
                                                  --------     ----------     --------      ----------   --------
    Total earning assets.....................     $ 27,177     $    8,792     $ 36,880      $    961     $ 73,810

Interest Bearing Liabilities:
  Deposits:

    NOW & Savings............................     $  6,388          4,029     $  5,696      $      -     $ 16,113
    Money Market.............................        4,801          2,400        2,400             -        9,601
    Time deposits, $100,000 and over.........        3,722          3,739        2,680           397       10,538
    Other time deposits......................        3,019          8,983        4,909         1,712       18,623
  Securities sold under agreements to
       repurchase............................        1,147              -            -             -        1,147
                                                     -----     ----------     --------      --------     --------
      Total interest-bearing liabilities.....      $19,077     $   19,151     $ 15,685         2,109     $ 56,022

Period Gap...................................     $  8,100     $  (10,359)    $ 21,195      $ (1,148)    $ 17,788
Cumulative Gap...............................     $  8,100     $   (2,259)    $ 18,936      $ 17,788
Ratio of cumulative gap to total earning
  assets.....................................        10.95%         (3.05)%      25.60%        24.10%
Ratio of interest-earning assets to
  interest-bearing liabilities...............       142.46%         45.91%      235.13%        45.55%
Cumulative ratio of interest-earning assets to
  interest-bearing liabilities...............       142.46%         94.09%       83.02%       131.75%


            Table 3: Interest Sensitivity Analysis

                                                                        December 31, 1996 (1)

                                                  --------------------------------------------------------------
                                                       Within          3-12       1 to 5         Over
                                                    3 Months         Months        Years      5 Years      Total
                                                    ---------        ------        -----      -------      -----
                                                                       (Dollars in thousands)

Earning Assets:
  Loans......................................     $  13,804    $   4,108     $  21,121    $     721    $  39,754
  Investment securities, at amortized cost...             -    -             -            -            -
  Securities available for sale, at fair value        1,405        6,018        15,712          337       23,472
  Federal funds sold.........................         7,055            -             -            -        7,055
                                                               ---------     ---------    ---------    ---------
    Total earning assets.....................     $  22,264    $  10,126     $  36,833    $   1,058    $  70,281
                                                  ---------    ---------     ---------    ---------    ---------

Interest Bearing Liabilities:
  Deposits:

    NOW and savings..........................     $   6,518    $   4,101     $   5,783    $       -    $  16,402
    Money Market.............................         3,869        1,935         1,935            -        7,739
    Time deposits, $100,000 and over.........         2,290        3,787         3,266          277        9,620
    Other time deposits......................         3,964        7,885         5,651        1,699       19,199
                                                  ---------    ---------     ---------    ---------    ---------
    Securities sold under agreements to
     repurchase..............................         1,739            -             -            -        1,739
                                                  ---------                                            ---------
      Total interest-bearing liabilities.....     $  18,380    $  17,708     $  16,635    $   1,976    $  54,699
                                                  ---------    ---------     =========    =========    ---------

Period Gap...................................     $   3,884       (7,582)       20,198         (918)      15,582
Cumulative Gap...............................     $   3,884       (3,698)       16,500       15,582
Ratio of cumulative gap to total earning
  assets.....................................          5.52%       (5.25)%        23.43%      22.17%
Ratio of interest-earning assets to interest-
  bearing liabilities........................        121.13%        57.18%       221.42%      53.54%
Cumulative ratio of interest-earning assets
to interest-bearing interest-bearing
liabilities..................................        121.13%        89.75%        80.64%     128.49%

----------------
(1) The repricing dates may differ from maturity dates for certain assets due to prepayment assumptions.

         As of September 30, 1997 PBV had $8.1 million more in assets than liabilities subject to repricing within three months or less and was, therefore, in an asset sensitive position. The cumulative gap at the end of one year was a negative $2.3 million and, therefore in a liability-sensitive position. All NOW, Savings, and Money Market accounts can be repriced daily; however, a study of deposit trends and true sensitivity to interest rate movement has verified that those accounts may be spread as shown in the table above, and indeed are not particularly rate-sensitive. The one year negative gap position reflects the placement of those deposits in this way and the trend in time deposits to 1 year maturities. In this presentation, approximately $38.2 million, or 68.2% of PBV's interest-bearing liabilities, matures or reprices within one year or less. An asset-sensitive institution's net interest margin generally will be impacted favorably by increasing interest rates, while that of a liability sensitive institutions will be impacted favorably by declining interest rates. To reduce the impact of shifts in prevailing rates, a significant portion of PBV's loan portfolio is either short-term or based upon a floating rate.

Noninterest Income

         Noninterest income includes service charges and other income from services rendered by PBV. In addition, other operating income includes gains and losses realized from the sales and calls of investment securities and other income items.

         In the nine months ended September 30, 1997 noninterest income was $400 thousand compared to $351 thousand for the same period in 1996. The increase is attributable to growth in usage volume of the Bank's products and services as well as introduction of new fee-generating services.

         Noninterest income increased from $463 thousand in 1995 to $531 thousand in 1996, due in part to securities gains of $47,000 in 1996.


                           Table 4: Noninterest Income


                                                 Nine Months Ended                      Years Ended
                                                   September 30,                       December 31,

                                                   -------------                       ------------
                                                 1997          1996          1996           1995
                                                 ----          ----          ----           ----
                                                                    (Dollars in thousands)


Service charges on deposit accounts......    $    303      $    274      $    392       $    379
Other fees and commissions...............          99            55            92             84
                                             --------      --------      --------       --------
Non-interest income......................         402           329           484            463
Securities gains, net....................          (2)           22            47              -
                                             ---------     --------      --------       --------
Total noninterest income.................    $    400      $    351      $    531       $    463
                                             ========      ========      ========       ========

Noninterest Expense

         In the nine months ended September 30, 1997 noninterest expense was $1.7 million, compared to $1.6 million for the same period in 1996.

         Noninterest expense was unchanged at $2.0 million in 1995 and 1996. The category with the largest decrease as compared to 1995 was other operating expenses, which decreased 11.0% in 1996. Expense factors involved in this decrease included renegotiation of the Bank's data processing services contract, as well as reduction in consultant fees. The cost of providing deposit insurance from the Federal Deposit Insurance Corporation ("FDIC") reflected a significant decrease from the $62,000 expenses incurred in 1995 to $2,000 in 1996. This decrease was due to reductions in FDIC insurance premiums as a result of the re-capitalization of the FDIC's insurance fund.

                          Table 5: Noninterest Expenses


                                      Nine Months Ended             Years Ended
                                         September 30,              December 31,
                                         -------------              ------------
                                     1997        1996        1996       1995
                                     ----        ----        ----       ----
                                                     (Dollars in thousands)


Salaries and employee benefits      $  896      $  818      $1,016      $  976
Occupancy expenses ...........         331         332         540         542
Other expenses ...............         482         402         431         484
                                    ------      ------      ------      ------
Total noninterest expenses ...      $1,709      $1,552      $1,987      $2,002
                                    ======      ======      ======      ======

Income Taxes

         Reported income tax expense for the year ended December 31, 1996 was $471,000, a 33.1% increase from the $353,000 for the year end December 31, 1995. The effective tax rate increased slightly to 32.5% in 1996 compared to 32.0% in 1995. The increase in income tax expense in 1996 was due to the increase in taxable income. Note 8 to the consolidated financial statements provides a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and the Bank's actual income tax expense and information regarding the principal items giving rise to deferred taxes as of December 31, 1996 and 1995.

Loan Portfolio

         PBV's loan portfolio is comprised of commercial loans, real estate loans, home equity loans, consumer loans, and other miscellaneous types of credit. The primary markets in which PBV makes loans are generally areas contiguous to its branch locations. The philosophy is consistent with PBV's focus on providing community-based financial services.

         At September 30, 1997, the loan portfolio was at $45.8 million, up $6.0 million or 15.1% from December 31, 1996. The majority of PBV's lending activity centers around loans to small and medium-sized businesses and loans for real estate acquisition and development. Loans to small businesses generally finance their operating activities or the purchase of real estate; in either case they are generally secured by real estate. In addition, in March of 1997, PBV hired a business development officer/commercial lender whose primary responsibility is to develop new business for and bring high quality credits to PBV. The efforts have resulted in an increase during 1997.

         Loans increased by $3.7 million or 10.2% from December 31, 1995 to December 31, 1996. This increase was due to an increase in various loans secured by real estate and a significant increase (13.8%) in commercial loans. The increase was slightly offset by a decrease in consumer loans decreased of 13.3% during this same time period. Super-regional banks and private finance companies continue to dominate the consumer market in PBV's trade area; therefore, the majority of the portfolio continues to be in business and business-related loans. The trends observed in 1996 are consistent with 1997.

                             Table 6: Loan Portfolio


                                       September 30,                         December 31,
                                    --------------------- ---------------------------------------------
                                            1997                  1996                  1995
                                    --------------------- --------------------- -----------------------
                                                 % to                  % to                  % to
                                                 Total                 Total                 Total
                                                 Gross                 Gross                 Gross
                                      Amount     Loans      Amount     Loans      Amount     Loans
                                      ------     -----      ------     -----      ------     -----
                                                                    (Dollars in thousands)


Real estate-mortgage.............     $28,761      62.79%   $23,877      60.07%   $19,545      54.09%
Real estate-construction.........       5,138      11.21%     4,508      11.34%     5,600      15.50%
Commercial, industrial &
  agricultural loans.............       8,372      18.28%     7,750      19.49%     6,813      18.85%
Loans to individuals for
  household, family and other

  consumer expenditures..........       3,535       7.72%     3,619       9.10%     4,176      11.56%
                                      -------               -------               -------
  Total gross loans..............      45,806     100.00%    39,754     100.00%    36,134     100.00%
                                       ------                ------                ------
Less unearned income.............           0                     0                     0
Less deferred loan fee...........           0                     0                     0
Less allowance for loan losses...        (609)                 (595)                 (565)
                                    ----------            ----------            ----------
  Total Net Loans................     $45,197               $39,159               $35,569
                                      =======               =======               =======

         Consistent with its focus on providing community-based financial services, PBV generally does not make loans outside its principal market areas. PBV maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

         At September 30, 1997, PBV's unfunded loan commitments, including revolving lines, were approximately $10.8 million.

         PBV's unfunded loan commitments were approximately $9.4 million at December 31, 1996 compared to $7.7 million at December 31, 1995.

         Included in Table 7 is a maturity schedule of selected loans within the portfolio. Actual maturities may differ from those shown in the table as loans often are refinanced or repaid prior to maturity. A significant portion of PBV's loans have a variable rate feature which allows PBV to change rates as "prime rates" change, thus reducing PBV's interest rate risk.

                         Table 7: Loan Maturity Schedule


                                                                     September 30, 1997
                                                     ----------------------------------------------------
                                                                     Maturing
                                                    ---------------------------------------
                                                                   After One
                                                        Within     But Within     After
                                                       One Year    Five Years   Five Years     Total
                                                       --------    ----------   ----------     -----
                                                                   (Dollars in thousands)

    Total...........................                 $   17,127   $   26,709   $    1,970   $   45,806
                                                     ==========   ==========   ==========   ==========

Loans maturing after one year within:

  Fixed interest rates..............                              $   22,898   $      617   $   23,515
  Variable interest rates...........                                   3,811        1,353        5,164
                                                                  ----------   ----------   ----------
    Total...........................                              $   26,709   $    1,970   $   28,679
                                                                  ==========   ==========   ==========

Allowance for Loan Losses

         Management evaluates the adequacy of the allowance for loan losses on a quarterly basis. The analysis is a calculation based on the following factors relating to the loan portfolio, by type of loan: delinquency trends, nonperforming loans and related ratio analysis (i.e., LTV), average of net charge offs or recoveries, classification of loans (i.e., watch list) and the potential changes in classifications. The allowance is estimated based on a general allowance based on loan types, specific amounts for classified credits and a discretionary amount. The final analysis and recommendation of the allowance for loan losses is approved by the Board of Directors of PBV.

         The allowance for loan losses represents an amount management believes is adequate to provide for probable loan losses inherent in the loan portfolio. However, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks are influenced by general economic trends as well as conditions affecting individual borrowers, management's judgment of the allowance is necessarily approximate and imprecise. The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer Companies identified by regulatory agencies. PBV is examined at different times by the FRB and the State Corporation Commission's Bureau of Financial Institutions. The last examination of PBV was conducted by the Federal Reserve Bank of Richmond as of August 22, 1997.

         For the nine months ended September 30, 1997, the provision for loan losses was $17,000. The allowance for loan losses was $609 thousand at September 30, 1997, compared to $586 thousand at September 30, 1996 and $595 thousand at December 31, 1996.

        The provision for loan losses for the year ended December 31, 1996 was $33,000, an increase of $15,000 over the previous year. Management charged income for the provision deemed necessary based on its analysis of the loan portfolio. After reviewing the internally classified credits and growth in the overall portfolio, management believes that the allowance for loan losses is at the appropriate level to cover probable losses. There are no nonperforming loans. PBV had recoveries of $7,000 during 1996, compared to charge-offs of $10,000. Recoveries in 1995 totaled $59,000 while charge-offs totaled $20,000.

                       Table 8: Allowance for Loan Losses


                                                    September 30,             December 31,
                                                   ----------------- ------------------------------------
                                                         1997             1996             1995
                                                         ----             ----             ----
                                                                         (Dollars in thousands)


Balance, beginning of period.....................     $   595           $   565         $   508
Loans charged off:
   Real Estate ..................................           -                 -               -
   Commercial....................................           9                 4              20
    Installment..................................           1                 6               -
                                                   -----------       -----------     -----------

   Total loans charged off.......................          10                10              20
Recoveries of loans previously charged off:
   Real estate...................................           -                 -               -
   Commercial....................................           5                 7              59
   Installment...................................           1                 -               -
   Total recoveries                                         6                 7              59
                                                   -----------       -----------     -----------
Net loans recovered (charged off)................          (4)               (3)             39
Provision for loan losses........................          18                33              18
                                                   -----------       -----------     -----------
Balance, end of period...........................     $   609           $   595         $   565
                                                      =======           =======         =======
Average total loans..............................     $42,483           $38.297         $35,027
Total loans (net of unearned income).............      45,806            39,754          36,134

Selected Loan Loss Ratios:

Net charge-offs (recoveries) to average loans....         .01%              .01%          (-0.11)%
Provisions for loan losses to average loans......         .04%              .09%            0.05%
Provision for loan losses to net charge-offs.....      (566.7)%         (1100.0)%          46.15%
Allowance for loan losses to period-end loans....         1.33%             1.50%           1.56%

        Net charge-offs were $3,000 in 1996. The sustained low rate of charge-offs can be attributed to careful underwriting practices as well as consistent collection efforts on delinquent loans. Also included in Table 8 is the ratio of net charge-offs to average loans outstanding during the period.

         Effective January 1, 1995, PBV adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan (as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure). The effect of adopting this new accounting standard was immaterial to the operating results of PBV for the year ended December 31, 1995.

         Under the new accounting standard, a loan is considered to be impaired when it is probable that PBV will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. A loan is not considered to be impaired if (a) there is an insignificant delay in or shortfall in the amounts of payments, or (b) PBV expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay.

         The allowance for loan losses related to loans identified as impaired is primarily based on the excess of the loan's current outstanding principal balance over the estimated fair market value of the related collateral. For a loan that is not collateral-dependent, the allowance is recorded at the amount by which the outstanding principal balance exceeds the current best estimate of the future cash flows of the loan discounted at the loan's effective interest rate. At September 30, 1997, December 31, 1996, and December 31, 1995, PBV did not have any impaired loans.

         Presented in Table 9 are details of the allocation of the allowance for loan losses. The allocation for loan losses has remained relatively constant over the past five years.

          Table 9: Allocation for Allowance for Loan Losses in Dollars


                                       September 30,                     December 31,
                                    --------------------- -------------------------------------------
                                            1997                  1996                  1995
                                    --------------------- --------------------- ---------------------
                                                 % of                  % of                  % of
                                                 Loans in              Loans in              Loans in
                                                 Each                  Each                  Each
                                                 Category              Category              Category
                                                 to Total              to Total              to Total
                                      Amount     Loans      Amount     Loans      Amount     Loans
                                      ------     -----      ------     -----      ------     -----
                                                                    (Dollars in thousands)


Real estate-mortgage.............        $383     62.79%       $358     60.07%       $305     54.09%
Real estate-construction.........          68     11.21%         67     11.34%         88     15.50%
Commercial.......................         111     18.28%        116     19.49%        107     18.85%
Installment......................          47      7.72%         54      9.10%         65     11.56%
                                       ------                ------                ------

Total allowance for loan losses..        $609    100.00%       $595    100.00%       $565    100.00%
                                         ====    =======       ====    =======       ====    =======

Nonperforming Assets

      At September 30, 1997 the Bank had no nonperforming assets, compared to $3,000 at September 30, 1996.

      Total nonperforming assets consist of nonaccrual loans, restructured loans, loans 90 days or more past due, and other real estate owned. At December 31, 1996 the Bank had $1,000 in nonperforming assets, and $0 at December 31, 1995. The ratio of nonperforming assets to period-end loans and foreclosed properties is detailed within Table 10.

                         Table 10: Nonperforming Assets


                                          September 30,           December 31,
                                          -------------           ------------
                                        1997        1996        1996       1995
                                        ----        ----        ----       ----
                                                               (Dollars in thousands)


Nonaccrual loans..............             -           -           -          -
Loans past due 90 days accruing
  interest....................             -      $    3      $    1          -
Troubled debt restructuring...             -           -           -
                                        -----      -----        -----      -----
   Total nonperforming loans               -      $    3      $    1          -

Other real estate owned:

  Foreclosed properties.......             -           -           -          -
  Other real estate owned, net             -           -           -          -
                                           -           -           -          -

Total nonperforming assets....             -      $    3      $    1          -
                                        ====      ======      ======       =====

Nonperforming assets to
  period-end total loans and

  other real estate...........         0.00%       0.01%       0.00%      0.00%

Foregone interest income on

  nonaccrual loans............             -           -           -          -

Interest income recorded on
  non- accrual loans during the

  year........................             -           -           -          -
                                        -----      -----       -----       -----

---------------

         Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due unless they are well secured and in the process of collection. There are three negative implications for earnings when a loan is placed on nonaccrual status. First, all interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses charged against earnings. The Bank had no nonaccrual loans outstanding at December 31, 1996, December 31, 1995, or September 30, 1997.

         PBV closely monitors loans that are deemed to be potential problem loans. Loans are viewed as potential problem loans when possible credit problems of the borrowers or industry trends cause management to have doubts as to the ability of such borrowers to comply with current repayment terms. Those loans are subject to regular management attention, and their status is reviewed on a regular basis.

         As of September 30, 1997, management is not aware of any loans other than those disclosed in the foregoing table and discussion, for which management has serious doubt as to the ability of the borrower to comply with loan repayment terms.

Investment Securities

         The securities portfolio is maintained to manage excess funds in order to provide diversification and liquidity in the overall asset management policy. The maturity of securities purchased are based on the needs of PBV and current yields and other market conditions.

        Securities available for sale are recorded at fair value, based on quoted market prices. The net unrealized holding gain or loss on securities available for sale, net of deferred income taxes, is included as a separate component of stockholders' equity. A decline in the fair value of any securities available for sale below cost that is deemed other than temporary would be charged to earnings resulting in a new cost basis for the security. Cost of securities sold would be determined on the basis of specific identification.

         The amortized cost of investment securities at September 30, 1997 was $19.3 million compared to $23.7 million at December 31, 1996. PBV reduced the portfolio by 18.4% to meet liquidity demands for certain reductions in deposit levels and increase loan demands during the nine month period. In addition, the market risk of long term investments is not offset by a corresponding increase in yield, therefore, PBV has chosen to hold most of its available funds in overnight investments.

         The amortized cost of investment securities amounted to $23.5 million at December 31, 1996 compared to $20.2 million at December 31, 1995. Note 2 of the consolidated financial statements provide an analysis of gross unrealized gains and losses of investment securities. Securities available for sale are used as part of PBV's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $23.5 million at December 31, 1996 compared to $20.5 million at December 31, 1995. Note 2 also provides an analysis of gross unrealized gains and losses of securities available for sale. Included in Table 11 are the amortized costs and fair values of investment securities and securities available for sale as of September 30, 1997 and December 31, 1996 and 1995.

         In accordance with a permissible, one-time reclassification of securities, in 1995 the Bank reassessed its liquidity and transferred securities with an amortized cost of $11.4 million from held to maturity to available for sale at fair value resulting in a net unrealized gain of $125 thousand.

                         Table 11: Securities Portfolio


                                        September 30, 1997          December 31, 1996          December 31, 1995
                                    --------------------------- -------------------------- --------------------------
                                            Available for Sale         Available for Sale         Available for Sale
                                            ------------------         ------------------         ------------------
                                       Amortized          Fair     Amortized         Fair     Amortized         Fair
                                            Cost         Value          Cost        Value          Cost        Value
                                            ----         -----          ----        -----          ----        -----
                                                                 (Dollars in thousands)


U.S. Treasuries..................        $11,750       $11,764       $14,231      $14,242       $12,494      $12,738
Federal Agencies.................          5,198         5,192         6,597        6,544         6,076        6,160
State and Political Subdivisions:

  Non Taxable....................          1,554         1,556         2,060        2,053         1,320        1,309
  Taxable........................            637           642           636          633           340          345
                                         -------        ------       -------      -------       -------      -------
  Total                                  $19,139       $19,154       $23,524      $23,472       $20,231      $20,552
                                         =======       =======       =======      =======       =======      =======

         Table 12 provides an analysis of maturities of investment securities and securities available for sale at September 30, 1997 and December 31, 1996 and 1995.

                       Table 12: Maturities of Investments


                                   September 30, 1997             December 31, 1996             December 31, 1995
                              ------------------------------------------------------------ -----------------------------
                                                   Weighted                      Weighted                      Weighted
                              Amortized      Fair   Average Amortized      Fair   Average  Amortized     Fair   Average
                                   Cost     Value     Yield      Cost     Value     Yield      Cost     Value     Yield
                                   ----     -----     -----      ----     -----     -----      ----     -----     -----
                                   Available for Sale            Available for Sale             Available for Sale
                              ------------------------------------------------------------ -----------------------------
                                                               (Dollars in thousands)


One year or less............     $6,194    $6,200     5.82%    $7,398    $7,423     5.85%    $4,821    $4,849     5.85%
After one year to five years     12,605    12,611     6.05%    15,787    15,712     6.05%    15,070    15,358     6.35%
After five years to ten years       340       343     6.62%       339       337     6.62%       340       345     6.62%
After ten years.............
                                 ------    ------             -------    ------              ------     -----
Total                           $19,139   $19,154     6.04%   $23,524   $23,472     6.00%   $20,231   $20,552     6.24%
                                =======   =======             =======   =======             =======   =======

Deposits

         Deposits provide funds for PBV's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the cost of funds. The table below presents a two year history of total deposits and the rates paid on interest-bearing deposit accounts, beginning with the year ended December 31, 1995.

                           Table 13: Deposit Analysis

                                    For the Nine Months                   For the Years
                                           Ended                             Ended
                                       September 30,                       December 31,
                                    --------------------- --------------------------------------------
                                            1997                  1996                  1995
                                    --------------------- --------------------- ---------------------
                                                 Average               Average               Average
                                     Average     Rate      Average     Rate      Average     Rate
                                     Balance     Paid      Balance     Paid      Balance     Paid
                                     -------     ----      -------     ----      -------     ----
                                                             (Dollars in thousands)


Noninterest-bearing accounts.......    $12,564               $10,778         -      $9,058         -
Interest-bearing liabilities:
  Money market and NOW accounts....     17,213     2.70%      16,262     2.63%      14,099     2.97%
  Savings deposits.................      6,382     2.99%       6,222     3.01%       5,283     3.01%

  Time deposits > $100,000.........      7,883     5.14%       6,473     5.28%       6,462     5.32%
                -
  Other time deposits..............     21,092     5.54%      23,612     5.62%      21,654     5.74%
                                        ------                ------                ------
  Total interest-bearing accounts..     52,570     4.24%      52,569     4.34%      47,498     4.56%
                                        ======                ------                ------
  Total............................    $65,134               $63,347               $56,556
                                       =======               =======               =======

                   Table 14: Maturity of CDs $100,000 and Over


                              Under          Three To Six    Six To Twelve                          Percent of Total
                          Three Months          Months         Months       Over One Year    Total      Deposits
                          ------------          ------       -------------  -------------    -----      --------
                                                                               (Dollars in thousands)


September 30, 1997           $3,722             $1,429          $2,310         $3,077        $10,538      15.07%

December 31, 1996            $2,290             $1,013          $2,774         $3,543        $9,620       14.49%

         Deposits at September 30, 1997 increased by $3.5 million or 5.3% from December 31, 1996. The primary areas of increase were in demand deposits and certificates of deposit greater than $100,000. The increase in demand deposits is consistent with the composition of the customer base. Certificates of deposit increased due to additional deposits from several customers. The 9.4% increase in Money Market and NOW accounts is due to an increase in certain contractual management accounts.

         Deposits at December 31, 1996 were $66.4 million, up $5.3 million from December 31, 1995, or 8.7%. The growth in deposits was led by demand deposits which increased to $13.4 million at December 31, 1996, up $3.2 million from year end 1995, or 32.0%. Savings accounts also increased, to a total of $6.7 million at December 31, 1996, for an increase of $1.2 million from year-end December 31, 1995, an increase of 21.2%.

Short-Term Borrowings

         PBV's short-term borrowings consist of securities sold under agreements to repurchase. These overnight repurchase accounts are transacted for customer convenience, are not insured by FDIC, and are governed by individual contracts.

Capital Resources

         Capital represents funds, earned or obtained, over which financial institutions can exercise great or longer control in comparison with deposits and borrowed funds. The adequacy of PBV's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of PBV's resources and consistency with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will support anticipated asset growth and absorb potential losses.

         The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the new guidelines categorize assets and off-balance-sheet items into four risk-weighted categories. After the transition period which ended December 31, 1992, the minimum ratio of qualifying total capital to risk-weighted assets is now 8.0%, of which 4.0% must be Tier 1 capital. Tier 1 capital is defined as common equity, retained earnings and a limited amount of perpetual preferred stock, less certain intangible assets and unrealized gains/losses on FASB 115 adjustments for available for sale securities. PBV had a ratio of total capital to risk-weighted assets 18.1% on December 31, 1996 and a ratio of Tier 1 capital to risk-weighted assets of 16.8%. Both of these exceed the fully phased-in capital requirements.

         Table 16 labeled Analysis of Capital contains a two year summary, beginning with 1995, of the breakdown between Tier 1 capital, Tier 2 capital, risk-weighted assets, as well as the ratios discussed above.

                          Table 16: Analysis of Capital


                                                    September 30,              December 31,
                                                   ----------------- -------------------------------
                                                         1997             1996             1995
                                                         ----             ----             ----
                                                                (Dollars in thousands)


Tier 1 Capital

   Common stock..................................        $3,014            $2,730          $2,482
   Surplus.......................................         2,568             1,937           1,417
   Retained earnings (deficit)...................         2,441             2,574           2,436

   Total Tier 1 capital..........................         8,023             7,241           6,335

Tier 2 Capital

   Allowance for loan losses.....................           560               539             511
   Allowance for long-term debt..................             -                 -               -
                                                    -----------       -----------     -----------

   Total Tier 2 capital..........................           560               539             511
                                                       --------          --------        --------
   Total risk-based capital......................        $8,583            $7,780          $6,846
                                                         ======            ======          ======

Risk weighted assets.............................        44,717            43,091          40,853

Capital Ratios:

Tier 1 risk-based capital ratio..................         17.94%            16.80%          15.51%
Total risk based capital ratio...................         19.19%            18.05%          16.76%
Tier 1 capital to average adjusted total assets..         10.32%             9.79%           9.33%

Liquidity

         Liquidity refers to the PBV's ability to meet present and future financial obligations on a timely basis and at reasonable cost. PBV manages its liquidity of both assets and liabilities.

         Asset liquidity is derived from the management of cash due from banks, fed funds sold, and available-for-sale investment securities, all of which provide cash flow to meet liquidity demands. The aggregate of these assets represented 45.2% and 45.5% of total assets at the end of 1996 and 1995, respectively.

         Liability liquidity is primarily derived from the management of deposits. Demand, savings, and time deposits are used with maturity dates from 1 day to five years. Such deposits represented 94.0% and 94.0% of total liabilities at the end of 1996 and 1995, respectively. Additionally, the bank extends overnight repurchase accounts to large commercial customers. The balances in these accounts represented an additional 2.5% and 2.4% of total liabilities at the end of 1996 and 1995, respectively. The management monitors the volume of $100,000 and over time deposits that it considers to be potentially volatile liabilities. Time deposits over $100,000 as a percent of total time deposits were 33.4% and 26.8%, at the end of 1996 and 1995, respectively. All other time deposits plus savings and demand deposits are considered to be core deposits because of their historical stability and relative low cost. Certificates of deposit amounting to $19.5 million mature within the next 12 months as of September 30, 1997. Management believes that this amount will present no significant liquidity risk in light of PBV's strong capitalization, long history of deposit growth, and minimal dependence upon non-core deposits.

         Additional sources of liquidity available to PBV include the capacity to borrow additional funds when the need arises. PBV maintains lines of credit of $1,000,000 and $1,000,000 with Crestar Bank, N. A. and Centura Bank, respectively

         PBV has had no outstanding long term debt as of December 31, 1996, December 31, 1995 and and September 30, 1997.

Recent Accounting Pronouncements

         See Note 4 - Recent Accounting Pronouncements to the Notes to Interim Consolidated Financial Statements of PBV for additional information.

Emerging Issues

         The Federal Financial Institutions Examination Council ("FFIEC") first alerted the banking industry to potential year 2000 computer problems in June 1996 and recommended that institutions perform risk assessments and adopt strategies to address vulnerable systems. In a May 1997 policy statement the FFIEC strongly encouraged institutions to complete an inventory of core computer functions and set priorities for year 2000 goals by September 30, 1997. Banks are expected to largely complete programming changes and have systems testing well underway by December 31, 1998. The federal bank regulatory agencies are assessing individual institutions' planning efforts and have announced that they expect to complete examinations of individual institutions' conversion efforts by mid-1998.

         PBV has established a plan to address year 2000 issues. Successful implementation of this plan will eliminate any extraordinary expenses related to the year 2000. The plan includes obtaining confirmation from mission-critical suppliers and vendors regarding their year 2000 plans. If confirmations are unavailable, PBV will request specific documentation of the supplier's or vendor's plans and will regularly follow up with progress checks. Areas to be monitored include but are not limited to mainframe systems, microcomputers, ATMs, all software, electrical systems, phone systems, elevators and vaults. PBV has already begun testing mission critical systems and will continue to do so in 1998.

         During the most recent Federal Reserve Bank Examination of August 22, 1997, a special year 2000 review was conducted. It was the finding of the Reserve Bank that PBV is taking the necessary steps to achieve Year 2000 compliance on a timely basis.

                                 BUSINESS OF F&M

History and Business

         F&M was formed in 1969 to serve as the parent holding company of its then sole subsidiary bank, F&M Bank-Winchester, organized in 1902. Since its organization, F&M has acquired sixteen banks, which expanded its market area and increased market share in Virginia and West Virginia. F&M has eleven subsidiary banks (the "Subsidiary Banks") that operate 108 banking offices offering a full range of banking services, principally to individuals and small and middle-market businesses in the Shenandoah Valley, central and northern Virginia, Southside Virginia, the eastern panhandle of West Virginia, and the Maryland portion of the Washington, D.C. metropolitan area.

         The Subsidiary Banks are community-oriented and offer services customarily provided by full-service banks, including individual and commercial demand and time deposit accounts, commercial and consumer loans, residential mortgages, credit card services and safe deposit boxes. Lending is focused on individuals and small and middle-market businesses in the local market regions of the Subsidiary Banks. F&M has consolidated the operations of the trust departments of its Subsidiary Banks in Virginia in F&M Trust Company. F&M also operates Big Apple Mortgage which engages in residential mortgage origination and servicing in the Shenandoah Valley and the eastern panhandle of West Virginia.

         F&M has maintained its community orientation by allowing the Subsidiary Banks latitude to tailor products and services to meet community and customer needs. While F&M has preserved the autonomy of its Subsidiary Banks, it has established system-wide policies governing, among other things, lending practices, credit analysis and approval procedures, as well as guidelines for deposit pricing and investment portfolio management. In addition, F&M has established a centralized loan review team that regularly performs a detailed, on-site review and analysis of each Subsidiary Bank's loan portfolio to ensure the consistent application of credit policies and procedures system-wide. One or more senior holding company officers serve on the board of directors of each Subsidiary Bank to monitor operations and to serve as a liaison to F&M.

         F&M currently operates in seven market regions: the Shenandoah Valley and Loudoun County; the eastern panhandle of West Virginia; Charlottesville/Albemarle County and surrounding areas; Greenville County in southside Virginia; suburban Richmond, primarily Henrico and Chesterfield Counties; the northern Virginia area that includes the eastern portions of Fairfax and Prince William Counties, Loudoun County; the Warrenton and surrounding Fauquier County area; and Montgomery and Prince George's Counties in Maryland of the Washington, D.C. suburban area. F&M operates 40 banking offices in the Shenandoah Valley from Winchester to Harrisonburg and in Loudoun County with deposits of $889.9 million at September 30, 1997, 12 banking offices in the eastern panhandle of West Virginia with deposits of $259.8 million at September 30, 1997, 7 banking offices in the Charlottesville/Albemarle County and surrounding area with deposits of $61.5 million at September 30, 1997, three banking offices in Emporia, Virginia and surrounding Greenville County with deposits of $57.8 million at September 30, 1997, 10 banking offices in suburban Richmond with deposits of $153.7 million at September 30, 1997, 23 banking offices in the Fairfax and Prince William County area of northern Virginia area with deposits of $421.0 million at September 30, 1997, four offices in the Warrenton and surrounding Fauquier County area with deposits of $100.0 million at September 30, 1997, and 9 offices in the Montgomery and Prince George's County area in Maryland with deposits of $142.8 million at September 30, 1997. F&M's principal banking market is Winchester and the surrounding five Virginia counties where its lead bank, F&M Bank-Winchester, is the dominant financial institution in terms of deposit market share.

         At September 30, 1997, F&M had total consolidated assets of approximately $2.4 billion, total consolidated deposits through its banking subsidiaries of approximately $2.1 billion and consolidated shareholders' equity of approximately $237 million. F&M's total consolidated net income for the nine months ended September 30, 1997, was approximately $23.3 million, or $1.15 per share.

F&M's Acquisition Program

         F&M has expanded its market area and increased its market share through both internal growth and strategic acquisitions. During the ten year period beginning in 1988, F&M has acquired approximately $1.2 billion in assets and approximately $1.0 billion in deposits through twelve bank acquisitions. Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow F&M to enter new markets or increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and may, after the date of this Proxy Statement/Prospectus, enter into agreements to acquire one or more financial institutions.

         On December 12, 1997, F&M entered into an agreement for the acquisition of Bank of Alexandria, a Virginia chartered bank based in Alexandria, Virginia. The acquisition of Bank of Alexandria is subject to the approval of shareholders of Bank of Alexandria and the appropriate regulatory agencies and is expected to close in the second quarter of 1998. The acquisition of Bank of Alexandria is expected to be accounted for as a pooling of interests for financial reporting purposes and provides for a tax-free exchange of 0.942 of a share of F&M Common Stock for each common share of Bank of Alexandria.

         Management believes there are additional opportunities to acquire financial institutions or to acquire assets and deposits that will allow F&M to enter new markets or increase market share in existing markets. Management intends to pursue acquisition opportunities in strategic markets where its managerial, operational and capital resources will enhance the performance of acquired institutions and may, after the date of this Proxy Statement/Prospectus, enter into agreements to acquire one or more financial institutions. There can be no assurance that F&M will be able to successfully effect any additional acquisition activity, or that any such acquisition activity will have a positive effect on the value of shares of F&M Common Stock.

         For additional information about F&M's business, see "Available Information" and "Incorporation of Certain Information by Reference."

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

General

         F&M and PBV are corporations subject to the provisions of the Virginia Stock Corporation Act (the "Virginia SCA"). Shareholders of PBV whose rights are governed by PBV's Articles of Incorporation and Bylaws and by the Virginia SCA, will become shareholders of F&M upon consummation of the Merger. The rights of such shareholders as shareholders of F&M will then be governed by the Articles of Incorporation and Bylaws of F&M and by the Virginia SCA.

         The following is a summary of the material differences in the rights of shareholders of PBV and F&M. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of each corporation and to the Virginia SCA.

Authorized Capital

         F&M. F&M is authorized to issue (i) 30,000,000 shares of Common Stock, par value $2.00 per share, of which 20,054,931 shares were issued and outstanding as of September 30, 1997, and (ii) 5,000,000 shares of serial Preferred Stock, without par value, of which no shares were issued and outstanding as of September 30, 1997. F&M's Articles of Incorporation authorize the F&M Board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any shares of preferred stock are issued, the rights of holders of F&M Common Stock would be subject to the rights and preferences conferred to holders of such preferred stock. See "Description of F&M Capital Stock" for additional information.

         PBV. PBV is authorized to issue 500,000 shares of PBV Common Stock, par value $1.00 per share, of which 301,376 shares were issued and outstanding as of September 30, 1997. PBV does not have an authorized class of preferred stock.

Dividend Rights

         F&M. The holders of F&M Common Stock are entitled to share ratably in dividends when and as declared by the F&M Board of Directors out of funds legally available therefor. One of the principal sources of income to F&M is dividends from its subsidiary banks. For a description of certain restrictions on the payment of dividends by banks, see "Market Prices and Dividends." F&M's Articles of Incorporation permit the F&M Board to issue preferred stock with terms set by the F&M Board, which terms may include the right to receive dividends ahead of the holders of F&M Common Stock. No shares of preferred stock are presently outstanding.

         PBV. The holders of PBV Common Stock also are entitled to share ratably in dividends when and as declared by the PBV Board of Directors out of funds legally available therefor. For a description of certain restrictions on the payment of dividends by banks, see "Market Prices and Dividends."

Voting Rights

         The holders of both F&M and PBV Common Stock have one vote for each share held on any matter presented for consideration by the shareholders. Neither the holders of F&M nor PBV Common Stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

         F&M. All of F&M's directors are elected each year. F&M's Articles of Incorporation do not include a provision relating to the removal of directors. Accordingly, the removal of F&M directors is governed by the Virginia SCA which provides that shareholders may remove directors with or without cause if, in the case of F&M, the number of votes cast to remove him constitutes a majority of the outstanding shares of F&M Common Stock.

         PBV. All of PBV's directors are elected each year. PBV's Articles of Incorporation do not include a provision relating to the removal of directors. Accordingly, the removal of PBV's directors is governed by the Virginia SCA which provides that shareholders may remove directors with or without cause if the number of votes cast to remove him constitutes a majority of the outstanding shares of PBV Common Stock.

Anti-Takeover Provisions

         Certain provisions of the Virginia SCA and the Articles of Incorporation and Bylaws of F&M and may discourage an attempt to acquire control of F&M that a majority of either corporation's shareholders determined was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the F&M Board did not approve.

         Authorized Preferred Stock. The Articles of Incorporation of F&M authorize the issuance of preferred stock. The F&M Board may, subject to applicable law and the rules of the NYSE, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of F&M by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

         Supermajority Voting Provisions. The Virginia SCA provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include amendments to a corporation's articles of incorporation, adoption of plans of merger or exchange, sales of all or substantially all of a corporation's assets other than in the ordinary course of business and adoption of plans of dissolution ("Fundamental Actions"). The Virginia SCA provides that a corporation's articles may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

         The Articles of Incorporation of F&M provide that a Fundamental Action shall be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

         The provisions of the Articles of Incorporation of F&M and the Virginia SCA could tend to make the acquisition of F&M more difficult to accomplish without the cooperation or favorable recommendation of the F&M.

         Shareholder Meetings. Shareholders of F&M may not request that a special meeting of shareholders be called, while shareholders owning 10% or more of the issued and outstanding shares of PBV may call a special meeting of shareholders.

         Virginia Anti-Takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

         Affiliated Transactions. The Virginia SCA contains provisions governing "affiliated transactions" (including, among other various transactions, mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions) with an "interested shareholder" (generally the beneficial owner of more than 10% of any class of the corporation's outstanding voting shares). During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. The foregoing requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder prior to such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if (i) the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder, (ii) the affiliated transaction has been approved by a majority of the disinterested directors, or (iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

         Control Share Acquisitions. Under the Virginia SCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. If authorized in the corporation's articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than fifty percent of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value".

         The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but F&M has not done so.

Director and Officer Exculpation

         The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         The Articles of Incorporation of F&M provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of F&M shall not be liable to F&M or its shareholders for monetary damages in excess of one dollar ($1.00). There is no similar provision in the Articles of Incorporation of PBV.

Indemnification

         The Articles of Incorporation of F&M provide that to the full extent permitted by the Virginia SCA and any other applicable law, F&M is required to indemnify a director or officer of F&M who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer. The Articles of Incorporation of PBV do not include a provision with respect to the indemnification of officers and directors.

                        DESCRIPTION OF F&M CAPITAL STOCK

         F&M is authorized to issue (i) 30,000,000 shares of Common Stock, par value $2.00 per share, and (ii) 5,000,000 shares of serial Preferred Stock, without par value, which may be issued in series with such powers, designations, and rights as may be established from time to time by the Board of Directors. On September 30, 1997, F&M had issued and outstanding 20,054,931 shares of F&M Common Stock held by 7,881 shareholders of record. All outstanding shares of F&M Common Stock are fully paid and nonassessable. No shares of Preferred Stock have been issued.

Common Stock

         Holders of shares of F&M Common Stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. F&M's ability to pay dividends is dependent upon its earnings and financial condition of F&M and certain legal requirements. Specifically, the Federal Reserve has stated that bank holding companies should not pay dividends except out of current earnings and unless the prospective rate of earnings retention by the company appears consistent with its capital needs, asset quality and overall financial condition. In addition, Virginia law precludes any distribution to shareholders if, after giving it effect, (a) F&M would not be able to pay its debts as they become due in the usual course of business; or (b) F&M's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if F&M were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Upon the liquidation, dissolution or winding up of F&M, whether voluntary or involuntary, holders of F&M Common Stock are entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of F&M available for distribution. The dividend and liquidation rights of F&M Common Stock are subject to the rights of any Preferred Stock that may be issued and outstanding.

         Holders of F&M Common Stock are entitled to one vote per share on all matters submitted to shareholders. There are no cumulative voting rights in the election of directors or preemptive rights to purchase additional shares of any class of F&M's capital stock. Holders of F&M Common Stock have no conversion or redemption rights. The shares of F&M Common Stock presently outstanding are, and those shares of F&M Common Stock to be issued in connection with the Merger will be when issued, fully paid and nonassessable. F&M Common Stock is listed and traded on the NYSE.

         F&M maintains an Employee Stock Purchase Plan (the "ESP Plan") providing that all F&M employees who have served F&M full time for over twelve months may purchase shares of F&M Common Stock through payroll deduction. An eligible employee who wishes to participate elects to contribute from 2% to 15% of his or her actual adjusted base pay (actual base pay plus overtime and shift premiums) by payroll deduction. In November, a participant may elect to bring his or her total actual contribution up to 15% of his or her annual base pay. Shares are sold by F&M to the ESP Plan fund on behalf of those participating employees at 85% of the lesser of market value on January 1 or December 31 of the year. The maximum number of shares is limited for any calendar year to 50,000 plus shares available to be offered but not purchased in prior years. A total of 142,817 shares of F&M Common Stock have been issued under the ESP Plan since its inception in 1993. The renewal of the ESP Plan will be presented to shareholders for their consideration and approval at the 1998 annual meeting.

Preferred Stock

         The Board of Directors of F&M is empowered to authorize the issuance, in one or more series, of shares of Preferred Stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. The Board of Directors is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of Preferred Stock.

         The Board of Directors, without shareholder approval, may authorize the issuance of one or more series of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of F&M Common Stock and, under certain circumstances, discourage an attempt by others to gain control of F&M.

         The creation and issuance of any series of Preferred Stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of F&M, then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock.

                                     EXPERTS

         The consolidated financial statements of F&M incorporated in this Proxy Statement/Prospectus by reference to F&M's Annual Report on Form 10-K for the year ended December 31, 1996 have been so incorporated in reliance upon the report of Yount, Hyde & Barbour, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of Peoples Bank of Virginia, as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The validity of the shares of F&M Common Stock offered hereby is being passed upon for F&M by LeClair Ryan, A Professional Corporation, Richmond, Virginia. LeClair Ryan will deliver an opinion to F&M and PBV concerning certain federal income tax consequences of the Merger. See "The Merger - Certain Federal Income Tax Consequences."

         Certain matters relating to the Merger will be passed upon for PBV by Williams, Mullen, Christian & Dobbins, P.C.

                                  OTHER MATTERS

         The Board of Directors does not intend to bring any matter before the Special Meeting other than as specifically set forth in the Notice of Special Meeting of Shareholders, nor does it know of any matter to be brought before the Special Meeting by others. If, however, any other matters properly come before the Special Meeting, it is the intention of each of the proxyholders to vote such proxy in accordance with the decision of a majority of the PBV Board of Directors.

                          Index to Financial Statements

                            Peoples Bank of Virginia

                                                                           Page

Audited Consolidated Financial Statements:

Independent Auditor's Report................................................F-2

Consolidated Balance Sheets as of December 31, 1996 and 1995................F-3

Consolidated Statements of Income for the Three Years Ended
         December 31, 1996, 1995 and 1994...................................F-4

Consolidated Statements of Changes in Stockholders' Equity for the Three
         Years Ended December 31, 1996, 1995 and 1994.......................F-5

Consolidated Statements of Cash Flows for the Three Years Ended
         December 31, 1996, 1995 and 1994...................................F-6

Notes to Consolidated Financial Statements..................................F-7

Unaudited Interim Consolidated Financial Statements:

Consolidated Balance Sheet as of September 30, 1997........................F-18

Consolidated Statements of Income for the Nine Months Ended
         September 30, 1997 and 1996.......................................F-19

Consolidated Statements of Cash Flows for the Nine Months Ended
         September 30, 1997 and 1996.......................................F-20

Consolidated Statements of Changes in Stockholder's Equity for
         the Nine Months Ended September 30, 1997 and 1996.................F-21
Notes to Interim Consolidated Financial Statements.........................F-22

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Peoples Bank of Virginia
Chesterfield, Virginia

We have audited the accompanying consolidated balance sheets of Peoples Bank of Virginia and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Peoples Bank of Virginia and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Richmond, Virginia
January 17, 1997
(January 27, 1998, as to Note 10b)

                            PEOPLES BANK OF VIRGINIA
                           CONSOLIDATED BALANCE SHEETS

December 31,                                                      1996                1995

ASSETS

    Cash and due from banks                                   $  3,723,884       $  4,415,162
    Federal funds sold                                           7,055,000          6,650,000
                                                             -------------        -----------
    Total cash and cash equivalents                             10,778,884         11,065,162
    Investment securities, available for sale
         at fair value, amortized cost of $23,524,764;
         and $20,230,179, respectively (Note 2)                 23,472,238         20,551,706
    Federal Reserve Bank Stock                                     140,000            116,850
    Loans - net of deferred fees and allowance for
         loan losses of $595,000 and $565,000,
         respectively (Note 4)                                  39,158,828         35,568,927
    Premises and equipment - net                                 1,547,285          1,578,470
    Accrued interest receivable                                    512,088            559,762
    Other assets                                                   129,757             89,267
---------------------------------------------------------------------------------------------
         Total assets                                         $ 75,739,080       $ 69,530,144
---------------------------------------------------------------------------------------------
LIABILITIES

    Non-interest bearing deposits                               13,432,087         10,174,560
    Interest-bearing deposits:
         NOW accounts                                            9,667,407          8,625,554
         Money market deposit accounts                           7,739,239          6,716,737
         Savings accounts                                        6,733,592          5,559,882
    Certificates of deposit $100,000 or more                     9,619,999          8,030,034
         Other certificates of deposit                          19,199,131         21,954,090
                                                                ----------         ----------
         Total deposits                                         66,391,455         61,060,857

    Securities sold under agreements to repurchase               1,739,220          1,484,774
    Dividend payable                                                68,244             52,126
    Other liabilities                                              334,292            385,557
---------------------------------------------------------------------------------------------
         Total liabilities                                      68,533,211         62,983,314
---------------------------------------------------------------------------------------------
Commitments and contingencies (Note 14)

STOCKHOLDERS' EQUITY
    Common stock, $10 par value;
         Authorized shares of 500,000, issued
         and outstanding shares of 272,975 and
         248,219, respectively                                   2,729,750          2,482,190
    Surplus                                                      1,936,712          1,416,836
    Retained earnings                                            2,574,074          2,435,596
    Net unrealized gain (loss) on securities available
         for sale, net of tax (benefit) of ($17,859) and
         $109,319, respectively                                    (34,667)           212,208
---------------------------------------------------------------------------------------------
         Total stockholders' equity                              7,205,869          6,546,830
---------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                    $ 75,739,080       $ 69,530,144
---------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                            PEOPLES BANK OF VIRGINIA
                        CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,                             1996           1995              1994
INTEREST INCOME

    Loans receivable                                      $3,575,896      $3,354,903      $2,975,033
    Investment securities
         Taxable                                           1,300,091       1,177,188         893,064
    Tax-exempt                                                75,252          39,512          31,059
    Federal funds sold                                       310,322         312,975         165,716
------------------------------------------------------------------------------------------------------
         Total interest income                             5,261,561       4,884,578       4,064,872
------------------------------------------------------------------------------------------------------
INTEREST EXPENSE

    NOW accounts                                             201,517         186,509         186,051
    Money market deposit accounts                            225,426         232,664         219,069
    Savings accounts                                         187,576         159,344         174,185
    Certificates of deposit $100,000 or more                 342,077         344,290         221,802
    Other certificates of deposit                          1,328,014       1,242,686         822,403
    Securities sold under agreements to repurchase            40,527          58,797          45,756
------------------------------------------------------------------------------------------------------
         Total interest expense                            2,325,137       2,224,290       1,669,266
------------------------------------------------------------------------------------------------------
    Net interest income                                    2,936,424       2,660,288       2,395,606
    Provision for loan losses                                 32,964          17,508          37,362
------------------------------------------------------------------------------------------------------
         Net interest income after provision for
            loan losses                                    2,903,460       2,642,780       2,358,244
------------------------------------------------------------------------------------------------------

OTHER INCOME

    Service charges on deposit accounts                      391,920         379,186         374,789
    Other operating income                                    91,778          83,626          71,663
    Gain on sales of investment securities available
        for sale                                              46,795              18          48,678
------------------------------------------------------------------------------------------------------
         Total other income                                  530,493         462,830         495,130
------------------------------------------------------------------------------------------------------

OTHER EXPENSES
    Salaries and employee benefits                         1,016,201         976,314         876,759
    Occupancy and equipment                                  540,168         541,569         522,421
    Office supplies and services                             220,236         271,371         323,329
    Fees and dues                                            128,126         135,179         132,370
    Advertising and promotion                                 55,961          54,036          42,347
    Other                                                     26,279          24,016          30,246
------------------------------------------------------------------------------------------------------
         Total other expense                               1,986,971       2,002,485       1,927,472
------------------------------------------------------------------------------------------------------
Income before income taxes                                 1,446,982       1,103,125         925,902
Income tax expense                                           470,782         353,000         314,000
------------------------------------------------------------------------------------------------------
Net income                                                $  976,200         750,125      $  611,902
------------------------------------------------------------------------------------------------------
Earnings per share                                        $     3.23      $     2.50      $     2.04
------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                            PEOPLES BANK OF VIRGINIA
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY



                                                                                              NET UNREALIZED
                                                                                              GAIN/(LOSS) ON
                                                                                               SECURITIES
                                                COMMON                            RETAINED      AVAILABLE
                                                 STOCK           SURPLUS          EARNINGS       FOR SALE             TOTAL
                                                 -----           -------          --------       --------             -----
Balance, January 1, 1994                    $ 2,480,190      $ 1,413,536      $ 1,167,858       $                 $ 5,061,584

Net income -- 1994                                 --               --            611,902              --             611,902

Cash dividend declared -- 1994                     --               --            (42,163)             --             (42,163)

Effect of adopting SFAS 115
      at January 1, 1994                           --               --               --              55,971            55,971

Change in unrealized gain(loss)
      on securities available for sale             --               --               --            (125,272)         (125,272)
           ------------------------------------------------------------------------------------------------------------------

Balance December 31, 1994                     2,480,190        1,413,536        1,737,597           (69,301)        5,562,022

Net income -- 1995                                 --               --            750,125              --             750,125

Dividends declared -- 1995                         --               --            (52,126)             --             (52,126)

Issuance of Stock                                 2,000            3,300             --                --               5,300

Change in unrealized gain (loss)
      on securities available for sale             --               --               --             281,509           281,509
            -----------------------------------------------------------------------------------------------------------------



Balance December 31, 1995                     2,482,190        1,416,836        2,435,596           212,208         6,546,830

Net income -- 1996                                 --               --            976,200              --             976,200

10% stock dividend  declared - 1996             247,560          519,876         (767,436)             --                --

Cash dividend declared - 1996                      --               --            (70,286)             --             (70,286)

Change in unrealized gain(loss)
      on securities available for sale             --               --               --            (246,875)         (246,875)
          -------------------------------------------------------------------------------------------------------------------
Balance December 31, 1996                   $ 2,729,750      $ 1,936,712      $ 2,574,074       $   (34,667)      $ 7,205,869
        ---------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements



                            PEOPLES BANK OF VIRGINIA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,                                          1996             1995            1994
CASH FLOWS FROM OPERATING ACTIVITIES

    Interest and fees received                                         $5,309,418       $4,750,222        $ 3,970,319
    Service charges and other income received                             483,698          462,812            447,910
    Interest paid                                                      (2,331,421)      (2,199,880)        (1,653,893)
    Cash paid to suppliers and employees                               (1,861,567)      (1,849,989)        (1,729,804)
    Income tax paid                                                      (402,481)        (396,000)          (268,602)
-----------------------------------------------------------------------------------------------------------------------
         Net cash provided by operating activities                      1,197,647          767,165            765,930
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES

    Proceeds from maturities of investments held to maturity                --           7,249,998          3,214,592
    Proceeds from sales and maturities of investments
       available for sale                                               9,388,757        2,431,061          2,314,267
    Purchase of investments held to maturity                                --          (3,489,531)        (5,909,498)
    Purchases of investments available for sale                       (12,638,364)      (5,878,267)        (4,866,341)
    Purchase of Federal Reserve Bank Stock                                (23,150)           --                  (300)
    Net increase in loans receivable                                   (3,622,865)      (2,994,531)           (59,942)
    Purchases of premises and equipment                                  (121,221)        (196,473)            (6,590)
    Proceeds from the sale of other real estate                             --               --                47,604
-----------------------------------------------------------------------------------------------------------------------
         Net cash used in investing activities                         (7,016,843)      (2,877,743)        (5,266,208)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES

    Net increase in deposit accounts                                     ,330,598        5,513,514          8,015,005
    Net increase (decrease) in securities sold under
           agreements to repurchase                                       254,446           20,810            (61,236)
    Cash dividends                                                        (52,126)         (42,163)           (37,203)
    --------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                      5,532,918        5,492,161          7,916,566
---------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents                 (286,278)       3,381,583          3,416,288
    Cash and cash equivalents at beginning of year                     11,065,162        7,683,579          4,267,291
    -----------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                           10,778,884       11,065,162          7,683,579
    ----------------------------------------------------------------------------------------------------------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

    Net income                                                            976,200          750,125            611,902
    Adjustments to reconcile net income to net cash
         provided by operating activities:

    Depreciation and amortization                                         152,406          152,638            152,709
    Provision for loan losses                                                               32,964             17,508
    37,362

    Deferred income taxes (benefit)                                       (23,871)          20,372            (13,726)
    Non-cash compensation                                                   --               5,300              --
    Net realized gain on securities                                       (46,795)             (18)           (48,678)
    Loss on sale of real estate owned                                       --                  --              1,456
    Net (accretion)amortization of discounts and premiums                     183           (25,507)           10,720
    Increase (decrease) in interest receivable                             47,674          (108,831)         (105,273)
    (Increase) decrease in other assets                                   (40,490)          (30,897)           37,160
    Increase (decrease) in other liabilities                               99,376           (13,525)           82,298
                                                                       -----------      ------------            ------
    Total adjustments                                                     221,447            17,040           154,028
    -------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                          $1,197,647           767,165        $  765,930
    -------------------------------------------------------------------------------------------------------------------

    See notes to consolidated financial statements.


                            PEOPLES BANK OF VIRGINIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1995, and 1994

1        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The accounting and reporting policies of Peoples Bank of Virginia ("the Bank") conform to generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant of those policies.

a Peoples Bank of Virginia operates under a state bank charter and provides full banking services. As a state member bank, the Bank is subject to regulation of the State Corporation Commission, Bureau of Financial Institutions, the Federal Reserve System and the Federal Deposit Insurance Corporation. The area served by Peoples Bank of Virginia is Chesterfield County and services are provided at four locations.

b The accompanying consolidated financial statements include the accounts of Peoples Bank of Virginia and its wholly-owned subsidiary, PBV Service Corp. All material intercompany accounts and transactions have been eliminated in consolidation.

c The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

d        Effective  January 1, 1994,  the Bank adopted  Statement of  Accounting
         Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") which resulted in a change in accounting principle. This pronouncement requires that investments in debt and equity securities with readily determinable fair values are classified as either held to maturity, available for sale or trading, based on management's intent. Available for sale securities are carried at fair value with the corresponding unrealized gains and losses included in stockholder's equity on an after tax basis. All other securities are classified as held to maturity and are carried at amortized cost. The Bank does not have any securities classified as trading securities. Gains or losses are recognized only upon realization at the time of sale using the cost of the specific security sold.

         The Adoption of SFAS 115, which has not been applied retroactively to 1993 financial statements, resulted in an increase in stockholders' equity of $55,971 for the unrealized gain net of income tax of $28,834 on investment securities classified as available for sale at January 1, 1994. In accordance with a permissible, one-time reclassification of securities, the Bank reassessed its liquidity need and transferred securities with an amortized cost of $11,402,234 from held to maturity to available for sale at fair value resulting in a net unrealized gain on $124,645 in 1995.

e Federal Reserve Bank stock is stated at cost. No ready market exists for this stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have market value which is equal to cost.

f Loans are carried at the principal amount outstanding net of unearned income and an allowance for possible loan losses. Unearned income on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances on the principal amount outstanding. Loans are generally placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier if collection is uncertain based upon an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Loans greater than 90 days past due may remain on accrual status if management determines it has adequate collateral to cover the principal and interest. For those loans which are carried on nonaccrual status, interest is recognized on the cash basis.

         Loan origination fees and costs are deferred and the net amount is amortized as an adjustment of the loan yield using a method which approximates the level yield method. The Bank is amortizing these amounts over the estimated lives of the related loans.

g An allowance is maintained for probable losses on loans. Loan losses, net of recoveries on loans previously charged off, are charged to the allowance. The allowance for loan losses is based upon management's periodic evaluation of the portfolio with consideration given to the overall loss experience, delinquency data, financial condition of the borrowers, and such other factors that, in management's judgment, warrant recognition in providing an adequate allowance.

h Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are charged to expense over the estimated useful lives of the assets and are computed using the straight-line method for financial reporting purposes. The cost of major renewals or improvements are capitalized while the cost of ordinary maintenance and repairs are charged to expense as incurred.

i Property acquired through foreclosure is stated at the lower of the recorded cost or the estimated fair value of the property, less selling costs. At the time of foreclosure, any excess of cost over estimated fair value, less selling costs is charged to the allowance for loan losses. Subsequent declines in the fair value are recorded in a valuation account and are reflected in operations in the year in which the decline occurred.

j An asset and liability approach to financial accounting and reporting for income taxes is used by the bank. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

k Earnings per share are computed by dividing net income by the weighted average number of shares outstanding during the year, plus dilutive common stock equivalents attributable to stock options. During 1996, 1995 and 1994, the number of shares used in computing earnings per share was 302,676, 300,569, and 300,533, respectively.

l The Bank's definition of cash and cash equivalents are shown in the Consolidated Statement of Cash Flows includes items such as short-term, highly liquid investments with maturities of three months or less at date of purchase, including federal funds sold.

m In 1995, the Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), as amended by SFAS 118. These pronouncements require that an impaired loan be measured based on the present value of expected future cash flows discounted at the effective interest rate of the loan, or at fair value of the loan's collateral for "collateral dependent' loans. The Bank considers a loan impaired when it is probable that the Bank will be unable to collect all interest and principal payments as scheduled in the loan agreement. A loan is not considered impaired during a period of delay in payment if the ultimate collectibility of all amounts due is expected. A valuation allowance is required to the extent that the measure of the impaired loan is less than expected. A valuation allowance is required to the extent that the measure of the impaired loan is less than the recorded investment. Consistent with the Bank's method for nonaccrual loans, interest receipts for impaired loans are recognized on the cash basis. The Bank had no impaired loans as of December 31, 1996.

2        INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities at December 31, 1996 are shown in the following table:

                                                                                       1996
                                                                                 Gross                Gross               Estimated
                                                     Amortized                  Unrealized           Unrealized              Fair
                                                       Cost                      Gains               (Losses)               Value
AVAILABLE FOR SALE:

        U. S. Treasuries                             $14,230,704                $  61,046            $(49,482)           $14,242,268
        Federal agencies                               6,597,327                    6,308             (60,019)             6,543,616
        States and political subdivisions
           Non-taxable                                 2,060,318                    3,563             (10,751)             2,053,130
         Taxable                                         636,415                      -                (3,191)               633,224
                                         -------------------------------------------------------------------------------------------
         Total                                       $23,524,764                $  70,917           $(123,443)           $23,472,238
------------------------------------------------------------------------------------------------------------------------------------

                                                                1995

                                                                                 Gross                Gross               Estimated
                                                     Amortized                  Unrealized           Unrealized             Fair
                                                       Cost                      Gains                (Losses)             Value
AVAILABLE FOR SALE:

       U. S. Treasuries                              $12,493,986                $ 247,520           $  (2,913)           $12,738,593
        Federal agencies                               6,076,533                   84,192              (1,000)             6,159,725
        States and political subdivisions
         Non-taxable                                   1,319,660                    4,180             (15,110)             1,308,730
         Taxable                                         340,000                    4,658                -                   344,658
------------------------------------------------------------------------------------------------------------------------------------
         Total                                       $20,230,179                $ 340,550           $ (19,023)           $20,551,706
------------------------------------------------------------------------------------------------------------------------------------


The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below.

                                                                     Amortized                  Fair
                                                                       Cost                     Value
AVAILABLE FOR SALE:

         One year or less                                         $  7,397,768             $  7,422,688
         1 to 5 years                                               15,787,191               15,712,270
         5 to 10 years                                                 339,805                  337,280
         -------------------------------------------------------------------------------------------------------------
          Total                                                    $23,524,764             $ 23,472,238
          -------------------------------------------------------------------------------------------------------------

Proceeds from sales of investment securities available for sale during 1996 were $2,967,301, resulting in gross realized gains of $48,361 and gross realized losses of $1,566.

Proceeds from sales of investment securities available for sale during 1995 were $2,431,061, resulting in gross realized gains of $18. There were no gross realized losses.

Proceeds from sales of investment securities available for sale during 1994 were $2,314,267, resulting in gross realized gains of $48,678. There were no gross realized losses.

Securities having a amortized cost of $3,702,589 and $4,949,067 and fair value of $3,688,424 and $5,012,862 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes as required by law.

3        LOANS

Major classifications of loans are summarized as follows:

                                                     1996                      1995
         Commercial                              $  7,750,150              $ 6,812,812
         Real estate - construction                 4,507,908                5,599,359
         Real estate - commercial                  15,251,513               11,957,123
         Real estate - residential                  8,624,706                7,588,157
         Consumer                                   3,619,551                4,176,481
         -----------------------------------------------------------------------------
                                                   39,753,828               36,133,932
         Less deferred fees                           ---                          (5)

                                                   39,753,828               36,133,927
         Less allowance for loan losses              (595,000)                (565,000)
         ------------------------------------------------------------------------------
         Loans - net                              $39,158,828              $35,568,927
         ---------------------------------------------------------------------------------------

4 ALLOWANCE FOR LOAN LOSSES

The following is a summary of transactions in the allowance for loan losses for the years ended December 31:

                                         1996                   1995                 1994
         Beginning balance             $565,000               $508,000             $479,000
         Charge-offs                     (9,598)               (19,736)             (17,817)
         Recoveries                       6,634                 59,228                9,455
         Provision for loan losses       32,964                 17,508               37,362
         ---------------------------------------------------------------------------------------
         Ending balance                $595,000               $565,000             $508,000
         ---------------------------------------------------------------------------------------

5        PREMISES AND EQUIPMENT

The summary of bank premises and equipment is as follows:

                                                                      1996                       1995
Cost

         Land                                                    $  549,694                $   549,694
         Buildings                                                1,008,246                  1,008,246
         Building improvements                                      175,647                    172,348
         Leasehold improvements                                      99,919                     86,122
         Furniture, fixtures and equipment                        1,041,097                    964,379
-------------------------------------------------------------------------------------------------------
        Total cost                                                2,874,603                  2,780,789
-------------------------------------------------------------------------------------------------------
Accumulated depreciation and amortization

         Buildings                                                  312,326                    279,283
         Building improvements                                      122,098                    111,074
         Leasehold improvements                                      53,184                     44,171
         Furniture, fixtures and equipment                          839,710                    767,791
-------------------------------------------------------------------------------------------------------
         Total accumulated depreciation and amortization          1,327,318                  1,202,319
-------------------------------------------------------------------------------------------------------
         Net premises and equipment                              $1,547,285                 $1,578,470
-------------------------------------------------------------------------------------------------------


6                 DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was $9,619,999 and $8,030,034 in 1996 and
1995, respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows:

               1997                                        $18,523,048
               1998                                          5,135,662
               1999                                          2,606,880
               2000                                          1,928,890
               2001 and thereafter                             624,650
               -------------------------------------------------------
               Total certificates of deposit               $28,819,130
               -------------------------------------------------------

7                 LEASES

The Bank leases facilities under noncancelable lease agreements which are accounted for as operating leases. Rent expenses with respect to operating leases were $113,339, $110,230, and $107,240 for the years ended December 31, 1996, 1995, and 1994 respectively. During 1990, the Bank entered into a contract to sublease a branch facility. The lease runs through August 31, 2000 and has rent escalations of 4% per year.

At December 31, 1996, future minimum lease payments due under noncancelable operating leases that have an initial term in excess of one year are as follows:

             1997                                        $ 116,301
             1998                                           87,153
             1999                                           90,640
             2000                                           62,508
             -----------------------------------------------------
             Total minimum lease payments                $ 356,602
             -----------------------------------------------------

8        INCOME TAXES

Income taxes applicable to net income for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                      1996             1995             1994

Current                            $494,653          $332,628         $327,726
Deferred                            (23,871            20,372          (13,726)
--------------------------------------------------------------------------------
Total income tax expense           $470,782          $353,000         $314,000
--------------------------------------------------------------------------------


The following is a reconciliation of the expected tax expense with the reported expense for the years ended December 31:

                                         1996                         1995                         1994
                                                 % of                           % of                       % of
                                                Pre-tax                       Pre-tax                     Pre-tax
                                  Amount        Income          Amount         Income         Amount       Income
Expected tax expense             $491,973         34.0%        $375,063        34.0%         $314,807      34.0%
Effect of
  Tax exempt interest             (25,586)        (1.8)         (39,512)       (3.6)          (12,776)     (1.4)
  Other                             4,395          0.3           17,449         1.6            11,969       1.3
-----------------------------------------------------------------------------------------------------------------
Total income tax expense         $470,782         32.5%        $353,000        32.0%         $314,000      33.9%
-----------------------------------------------------------------------------------------------------------------


The tax effects of each type of significant item that gave rise to deferred taxes are:

                                                1996               1995            1994
                                                ----               ----            ----
Deferred Tax Asset:
  Allowance for loan losses                   $156,156            $144,948       $132,710
  Net unrealized loss on securities
         available for sale                     24,724               ---           35,701
  Other                                          ---                 4,419          7,382
-----------------------------------------------------------------------------------------
         Deferred tax asset                    180,880             149,367        175,793
-----------------------------------------------------------------------------------------

Deferred Tax Liability:
  Net unrealized gain on securities

         available for sale                        ---            (109,319)           ---
  Depreciation                                 (47,066)            (46,165)       (49,770)
  Cash conversion.                            (150,716)           (166,280)      (133,028)
------------------------------------------------------------------------------------------
         Deferred tax liability               (197,782)           (321,764)      (182,798)
------------------------------------------------------------------------------------------
           Net deferred tax liability        $ (16,902)         $ (172,397)      $ (7,005)

                          NOTES TO FINANCIAL STATEMENTS

                                   (Continued)

9        SAVINGS AND PROFIT SHARING PLANS

The bank has a voluntary 401(k) savings plan which permits eligible employees to contribute up to 12% of their compensation. The Bank matches 50% of each employee's contribution, up to a maximum of 6% of the employee's compensation. Contributions to the savings plan were $16,060 in 1996, $17,164 in 1995 and $15,426 in 1994, and amounts expensed for contribution to the profit sharing plan were $22,755 in 1996, $23,100 in 1995, and $0 in 1994.

10       STOCK DIVIDENDS

a. 1996 - On March 18, 1996, the board of directors authorized a 10% stock dividend to be distributed on May 14, 1996 to shareholders of record on April 16, 1996.

b. 1997 - Subsequent event - On May 13, 1997 the board of directors distributed a 10% stock dividend to the shareholders of record on April 15, 1997. All share and per share data have been restated to reflect the stock dividends and a correction of a computational error in weighted average shares in 1996, which increased the total shares by 9,021.

11       STOCK OPTION PLAN

In 1993 the Bank's directors and shareholders authorized the reservation of 5,000 shares of the Bank's common stock for issuance under a non-qualified stock option plan. Under this plan the Bank's management personnel are eligible to receive incentive awards in the form of stock options. The options are exercisable immediately and originally expired 5 years from the date of grant. In 1996, the shareholders modified the plan to extend the life of the option to 10 years from the date of grant, and increased the reservations to 10,000 shares. No options had been exercised or canceled at December 31, 1996 and 1995.

At December 31, 1996, 7,942 stock options are exercisable. Transactions under the stock option and incentive plan for the periods indicated were as follows:


                                          December 31, 1996                           December 31, 1995
                                    Shares         Weighted Average            Shares         Weighted Average
                                                    Exercise Price                             Exercise Price
Outstanding, beginning of year      1,342              $13.84                   1,342             $13.84
Granted  .........                  6,600               18.94
Outstanding, end of year            7,942              $18.07                   1,342             $13.84

At December 31, 1996, outstanding stock options with weighted average exercise prices and average remaining contractual lives were as follows: 1,100 shares at $13.64 for 2 years, 242 shares at $13.84 for 3 years, and 6,600 shares at $18.94 for 10 years.

The Bank applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plans. Had compensation cost for the Bank's stock incentive plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under FAS 123, "Accounting for Stock-Based Compensation," the Bank's net income and income per share would not have been materially different from the amount shown in the statement of income for the year ended December 31, 1996 and 1995.

The weighted average fair value of each option granted during the year ended December 31, 1996, was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions for 1996: fair value of options granted of $13.57; risk-free rate of 6.50%; dividend yield of 0.76%; and expected lives of 10 years.

12       REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                    For Capital                      Prompt Corrective
                                      Actual                     Adequacy Purposes                   Action Provisions
                                  ----------------------------------------------------------------------------------------
                                  Amount       Ratio             Amount           Ratio                Amount      Ratio
                                  ------       -----             ------           -----                ------      -----
As of December 31, 1996
  Total Capital

    (to Risk Weighted Assets)     $7,779,874   18.1%             >$3,447,280      >8.0%             >$4,309,100   >10.0%
                                                                 -                -                 -             -
  Tier I Capital
    (to Risk Weighted Assets)     $7,240,536   16.8%              >$1,723,640     >4.0%             >$2,585,460    >6.0%
                                                                  -                -                 -             -
  Tier I Capital
    (to Average Assets)           $7,240,536    9.8%              >$2,959,680     >4.0%             >$3,699,600    >5.0%
                                                                  -               -                 -              -
As of December 31, 1995
  Total Capital

    (to Risk Weighted Assets)     $6,829,063    16.8%             >$3,158,800     >8.0%              >$3,948,500   >10.0%
                                                                  -               -                  -             -
  Tier I Capital
    (to Risk Weighted Assets)     $6,334,622    15.5%             >$1,579,400     >4.0%              >$2,369,100    >6.0%
                                                                  -               -                  -              -
  Tier I Capital
    (to Average Assets)           $6,334,622     9.3%             >$2,715.480     >4.0%              >$3,394,350    >5.0%
                                                                  -               -                  -              -


13       RELATED PARTY TRANSACTIONS

The Bank leases a facility from a corporation owned by a director under an operating lease. Rental payments in connection with this lease totaled $32,500 in 1996, 1995, and 1994. At December 31, 1996 and 1995, loans to directors and executive officers totaled $996,045 and $991,347, respectively. New advances to directors and executive officers totaled $677,051 and repayments totaled $692,421 in the year ended December 31, 1996. At December 31, 1996 and 1995, loans and guarantees to related interests of directors and executive officers totaled $441,225 and $477,975, respectively. At December 31, 1995, securities sold under agreements to repurchase held by directors totaled $49,227.

14       COMMITMENTS AND CONTINGENCIES

In the normal course of business, there are outstanding commitments and contingent liabilities that are not reflected in the accompanying financial statements. These include commitments to extend letters of credit and loan guarantees. These arrangements have credit risk essentially the same as that involved in extending loans and are subject to the Bank's normal credit policies. Collateral is obtained based on management's credit assessment of the customer. No losses are expected to result from these transactions.

Lines of credit are established for a potential borrower as an indication of the aggregate amount of outstanding loans that the Bank is willing to extend. Sometimes these lines of credit are supported by balances left on deposit. Loan advances made under such lines usually do not extend beyond the borrower's fiscal year. Such advances are normally given for working capital purposes and require repayment within twelve months.

Formal long-term commitments are made under legal and binding agreements for which the borrower pays a commitment fee. These agreements typically contain clauses that permit cancellation of the commitment in the event of credit deterioration of the borrower. At December 31, 1996 and 1995, the Bank had outstanding letters of credit totaling $2,529,993 and $1,883,366 and loan commitments of approximately $9,369,000 and $7,660,000, respectively.

Also, at December 31, 1996, substantially all of the Bank's loan activity was with customers located in Chesterfield County, Virginia, of which approximately 38% were collateralized by commercial real estate properties.

15       FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"). The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. Loan commitments are conditional and subject to market pricing and therefore do not reflect a gain or a loss of market value. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. However, considerable judgment is required to interpret market data to develop the estimates of fair value.

Accordingly, the estimates presented below are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and short-term investments. The nature of these instruments and their relatively short maturities provides for the reporting of fair value equal to the historical cost.

Investment securities. The fair value of investment securities is based on quoted market prices.

Loans. The estimate of fair value of loan portfolio is estimated based on present values using applicable spreads to the U. S. Treasury curve.

Deposits. The fair value of all demand accounts is the amount payable at the report date. For time deposits, the fair value is computed based on an estimated of the cost savings due to the low cost of the deposits over their life, discounted using an appropriate cost of funds rate.

                                                              December 31,  1995

                                                            Carrying             Estimated
                                                             Amount*             Fair Value*
                                                             ------              ----------
Financial Assets:

         Cash and short term investments                     $11,065              $11,065
         Investment securities                                20,230               20,552
         Net loans                                            35,569               35,266

Financial Liabilities:

         Demand deposits                                      31,077               31,077
         Time deposits                                        29,984               30,355

         Securities sold under agreements to repurchase        1,485                1,485


Off Balance Sheet Items

         Loan commitments                                      7,660                7,660
         Letters of credit                                   $ 1,883              $ 1,833

* In thousands

In December 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 126, "Exemption from Certain Required Disclosures About Financial Instruments for Certain Nonpublic Entities"("SFAS 126"). The statement exempts certain companies from the requirements of SFAS 107 on financial instrument disclosures. As a result, the Bank is now exempt from these disclosure requirements and accordingly such information for December 31, 1996 is not presented.

                            PEOPLES BANK OF VIRGINIA
                           CONSOLIDATED BALANCE SHEETS

                             (dollars in thousands)

                                                            September 30, 1997       December 31, 1996

ASSETS

    Cash and due from banks                                   $   3,901                 $  3,724
    Federal funds sold                                            8,850                    7,055
                                                             ----------                ---------
    Total cash and cash equivalents                              12,751                   10,779
    Investment securities, available for sale
         at fair value, amortized cost of $19,139;
         and $23,524, respectively                               19,154                   23,472
    Federal Reserve Bank Stock                                      167                      140
    Loans - net of deferred fees and allowance for
         loan losses of $609 and $586,
         respectively (Note 2)                                   45,197                   39,159
    Premises and equipment - net                                  1,470                    1,547
    Accrued interest receivable                                     521                      512
    Other assets                                                    138                      130
    ---------------------------------------------------------------------------------------------
         Total assets                                            79,398                   75,739
-------------------------------------------------------------------------------------------------
LIABILITIES

    Non-interest bearing deposits                                15,041                   13,432
    Interest-bearing deposits:
         NOW accounts                                             9,444                    9,668
         Money market deposit accounts                            9,601                    7,739
         Savings accounts                                         6,670                    6,734
    Certificates of deposit $100,000 or more                     10,538                    9,620
         Other certificates of deposit                           18,623                   19,199
         Total deposits                                          69,917                   66,392
    Securities sold under agreements to repurchase                1,147                    1,739
Dividend payable                                                      0                       68
    Other liabilities                                               302                      334
    --------------------------------------------------------------------------------------------
                  Total liabilities                              71,366                   68,533
------------------------------------------------------------------------------------------------
Commitments and contingencies

STOCKHOLDERS' EQUITY
    Common stock, $10 par value;
         Authorized shares of 500,000, issued
         and outstanding shares of 301,376 and
         272,975, respectively                                    3,014                    2,730
    Surplus                                                       2,568                    1,937
    Retained earnings                                             2,441                    2,574
    Net unrealized gain (loss) on securities available
         for sale, net of tax (benefit) of $6 and
         $(17), respectively                                          9                      (35)
-------------------------------------------------------------------------------------------------
         Total stockholders' equity                               8,032                    7,206
-------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                     $ 79,398                $  75,739
-------------------------------------------------------------------------------------------------
See notes to consolidated financial statements


                            PEOPLES BANK OF VIRGINIA
                        CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in thousands)

                                                Nine months ended September 30      Three months ended September 30
                                                     1997              1996                1997           1996
                                                     ----              ----                ----           ----
INTEREST INCOME

    Loans receivable                                $3,023            $2,770              $1,066         $   959
    Investment securities
            Taxable                                    913               990                 284             317
               Tax-exempt                               58                54                  18              20
    Federal funds sold                                 194               210                  99              80
         Total interest income                       4,188             4,024               1,467           1,376
--------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE

    NOW accounts                                       151               148                  53              49

    Money market deposit accounts                      197               164                  80              59
    Savings accounts                                   143               138                  48              47
    Certificates of deposit $100,000 or more           304               245                 111              78
    Other certificates of deposit                      877             1,025                 296             337
    Securities sold under agreements to repo            31                29                  12              11
    ----------------------------------------------------------------------------------------------------------------
         Total interest expense                      1,703             1,749                 600             581
--------------------------------------------------------------------------------------------------------------------
    Net interest income                              2,485             2,275                 867             795
    Provision for loan losses                           18                23                  --               7
--------------------------------------------------------------------------------------------------------------------

         Net interest income after provision for
            loan losses                              2,467             2,252                 867             788
---------------------------------------------------------------------------------------------------------------------

OTHER INCOME

    Service charges on deposit accounts                303               274                 102              95
    Other operating income                              99                55                  32              19
    Gain (loss) on sales of investment
        securities available for sale                   (2)               22                  --              (2)
--------------------------------------------------------------------------------------------------------------------
         Total other income                            400               351                 134             112
--------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES

    Salaries and employee benefits                     896               818                 306             281
    Occupancy and equipment                            331               332                 113             117

    Office supplies and services                       267               238                  92              77

    Fees and dues                                      110                96                  39              33
Advertising and promotion
                                                        61                48                  22              16
    Other                                               44                20                   5               5
    --------------------------------------------------------------------------------------------------------------
    Total other expense                              1,709             1,552                 577             529
    --------------------------------------------------------------------------------------------------------------
    Income before income taxes                        1,158            1,051                 424             371
Income tax expense                                      387              350                 142             123
---------------------------------------------------------------------------------------------------------------------
Net income                                          $   771          $   701             $   282        $    248
---------------------------------------------------------------------------------------------------------------------
Earnings per share                                   $ 2.52           $ 2.32                 .92             .82
---------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements

                            PEOPLES BANK OF VIRGINIA
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)

For the Nine months ended September 30,                                         1997                 1996

CASH FLOWS FROM OPERATING ACTIVITIES
Interest and fees received                                                     $4,169               $4,072
Service charges and other income received                                         402                  330
Interest paid                                                                  (1,700)              (1,755)
Cash paid to suppliers and employees                                           (1,515)              (1,564)
Income tax paid                                                                  (509)                (283)
-------------------------------------------------------------------------------------- --------------------
           Net cash provided by operating activities                              847                  800
-------------------------------------------------------------------------------------- --------------------
CASH FLOWS FROM INVESTING ACTIVITIES

Proceeds from sales and maturities of investments available for sale            7,397                6,094
Purchases of investments available for sale                                    (3,026)              (6,846)
Purchase of Federal Reserve Bank Stock                                            (27)                 (23)
Net increase in loans receivable                                               (6,056)              (3,714)
Purchases of premises and equipment                                               (39)                (118)
-------------------------------------------------------------------------------------- --------------------
         Net cash used in investing activities                                 (1,751)              (4,607)
------------------------------------------------------------------------------------ -------------------- -
CASH FLOWS FROM FINANCING ACTIVITIES

Net increase in deposit accounts                                                3,525               4,032
Net increase (decrease) in securities sold under agreements to repurchase        (592)               (150)
Proceeds from issuance of stock                                                    15

Cash dividends                                                                    (72)                (54)
-------------------------------------------------------------------------------------- --------------------
         Net cash provided by financing activities                              2,876               3,828
-------------------------------------------------------------------------------------- --------------------
Net increase (decrease) in cash and cash equivalents                            1,972                  21
Cash and cash equivalents at beginning of period                               10,779              11,065
-------------------------------------------------------------------------------------- --------------------
Cash and cash equivalents at end of period                                   $ 12,751            $ 11,093
-------------------------------------------------------------------------------------- --------------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Net income                                                                        771               $ 701
Adjustments to reconcile net income to net cash
         provided by operating activities:

Depreciation and amortization                                                     116                 111
Provision for loan losses                                                          18                  23
Net realized gain on securities                                                     2                 (22)
Net (accretion)amortization of discounts and premiums                             (11)                 (4)
Increase (decrease) in interest receivable                                         (9)                 51
(Increase) decrease in other assets                                                (8)                (50)
Increase (decrease) in other liabilities                                          (32)                (10)
-------------------------------------------------------------------------------------- --------------------
Total adjustments                                                                 76                   99
-------------------------------------------------------------------------------------- --------------------
 Net cash provided by operating activities                                      $ 847               $ 800
-------------------------------------------------------------------------------------- --------------------
See notes to consolidated financial statements


                            PEOPLES BANK OF VIRGINIA
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                             NET
                                                         UNREALIZED
                                                         GAIN/(LOSS)
                                                              ON
                                                          SECURITIES
                            COMMON              RETAINED  AVAILABLE
                             STOCK    SURPLUS   EARNINGS   FOR SALE    TOTAL
Balance January 1, 1996     $2,482     $1,417    $2,436     $ 212     $6,547
Net income--1997                                    701                  701
10% stock dividend             248        520      (768)
Cash paid in lieu of
  fractional shares                                  (2)                  (2)
Change in unrealized
  gain (loss) on
  securities available
  for sale                                                   (279)      (279)
                            ------     ------    ------     ------    ------
Balance September 30, 1996  $2,730     $1,937    $2,367     $ (67)    $6,967
                            ======     ======    ======     ======    ======

Balance January 1, 1997     $2,730     $1,937    $2,574     $ (35)    $7,206
Net income--1997                --         --       771                  771
10% stock dividend
  declared - 1997              273        627      (900)
Cash paid in lieu
  of fractional shares          --         --        (4)                  (4)
Issuance of stock               11          4                             15
Change in unrealized
  gain (loss) on
  securities available
  for sale                                                     44         44
                            ------     ------    ------     -----     ------
Balance September 30, 1997  $3,014     $2,568    $2,441     $   9     $8,032
                            ======     ======    ======     =====     ======

                            PEOPLES BANK OF VIRGINIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               For the periods ended September 30, 1997 and 1996

     1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The information contained in the financial statements is unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of the interim periods presented have been made. Operating results for the nine month period ended are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The accompanying consolidated financial statements include the accounts of Peoples Bank of Virginia and its wholly-owned subsidiary, PBV Service Corp. All material intercompany accounts and transactions have been eliminated in consolidation.

     These financial statements should be read in conjunction with consolidated financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 1996. Certain previously reported amounts have been reclassified to current period presentation.

     2     ALLOWANCE FOR LOAN LOSSES

The following summarizes activity in the allowance for loan losses for the nine months ended September 30, (in thousands):
                                           1997            1996

     Balance, January 1                  $ 595             $565
          Chargeoffs                       (10)              (6)
          Recoveries                         6                4
          Provision for loan losses         18               23
     -----------------------------------------------------------
     Ending balance, September 30           $609           $586
     -----------------------------------------------------------

     3      EARNINGS PER SHARE

     Earnings per share outstanding has been computed by dividing net income by the weighted average number outstanding for the period. Weighted average shares used for the computation were 306,424 and 302,676 for the nine months ended September 30, 1997 and 1996.

     4

     On May 13, 1997, the board of directors distributed a 10% stock dividend to the Shareholders of record on April 15, 1997. All share and per share data have been restated to reflect the stock dividend.

     5      RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1996, the FASB issued FASB No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on transfer of the affected asset or liability that it controls or surrenders. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. PBV is not presently expected to be impacted by this Statement in the forseeable future.

     In December 1996, the FASB issued FASB Statement No. 127, which deferred for one year paragraphs 9 - 12 (Accounting for Transfers and Servicing of Financial Assets) under FASB No. 125 for securities lending, repurchase agreements, dollar rolls, and other secured transactions. The FASB also agreed to defer for one year paragraph 5 (Secured Borrowings and Collateral) under FASB No. 125 for all transactions.

     In February 1997, the FASB issued FASB No. 128, Earnings Per Share. FASB No. 128 simplifies the calculation of earnings per share (EPS) and makes it comparable to international standards. Under FASB No. 128, primary EPS is replaced with a calculation known as basic EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Fully diluted EPS has not changed significantly but has been renamed diluted EPS. Under the new rules, income available to common shareholders should be adjusted for the assumed conversion of all potentially dilutive securities. The treasury stock method is used to calculate the dilutive effect of options and warrants. The treasury stock method is applied using the average market price of PBV's common stock during the period rather than the higher of the average market price or ending market price. The dilutive effect of convertible debt of convertible preferred stock will be calculated using the if-converted method, which assumes conversion at the beginning of the period of the effect is dilutive. FASB No. 128 is effective for both interim and annual financial statements for periods ending after December 15, 1997. Earlier application is not permitted.

     During June 1997, the FASB issued FASB No. 130, Reporting Comprehensive Income. This pronouncement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains, and losses) in a full set of general purpose financial statements. FASB No. 130 is effective for financial statements beginning after December 15, 1997.

     Additionally during June of 1997, the FASB issued FASB No. 131, Disclosures About Segments of an Enterprise and Related Information. FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. This statement becomes effective for financial statements for periods beginning after December 15, 1997.

     FASB 130 and 131 will not have any impact on the Bank's financial statements except to require additional disclosures.

     6   PENDING MERGER

     The Boards of Directors for F & M National Corporation (F&M) and Peoples Bank of Virginia (PBV) have approved an Agreement and Plan of Reorganization to merge PBV with F&M Bank--Richmond. The Agreement and Plan of Reorganization contemplates a share exchange between the respective bank's shareholders. Shareholders of PBV stock will receive 2.58 shares of F&M Common Stock for each outstanding share of PBV Common Stock, with cash being paid in lieu of fractional shares.

                                                                     APPENDIX I

                      AGREEMENT AND PLAN OF REORGANIZATION

                                       AND

                                 PLAN OF MERGER

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                            F&M NATIONAL CORPORATION

                                F&M BANK-RICHMOND

                                       and

                            PEOPLES BANK OF VIRGINIA

                          ----------------------------

                                December 1, 1997

                          ----------------------------

                                TABLE OF CONTENTS

                                                                                                               Page
ARTICLE 1.        THE MERGER AND RELATED MATTERS..................................................................1
     1.1          The Merger......................................................................................1
     1.2          Conversion of PBV Stock.........................................................................1
     1.3          Exchange Procedures.............................................................................2
     1.4          Board of Directors of the Continuing Bank; Certain Officer Positions............................2
     1.5          PBV Stock Options...............................................................................2
     1.6          Closing; The Effective Date.....................................................................3
     1.7          Definitions.....................................................................................3

ARTICLE 2.        REPRESENTATIONS AND WARRANTIES OF PBV...........................................................4
     2.1          Organization, Standing and Power of PBV.........................................................4
     2.2          Organization, Standing and Power of the PBV Subsidiaries........................................4
     2.3          Authorized and Effective Agreements.............................................................4
     2.4          Capital Structure...............................................................................5
     2.5          Rights..........................................................................................5
     2.6          Financial Statements; Books and Records; Minute Books...........................................5
     2.7          Absence of Material Changes and Events..........................................................5
     2.8          Absence of Undisclosed Liabilities..............................................................6
     2.9          Legal Proceedings; Compliance with Laws.........................................................6
     2.10         Tax Matters.....................................................................................6
     2.11         Property........................................................................................6
     2.12         Employee Benefit Plans..........................................................................7
     2.13         Insurance.......................................................................................7
     2.14         Loans; Allowance for Loan Losses................................................................8
     2.15         Environmental Matters...........................................................................8
     2.16         Takeover Laws...................................................................................9
     2.17         Brokers........................................................................................10
     2.18         Statements True and Correct....................................................................10

ARTICLE 3.        REPRESENTATIONS AND WARRANTIES OF F&M..........................................................10
     3.1          Organization, Standing and Power...............................................................10
     3.2          Organization, Standing and Power of F&M Subsidiaries...........................................10
     3.3          Authorized and Effective Agreement.............................................................11
     3.4          Capital Structure..............................................................................11
     3.5          Financial Statements; Books and Records; Minute Books..........................................11
     3.6          Absence of Material Changes or Events..........................................................12
     3.7          Absence of Undisclosed Liabilities.............................................................12
     3.8          Legal Proceedings; Compliance with Laws........................................................12
     3.9          Tax Matters....................................................................................12
     3.10         Employee Benefit Plans.........................................................................12
     3.11         Insurance......................................................................................13
     3.12         Allowance for Loan Losses......................................................................13
     3.13         Environmental Matters..........................................................................13
     3.14         Securities Reports.............................................................................13
     3.15         Statements True and Correct....................................................................13

ARTICLE 4.        COVENANTS AND AGREEMENTS.......................................................................14
     4.1          Reasonable Best Efforts........................................................................14
     4.2          Access to Information; Notice of Certain Matters, Confidentiality..............................14
     4.3          Registration Statement; Shareholder Approval...................................................14
     4.4          Operation of the Business of PBV...............................................................15
     4.5          Operation of the Business of F&M...............................................................16
     4.6          Dividends......................................................................................16
     4.7          No Solicitation of Other Offers................................................................16
     4.8          Regulatory Filings.............................................................................17
     4.9          Public Announcements...........................................................................17
     4.10         Accounting Treatment...........................................................................17
     4.11         Affiliate Agreements...........................................................................17
     4.12         Benefit Plans; Employment Agreements...........................................................17
     4.13         NYSE Listing...................................................................................17
     4.14         Indemnification................................................................................17
     4.15         Stock Option Agreement.........................................................................18

ARTICLE 5.        CONDITIONS TO THE MERGER.......................................................................18
     5.1          General Conditions.............................................................................18
     5.2          Conditions to Obligations of F&M...............................................................19
     5.3          Conditions to Obligations of PBV...............................................................19

ARTICLE 6.        TERMINATION....................................................................................20
     6.1          Termination....................................................................................20
     6.2          Effect of Termination..........................................................................21
     6.3          Survival of Representations, Warranties and Covenants..........................................21
     6.4          Fees and Expenses..............................................................................21

ARTICLE 7.        GENERAL PROVISIONS.............................................................................22
     7.1          Entire Agreement...............................................................................22
     7.2          Binding Effect; No Third-Party Rights..........................................................22
     7.3          Waiver and Amendment...........................................................................22
     7.4          Governing Law..................................................................................22
     7.5          Notices........................................................................................22
     7.6          Counterparts...................................................................................23
     7.7          Severability...................................................................................23



                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 1, 1997, by and between F&M NATIONAL CORPORATION, a Virginia corporation ("F&M"), F&M BANK-RICHMOND, a wholly-owned Virginia banking subsidiary of F&M ("F&M Bank-Richmond"), and PEOPLES BANK OF VIRGINIA, a Virginia banking corporation ("PBV").

                                   WITNESSETH:

         WHEREAS, the respective Boards of Directors of F&M and PBV have approved the affiliation of their companies through the merger of PBV with and into F&M Bank-Richmond pursuant to and subject to the terms and conditions of this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger"); and

         WHEREAS, the parties desire to provide for certain conditions, representations, warranties and agreements in connection with the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                    ARTICLE 1

                         THE MERGER AND RELATED MATTERS

         1.1      The Merger

         Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.5 hereof, PBV shall be merged with and into F&M Bank-Richmond pursuant to the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Merger"). The separate corporate existence of PBV shall thereupon cease, and F&M Bank-Richmond will be the surviving corporation in the Merger and its name shall remain F&M Bank-Richmond (F&M Bank-Richmond as existing on and after the Effective Date is sometimes referred to as the "Continuing Bank"). From and after the Effective Date, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

         1.2      Conversion of PBV Stock

         (a) At the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $10.00 per share, of PBV ("PBV Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall be converted into and exchanged for 2.58 shares of common stock, par value $2.00 per share, of F&M ("F&M Common Stock") pursuant to the terms and conditions set forth in this Agreement and the Plan of Merger (the "Exchange Ratio").

         (b) F&M will issue cash in lieu of fractional shares to the holders of PBV Common Stock on the basis of the Average Closing Price of F&M Common Stock. As used herein, "Average Closing Price" shall mean the average closing price of F&M Common Stock as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on the fifth business day prior to the Effective Date.

         (c) In the event F&M changes (or establishes a record date for changing) the number of shares of F&M Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding F&M Common Stock and the record date therefor shall be prior to the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

         1.3      Exchange Procedures

         As promptly as practicable after the Effective Date, F&M shall cause American Stock Transfer & Trust Company, acting as the exchange agent ("Exchange Agent"), to send to each former holder of record of PBV Common Stock immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of PBV Common Stock for the consideration set forth in Section 2.1 above. Any dividends paid on any shares of F&M Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of PBV Common Stock, will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to F&M and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         1.4 Board of Directors of the Continuing Bank; Certain Officer
Positions

         (a) At the Effective Date, the Board of Directors of the Continuing Bank shall consist of all the current directors of each of F&M Bank-Richmond and PBV.

         (b) At the Effective Date, F&M agrees to cause Mr. Quentin L. Corbett to be appointed as Executive Vice President of the Continuing Bank.

         1.5      PBV Stock Options

         From and after the Effective Date, all employee and director stock options to purchase shares of PBV Common Stock (each, a "PBV Stock Option"), that are then outstanding and unexercised, shall be converted into and become options to purchase shares of F&M Common Stock, and F&M shall assume each such PBV Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such PBV Stock Option assumed by F&M may be exercised solely to purchase shares of F&M Common Stock, (ii) the number of shares of F&M Common Stock purchasable upon exercise of such PBV Stock Option shall be equal to the number of shares of PBV Common Stock that were purchasable under such PBV Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such PBV Stock Option shall be adjusted by dividing the per share exercise price of each such PBV Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each PBV Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to F&M Common Stock on or subsequent to the Effective Date.

         1.6      Closing; The Effective Date

         The Merger shall become effective on the date and at the time shown on the Certificate of Merger issued by the Virginia State Corporation Commission effecting the Merger (the "Effective Date"). Subject to the satisfaction or waiver of the conditions set forth in Article V, the parties shall use their reasonable best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Article V have been satisfied or waived in accordance with the terms of this Agreement or on such other date as the parties may agree in writing. All documents required by this Agreement to be delivered at or prior to the Effective Date will exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on or before the Effective Date. At or after the Merger Closing, F&M, F&M Bank-Richmond and PBV shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing the Plan of Merger.

         1.7      Definitions

         Any term defined in this Agreement and the Plan of Merger shall have the meaning ascribed to it for purposes of this Agreement. In addition:

         (a) The term "Knowledge" means the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation
O (12 C.F.R. 215).

         (b) The term "Material Adverse Effect" means, with respect to a party, any effect that (i) has or is reasonably likely to have a material and adverse effect upon the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (ii) would materially impair the party's ability to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger; provided that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, or (b) changes in generally accepted accounting principles or regulatory requirements applicable to financial institutions.

         (c) The term "Previously Disclosed" shall mean information set forth in a schedule (a "Disclosure Schedule", which shall be arranged in sections corresponding to the sections of this Agreement) from one party to the other party delivered and dated not later than 5:00 p.m. on December 4, 1997, setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of such party's representations and warranties. Any matter included, whether aggregated or not, in the PBV Financial Statements or the F&M Financial Statements, as the case may be, shall be deemed to be Previously Disclosed.

                                    ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF PBV

         PBV represents and warrants to F&M as follows:

         2.1      Organization, Standing and Power of PBV

         PBV is a Virginia chartered banking corporation duly organized, validly existing and in good standing under the laws of Virginia. PBV has the corporate power and authority to carry on its business in Virginia as now conducted and to own and operate its assets, properties and business; and PBV has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement of even date herewith by and between PBV and F&M, a copy of which is attached hereto as Exhibit B (the "Option Agreement"), and to consummate the transactions contemplated hereby and thereby.

         2.2      Organization, Standing and Power of the PBV Subsidiaries

         Each subsidiary of PBV is identified on its Disclosure Schedule (the "PBV Subsidiaries" and, collectively with PBV, the "PBV Companies") is a duly organized corporation, validly existing and in good standing under applicable laws. Each PBV Subsidiary (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on PBV on a consolidated basis. The outstanding shares of capital stock of each of the PBV Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by PBV free and clear of all liens, claims and encumbrances or preemptive rights of any person.

         2.3      Authorized and Effective Agreements

         (a) Subject to receipt of the approval of the shareholders of PBV of this Agreement and the Plan of Merger, this Agreement, the Plan of Merger and the Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of PBV on or prior to the date hereof. This Agreement, the Plan of Merger and the Option Agreement are valid and legally binding obligations of PBV, enforceable against PBV in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

         (b) Neither the execution and delivery of this Agreement, the Plan of Merger and the Option Agreement, nor the consummation of the transactions contemplated herein or therein, nor compliance by PBV with any of the provisions hereof or thereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of PBV; (ii) except as Previously Disclosed in its Disclosure Schedule, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of PBV pursuant to any (A) note, bond, mortgage, indenture, or (B) any material license, agreement or other instrument or obligation, to which PBV is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to PBV.

         2.4      Capital Structure

         The authorized capital stock of PBV consists of 500,000 shares of common stock, par value $10.00 per share, of which 301,376 shares are issued and outstanding as of this date. All outstanding shares of PBV Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, there are options held by employees of PBV that represent rights to purchase a total of 6,842 shares of PBV Common Stock.

         2.5      Rights

         As of the date of this Agreement, there are not any shares of capital stock of PBV reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which PBV is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights"), except as contemplated by the Option Agreement and as Previously Disclosed in its Disclosure Schedule (which shall include copies of the stock option plans and individual stock option agreements pursuant to which employees of PBV may exercise stock options).

         2.6      Financial Statements; Books and Records; Minute Books

         The PBV Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of PBV as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods or as of the dates set forth therein (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of the PBV Companies fairly reflect in all material respects the transactions to which they are a party or by which their properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the PBV Companies contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of its Board of Directors). The PBV Financial Statements shall mean
(i) the consolidated statements of financial condition of PBV as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1996 (including related notes and schedules, if any) and (ii) the consolidated balance sheets of PBV and related consolidated statements of income and shareholders' equity (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1996.

         2.7      Absence of Material Changes and Events

         Since September 30, 1997 and except as Previously Disclosed in its Disclosure Schedule, there has not been any change in the financial condition or results of operations of PBV or the PBV Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         2.8      Absence of Undisclosed Liabilities

         PBV has not incurred any liability (contingent or otherwise) that is material to PBV on a consolidated basis or that, when combined with all similar liabilities, would be material to PBV on a consolidated basis, except as Previously Disclosed in its Disclosure Schedule or as disclosed in the PBV Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent PBV Financial Statements.

         2.9      Legal Proceedings; Compliance with Laws

         Except as Previously Disclosed in its Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to the Knowledge of PBV, threatened against any of the PBV Companies or against any property, asset, interest or right of the PBV Companies, or against any officer, director or employee of the PBV Companies that would, if determined adversely to PBV or any PBV Subsidiary, have a Material Adverse Effect on PBV on a consolidated basis. To the Knowledge of PBV, the PBV Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

         2.10     Tax Matters

         The PBV Companies have filed all federal, state and local tax returns and reports ("Tax Returns") required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined below) owed by the PBV Companies have been paid, are reflected as a liability in the PBV Financial Statements, or are being contested in good faith and have been Previously Disclosed in its Disclosure Schedule. Except as Previously Disclosed, no tax return or report of the PBV Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against the PBV Companies by any taxing authority. As used herein, "Taxes" mean all taxes, charges, fees, levies or other assessments, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

         2.11     Property

         Except as Previously Disclosed in its Disclosure Schedule or reserved against in the PBV Financial Statements, the PBV Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the PBV Financial Statements as of December 31, 1996 or acquired after such date. To the Knowledge of PBV, all buildings, and all fixtures, equipment, and other property and assets that are material to its business, held under leases or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. To the Knowledge of PBV, the buildings, structures, and appurtenances owned, leased, or occupied by the PBV Companies are in good operating condition and in a state of good maintenance and repair and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein.

         2.12     Employee Benefit Plans.

         (a) PBV has Previously Disclosed in its Disclosure Schedule all employee benefit plans and programs, including without limitation: (i) all retirement, savings and other pension plans; (ii) all health, severance, insurance, disability and other employee welfare plans; and (iii) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to current and former employees of PBV (collectively, the "PBV Benefit Plans").

         (b) None of the PBV Benefit Plans is a "multi-employer plan" as defined in section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         (c) Except as Previously Disclosed in its Disclosure Schedule, all PBV Benefit Plans are in compliance in all material respects with applicable laws and regulations, and PBV has administered the PBV Benefit Plans in accordance with applicable laws and regulations in all material respects.

         (d) Each PBV Benefit Plan that is intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter.

         (e) PBV has made available to F&M copies of all PBV Benefit Plans and, where applicable, summary plan descriptions, and annual reports required to be filed within the last three years pursuant to ERISA or the Code with respect to the PBV Benefit Plans.

         (f) To the knowledge of PBV, PBV has not engaged in any prohibited transactions, as defined in Code section 4975 or ERISA section 406, with respect to any PBV Employee Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA.

         (g) There are no actions, suits, investigations or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any PBV Benefit Plans.

         (h) No compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Code section 280G. Except as Previously Disclosed in its Disclosure Schedule, no PBV Benefit Plan contains any provision which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.

         (i) PBV has not established and does not maintain a welfare plan, as defined in ERISA section 3(1), that provides benefits to an employee at the expense of PBV after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

         2.13     Insurance

         Each of the PBV Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the Knowledge of PBV, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 1997, none of the PBV Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, none of the PBV Companies has been refused any insurance coverage sought or applied for, and PBV has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the PBV Companies.

         2.14     Loans; Allowance for Loan Losses

         (a) Except as Previously Disclosed in its Disclosure Schedule, to the Knowledge of PBV each loan reflected as an asset in the PBV Financial Statements
(i) is evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, (iii) is the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect, and (iv) in all material respects was made in accordance with PBV's standard loan policies.

         (b) PBV has Previously Disclosed in its Disclosure Schedule the aggregate amounts as of a recent date of all loans, losses, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the PBV Companies that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified" or words of similar import, and PBV shall promptly on a periodic basis inform F&M of any such classification arrived at any time after the date hereof.

         (c) The real property classified as other real estate owned ("OREO") included in non-performing assets is carried net of reserve at the lower of cost or market value based on independent appraisals.

         (d) The allowance for loan losses reflected on the statements of financial condition included in the PBV Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

         2.15     Environmental Matters

         (a) Except as Previously Disclosed in its Disclosure Schedule, the PBV Companies are in substantial compliance with all Environmental Laws (as defined below). PBV has not received any communication alleging that PBV is not in such compliance and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         (b) PBV has not received notice of pending, and are not aware of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined below) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (i) PBV, (ii) any person or entity whose liability for any Environmental Claim PBV has or may have retained either contractually or by operation of law, (iii) any real or personal property owned or leased by PBV, or any real or personal property which PBV has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (iv) any real or personal property in which PBV holds a security interest securing a loan recorded on the books of PBV. PBV is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         (c) With respect to all real and personal property owned or leased by PBV, or all real and personal property which PBV has been, or is, judged to have managed or to have supervised or to have participated in the management of, PBV will promptly provide F&M with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which will be Previously Disclosed in its Disclosure Schedule). The PBV Companies are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

         (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against PBV or against any person or entity whose liability for any Environmental Claim PBV has or may have retained or assumed either contractually or by operation of law.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

                  (1) "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

                  (2) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

                  (3) "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         2.16     Takeover Laws

         PBV has taken all action necessary to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from the requirements of any "control share," "fair price," "affiliate transaction" or other anti-takeover laws and regulations of any state, including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of PBV's disinterested directors approved such transactions for such purposes prior to any "determination date" with respect to F&M) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA.

         2.17     Brokers

         Other than the financial advisory services performed for PBV by Scott & Stringfellow, Inc. (on terms disclosed to F&M), neither PBV nor any of its subsidiaries, nor any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated by this Agreement.

         2.18     Statements True and Correct

         When the Registration Statement on Form S-4 (the "Registration Statement") to be filed by F&M with the Securities and Exchange Commission (the "SEC") shall become effective, and at all times subsequent thereto up to and including the PBV shareholders' meeting called to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by PBV relating to PBV, (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES OF F&M

         F&M represents and warrants to PBV as follows:

         3.1      Organization, Standing and Power

         F&M is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. F&M has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business; and each of F&M and F&M Bank-Richmond has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby. F&M is duly registered as a bank holding company under the Bank Holding Company Act of 1956.

         3.2      Organization, Standing and Power of F&M Subsidiaries

         Each subsidiary of F&M (the "F&M Subsidiaries" and, collectively with F&M, the "F&M Companies") is a duly organized corporation, validly existing and in good standing in their respective states of incorporation. Each F&M Subsidiary (i) has full corporate power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a material adverse effect on F&M on a consolidated basis. The outstanding shares of capital stock of each of the F&M Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by F&M free and clear of all liens, claims and encumbrances or preemptive rights of any person.

         3.3      Authorized and Effective Agreement

         (a) This Agreement and the Plan of Merger and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action on the part of F&M and F&M Bank-Richmond. This Agreement and the Plan of Merger are valid and legally binding obligations of F&M and F&M Bank-Richmond, enforceable against each of them in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

         (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by F&M with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of F&M or any F&M Subsidiary; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of F&M or any F&M Subsidiary pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation that would have a Material Adverse Effect F&M, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to F&M or any F&M Subsidiary.

         3.4      Capital Structure

         The authorized capital stock of F&M consists of: (i) 5,000,000 shares of preferred stock, no par value per share, of which none are issued and outstanding; and (ii) 30,000,000 shares of common stock, par value $2.00 per share, of which 20,317,960 shares were issued and outstanding on November 1, 1997. All outstanding shares of F&M Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. The shares of F&M Common Stock to be issued in exchange for shares of PBV Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, will not be issued in violation of the preemptive rights of any person, and will be duly registered under the applicable federal and state securities laws.

         3.5      Financial Statements; Books and Records; Minute Books

         The F&M Financial Statements (as defined below) fairly present or will fairly present, as the case may be, the consolidated financial position of F&M as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods or as of the dates set forth therein (subject, in the case of unaudited interim statements, to normal recurring audit adjustments that are not material in amount or effect) in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of the F&M Companies fairly reflect in all material respects the transactions to which each company is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the F&M Companies contain accurate records of all corporate actions of their respective shareholders and Boards of Directors (including committees of its Board of Directors). The F&M Financial Statements shall mean (i) the consolidated balance sheets of F&M as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1996, 1995 and 1994 (including related notes and schedules, if any) and (ii) the consolidated balance sheets of F&M and related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) with respect to quarterly periods ended subsequent to December 31, 1996.

         3.6      Absence of Material Changes or Events

         Since September 30, 1997, there has not been any change in the financial condition or results of operations of F&M or the F&M Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         3.7      Absence of Undisclosed Liabilities

         Neither F&M nor any F&M Subsidiary has any liability (contingent or otherwise) that is material to F&M on a consolidated basis or that, when combined with all similar liabilities, would be material to F&M on a consolidated basis, except as disclosed in the F&M Financial Statements and except for liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent F&M Financial Statements.

         3.8      Legal Proceedings; Compliance with Laws

         There are no actions, suits or proceedings instituted or pending or, to the Knowledge of F&M, threatened against any of the F&M Companies or against any property, asset, interest or right of any of the F&M Companies or against any officer, director or employee of any of the F&M Companies that would, if determined adversely to F&M or any F&M Subsidiary, have a Material Adverse Effect on F&M on a consolidated basis. To the Knowledge of F&M, the F&M Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to their respective businesses (including environmental laws, ordinances, requirements, regulations or orders).

         3.9      Tax Matters

         The F&M Companies have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by the F&M Companies have been paid, are reflected as a liability in the F&M Financial Statements, or are being contested in good faith and have been Previously Disclosed in its Disclosure Schedule. Except as Previously Disclosed, no tax return or report of the F&M Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against the F&M Companies by any taxing authority.

         3.10     Employee Benefit Plans

         (a) All F&M employee benefit plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to F&M on a consolidated basis.

         (b) No F&M employee benefit plan subject to ERISA that is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's `benefit liabilities,' as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

         3.11     Insurance

         Each of the F&M Companies currently maintains insurance in amounts reasonably necessary for its operations and, to the Knowledge of F&M, similar in scope and coverage to that maintained by other entities similarly situated. Since January 1, 1997, none of the F&M Companies has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond and, within the last three fiscal years, none of the F&M Companies has been refused any insurance coverage sought or applied for, and F&M has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of the F&M Companies.

         3.12     Allowance for Loan Losses

         The allowance for loan losses reflected on the balance sheets included in the F&M Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles and regulatory accounting principles to provide for reasonably anticipated losses on outstanding loans.

         3.13     Environmental Matters

         To the Knowledge of F&M, the F&M Companies are in substantial compliance with all Environmental Laws. None of the F&M Companies has received any communication alleging that F&M or any F&M Subsidiary is not in such compliance and, to the Knowledge of F&M, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         3.14     Securities Reports

         F&M has filed with the SEC all required forms, reports and documents required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). F&M's Annual Report on Form 10-K for the year ended December 31, 1996, and all other reports, definitive proxy statements or documents filed or to be filed by it subsequent to December 31, 1996 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed, with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.15     Statements True and Correct

         When the Registration Statement to be filed by F&M with the SEC shall become effective, and at all times subsequent thereto up to and including the PBV shareholders' meeting called to consider and vote on the approval of the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by F&M relating to F&M (i) shall comply in all material respects with the applicable provisions of the federal and state securities laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 4

                            COVENANTS AND AGREEMENTS

         4.1      Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, F&M and PBV agree to use their reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

         4.2      Access to Information; Notice of Certain Matters;
Confidentiality

         (a) F&M and PBV each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. F&M and PBV each may make or cause to be made such further investigation of the operational, financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the Merger, provided, however, that such investigation shall not interfere unnecessarily with normal operations. F&M and PBV agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.2 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, such party hereto.

         (b) F&M and PBV shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

         (c) Each party shall, and shall cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other party, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

         4.3      Registration Statement; Shareholder Approval

         (a) F&M and PBV agree to cooperate in the preparation of the Registration Statement to be filed by F&M with the SEC in connection with the issuance of F&M Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of F&M and PBV constituting a part thereof (the "Proxy Statement") and all related documents). F&M and PBV agree to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as reasonably practicable after filing thereof. F&M shall also take any action required to be taken under state securities or "Blue Sky" laws in connection with the issuance of F&M Common Stock pursuant to the Merger.

         (b) PBV shall submit this Agreement and the Plan of Merger to its shareholders at a special meeting to be held as promptly as practicable after the Registration Statement is declared effective for the purpose of approving the Merger. The Board of Directors of PBV shall recommend such approval, and PBV shall take all reasonable lawful action to solicit such approval by its shareholders; provided, however, that if the Board of Directors of PBV shall have reasonably determined in good faith (after consultation with its counsel) that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of PBV, then the Board of Directors of PBV shall not be obligated to recommend the approval of this Agreement and Plan of Merger.

         4.4      Operation of the Business of PBV

         PBV agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by F&M, during the period from the date hereof to the Effective Date:

         (a) PBV will conduct its operations only in the ordinary and usual course of business consistent with past practice (subject, in any event, to the provisions of paragraph (c) below) and will use its best efforts to keep available the services of its officers and employees and maintain satisfactory relationships with customers, suppliers, employees and others having business relationships with them.

         (b) PBV shall not take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of F&M or PBV to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

         (c)      PBV will not:

                  (1) Other than pursuant to stock options Previously Disclosed in its Disclosure Schedule and currently outstanding as of the date hereof: (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights; (ii) enter into any agreement with respect to the foregoing; or (iii) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights;

                  (2) Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice;

                  (3) Enter into or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder;

                  (4) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

                (5) Change its lending, investment, asset/liability management or other material banking policies in any material respect, except as may be required by applicable law;

                 (6) Alter, amend or repeal its bylaws or articles of incorporation;

                 (7) Take any other action which would make any representation or warranty in Article 2 hereof untrue; or

                  (8)Agree or commit to do anything prohibited by this
         Section 4.4.

         4.5      Operation of the Business of F&M

         F&M agrees that, except as expressly permitted by this Agreement or otherwise consented to or approved in writing by PBV, during the period from the date hereof to the Effective Date:

         (a) F&M will and will cause each of the F&M Subsidiaries to conduct their respective operations only in the ordinary and usual course of business consistent with past practice and will use its best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with customers, suppliers, employees and others having business relationships with them.

         (b) F&M shall not, and shall not permit any of the F&M Subsidiaries to, take any action, engage in any transactions or enter into any agreement which would adversely affect or delay in any material respect the ability of F&M or PBV to obtain any necessary approvals, consents or waivers of any governmental authority or third party required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement.

         4.6      Dividends

         F&M agrees that prior to the Effective Date PBV may declare and pay its regular cash dividend in an amount not to exceed $0.25 per share.

         4.7      No Solicitation of Other Offers

         Without the prior consent of F&M, PBV shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, PBV or any business combination with PBV other than as contemplated by this Agreement. PBV shall promptly (within 24 hours) notify F&M of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry.

         4.8      Regulatory Filings

         F&M and PBV shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all required applications for regulatory approval of the Merger. F&M shall use its best efforts to obtain prompt approval of each required application.

         4.9      Public Announcements

         Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by law.

         4.10     Accounting Treatment

         F&M and PBV shall each use their best efforts to ensure that the Merger qualifies for pooling-of-interests accounting treatment.

         4.11     Affiliate Agreements

         PBV has identified to F&M all persons who were, as of the date hereof, directors or executive officers of PBV (the "Affiliates"). PBV has delivered a written letter agreement in the form of Exhibit C hereto from each Affiliate.

         4.12     Benefit Plans; Employment Agreement

         (a) Upon consummation of the Merger, as soon as administratively practicable, employees of PBV shall be entitled to participate in the F&M pension, health and welfare benefit and similar plans on the same terms and conditions as employees of the F&M Companies, giving effect to years of service for purposes of eligibility to participate, eligibility for benefits, and vesting with PBV as if such service were with F&M.

         (b) F&M shall enter into a severance agreement, effective as of the Effective Date, with Quentin L. Corbett in the form provided in Exhibit D hereto.

         4.13     NYSE Listing

         F&M shall use its reasonable best efforts to list, as of the Effective Date, on the New York Stock Exchange upon official notice of issuance, the shares of F&M Common Stock to be issued in the Merger.

         4.14     Indemnification

         Following the Effective Date and for a period of six years thereafter, F&M shall indemnify, defend and hold harmless any person who has rights to indemnification from PBV, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to applicable law and PBV's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so with respect to matters occurring on or prior to the Effective Date. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, F&M shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between F&M and the indemnified party. F&M shall use its reasonable best efforts to maintain PBV's existing directors' and officers' liability policy, or some other policy, including F&M's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of PBV for a period of three years after the Effective Date on terms no less favorable than those in effect on the date hereof.

         4.15     Stock Option Agreement

         PBV shall grant to F&M an option to acquire such number of shares of PBV Common Stock that would equate to 19.9% of the issued and outstanding common stock of PBV as of the date hereof, all in accordance with the Option Agreement.

                                    ARTICLE 5

                            CONDITIONS TO THE MERGER

         5.1      General Conditions

         The respective obligations of each of F&M and PBV to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

         (a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the approval of the shareholders of PBV.

         (b) Registration Statement; NYSE Listing. The Registration Statement shall have been declared effective under the Securities Act, and F&M shall received all state securities laws or "blue sky" permits and other authorizations or there shall be exemptions from registration requirements necessary to issue F&M Common Stock in connection with the Merger, and neither the Registration Statement nor any such permit or authorization shall be subject to a stop order or any threatened stop order of the SEC or any state securities commissioner. The shares of F&M Common Stock to be issued in connection with the Merger shall have been approved for listing on the New York Stock Exchange.

         (c) Regulatory Approvals. F&M and PBV shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, however, that no such approvals shall have imposed any condition or requirement which, in the reasonable opinion of the Boards of Directors of F&M or PBV, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render consummation of the Merger inadvisable or unduly burdensome.

         (d) Tax Opinion. F&M and PBV shall have received the opinion of LeClair Ryan, A Professional Corporation, counsel to F&M, in form and substance satisfactory to F&M and PBV and dated as of the Effective Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that no gain or loss will be recognized by the shareholders of PBV to the extent they receive F&M Common Stock solely in exchange for their PBV Common Stock in the Merger. In rendering its opinions, such counsel may rely upon representations contained in certificates of officers of F&M, PBV and others.

         (e) Opinions of Counsel. PBV shall have delivered to F&M and F&M shall have delivered to PBV opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

         (f) Legal Proceedings. Neither F&M nor PBV shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

         (g) Accountants' Letters. F&M and PBV shall have received a letter, dated as of the Effective Date, from Yount, Hyde & Barbour, P.C., satisfactory in form and substance to F&M and PBV, that the Merger will qualify for pooling-of-interests accounting treatment.

         5.2      Conditions to Obligations of F&M

         The obligations of F&M to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of PBV set forth in Article 2 shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

         (b) Performance of Obligations. PBV shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

         (c) Officers' Certificate. PBV shall have delivered to F&M a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.2(a) and 5.2(b) have been satisfied.

         5.3      Conditions to Obligations of PBV

         The obligations of PBV to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

         (a) Representations and Warranties. The representations and warranties of F&M set forth in Article 3 shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement.

         (b) Performance of Obligations. F&M shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date.

         (c) Officers' Certificate. F&M shall have delivered to PBV a certificate, dated the Effective Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 5.1(a), 5.1(b), 5.1(c), 5.3(a) and 5.3(b) have been satisfied.

         (d) Investment Banking Letter. PBV shall have received an updated fairness opinion from Scott & Stringfellow, Inc., financial advisor to PBV, addressed to PBV and dated on or about the date the Proxy Statement is mailed to shareholders of PBV, to the effect that the terms of the Merger are fair to the shareholders of PBV from a financial point of view.

                                    ARTICLE 6

                                   TERMINATION

         6.1      Termination

         This Agreement and the Plan of Merger may be terminated at any time before the Effective Date, whether before or after approval thereof by the shareholders of F&M at the F&M Meeting or the shareholders of PBV at the PBV Meeting, respectively, as provided below:

         (a)  Mutual Consent.  By the mutual consent in writing of F&M and PBV.

         (b) Closing Delay. At the election of either party, evidenced by written notice, if the Effective Date shall not have occurred on or before July 31, 1998, or such later date as shall have been agreed to in writing by the parties; provided, however, that the right to terminate under this Section 6.1(b) shall not be available to either party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Effective Date to occur on or before such date.

         (c) Conditions to F&M Performance Not Met. By F&M upon delivery of written notice of termination to PBV if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of F&M to effect the Merger set forth in Sections
5.1 and 5.2, and such noncompliance is not waived by F&M.

         (d) Conditions to PBV Performance Not Met. By PBV upon delivery of written notice of termination to F&M if any event occurs which renders impossible the satisfaction in any material respect of one or more of the conditions to the obligations of PBV to effect the Merger set forth in Sections
5.1 and 5.3, and such noncompliance is not waived by PBV.

         (e) Due Diligence Review of PBV. By F&M in writing at any time prior to December 8, 1997 if F&M determines in its sole good faith judgment that the financial condition, business or prospects of PBV are materially adversely different from what was reasonably expected by F&M after the performance of its due diligence prior to the execution of this Agreement; provided that F&M shall inform PBV upon such termination of the reasons for F&M's determination and, provided further, that this Section 6.1(e) shall not limit in any way the due diligence investigation of PBV which F&M may perform or otherwise affect any other rights which F&M has after the date hereof and after December 8, 1997, under the terms of this Agreement.

         (f) Due Diligence Review of F&M. By PBV in writing at any time prior to December 8, 1997, if PBV determines in its sole good faith judgment that the financial condition, business or prospects of F&M are materially adversely different from what was reasonably expected by PBV after the performance of its due diligence prior to the execution of this Agreement; provided that PBV shall inform F&M upon such termination of the reasons for PBV's determination and, provided further, that this Section 6.1(f) shall not limit in any way the due diligence investigation of F&M which PBV may perform or otherwise affect any other rights which PBV has after the date hereof and after December 8, 1997, under the terms of this Agreement.

         6.2      Effect of Termination

         In the event this Agreement is terminated pursuant to Section 6.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality, press releases and expenses set forth in Sections 4.2, 4.9 and 6.4, respectively, shall survive any such termination and (ii) a termination pursuant to 6.1(c) or 6.1(d) hereof shall not relieve the breaching party from liability for an uncured intentional breach of any provision of this Agreement giving rise to such termination.

         6.3      Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Agreement and the Plan of Merger shall not survive the Effective Date and shall be terminated and extinguished at the Effective Date. From and after the Effective Date, the parties hereto shall have no liability to the other on account of any breach of any of those representations, warranties and covenants; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed after the Effective Date, and (ii) shall not relieve any person for liability for fraud, deception or intentional misrepresentation.

         6.4      Fees and Expenses

         (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses shall be shared equally between F&M and PBV.

         (b) Notwithstanding any provision in this Agreement to the contrary, if for any reason the Merger is not approved by PBV's shareholders at the PBV Meeting or any adjournment thereof, then PBV shall reimburse F&M for one-half of its reasonable out-of-pocket and other expenses incurred by F&M in connection with entering into this Agreement and the transactions contemplated hereunder, provided that the maximum amount that PBV shall be responsible to F&M under this
Section 6.4(b) shall be limited to $50,000.

         (c) If this Agreement is terminated by F&M or PBV because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall reimburse the other party for all reasonable out-of-pocket expenses incurred by it in connection with the transactions contemplated by this Agreement and the enforcement of its rights hereunder.

         (d) Final settlement with respect to the reimbursement of such fees and expenses by the parties shall be made within thirty days after the termination of this Agreement.

                                    ARTICLE 7

                               GENERAL PROVISIONS

         7.1      Entire Agreement

         This Agreement contains the entire agreement among F&M and PBV with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         7.2      Binding Effect; No Third Party Rights

         This Agreement shall bind F&M and PBV and their respective successors and assigns. Other than Section 4.14, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

         7.3      Waiver and Amendment

         Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the PBV Meeting, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         7.4      Governing Law

         This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

         7.5      Notices

         All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

                  If to F&M:
                           Alfred B. Whitt
                           F&M National Corporation
                           38 Rouss Avenue
                           P. O. Box 2800
                           Winchester, Virginia 22604
                           (Tele:   (540) 665-4282)

                  Copy to:

                           George P. Whitley, Esquire
                           LeClair Ryan, A Professional Corporation
                           707 East Main Street; 11th Floor
                           Richmond, Virginia 23219
                           (Tele:   (804) 783-2003)

                  If to PBV:
                           Quentin L. Corbett

                           Peoples Bank of Virginia
                           9970 Iron Bridge Road
                          P.O. Drawer 728
                          Chesterfield, Virginia 23832-0728
                          (Tele:   (804) 271-5000)

                  Copy to:

                           Wayne A. Whitham, Jr.
                           Williams, Mullen, Christian & Dobbins
                           1021 East Cary Street

                           P.O. Box 1320
                           Richmond, Virginia 23210-1320
                           (Tele:   (804) 783-6473)

         7.6      Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         7.7      Severability

         In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

                                   F&M NATIONAL CORPORATION

                                            Winchester, Virginia

                                   By:   /s/ Jack R. Huyett
                                         ----------------------------
                                            Jack R. Huyett
                                            President and Chief
                                            Administrative Officer

                                   F&M BANK-RICHMOND
                                            Richmond, Virginia

                                   By:   /s/ James H. Atkinson, Jr.
                                         -----------------------------
                                            James H. Atkinson, Jr.
                                            President

                                   PEOPLES BANK OF VIRGINIA
                                            Chesterfield, Virginia

                                   By:   /s/ Quentin L. Corbett
                                         -----------------------------
                                            Quentin L. Corbett
                                            President

                                                                      EXHIBIT A

                              To the Agreement and
                             Plan of Reorganization

                                 PLAN OF MERGER

                                     BETWEEN

                                F&M BANK-RICHMOND

                                       AND

                            PEOPLES BANK OF VIRGINIA

         Pursuant to this Plan of Merger ("Plan of Merger"), Peoples Bank of Virginia, a Virginia banking corporation ("PBV"), shall merge with and into F&M Bank-Richmond, a wholly-owned Virginia banking subsidiary of F&M National Corporation.

                                    ARTICLE I

                               TERMS OF THE MERGER

         1.1      The Merger

         Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of December 1, 1997, by and among F&M National Corporation, a Virginia corporation ("F&M"), F&M Bank-Richmond and PBV (the "Agreement"), at the Effective Date PBV shall be merged with and into F&M Bank-Richmond (the "Merger") in accordance with the provisions of Virginia law and with the effect specified in Section 13.1-721 of the Virginia Stock Corporation Act. F&M Bank-Richmond shall be the surviving corporation of the Merger, and its name shall remain F&M Bank-Richmond (F&M Bank-Richmond as existing on and after the Effective Date is sometimes referred to as the "Continuing Bank"). The Merger shall become effective on such date and time as may be determined in accordance with Section 1.5 of the Agreement (the "Effective Date").

         1.2      Articles of Incorporation and Bylaws

         The Articles of Incorporation and Bylaws of F&M Bank-Richmond in effect immediately prior to the consummation of the Merger shall remain in effect following the Effective Date until otherwise amended or repealed.

                                   ARTICLE II

                           MANNER OF CONVERTING SHARES

         2.1      Conversion of Shares

         Upon and by reason of the Merger becoming effective, no cash shall be allocated to the shareholders of PBV and stock shall be issued and allocated as follows:

         (a) At the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $10.00 per share, of PBV ("PBV Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall be converted into and exchanged for 2.58 shares of common stock, par value $2.00 per share, of F&M ("F&M Common Stock") pursuant to the terms and conditions set forth in the Agreement and this Plan of Merger (the "Exchange Ratio").

         (b) Each holder of a certificate representing shares of PBV Common Stock upon the surrender of his PBV stock certificates to the Exchange Agent (as defined in Section 2.2), duly endorsed for transfer in accordance with Section
2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of F&M Common Stock that his shares shall be converted into pursuant to the Exchange Ratio. Each such holder of PBV Common Stock shall have the right to receive the consideration described in this Section 2.1 and Section 2.3 upon the surrender of such certificate in accordance with Section 2.2.

         (c) In the event F&M changes (or establishes a record date for changing) the number of shares of F&M Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding F&M Common Stock and the record date therefor shall be prior to the Effective Date, appropriate and proportional adjustments will be made to the Exchange Ratio.

         (d) Each share of common stock of F&M Bank-Richmond issued and outstanding immediately prior to the Effective Date shall continue unchanged as an outstanding share of common stock of the Continuing Bank.

         (e) From and after the Effective Date, all employee and director stock options to purchase shares of PBV Common Stock (each, a "PBV Stock Option"), that are then outstanding and unexercised, shall be converted into and become options to purchase shares of F&M Common Stock, and F&M shall assume each such PBV Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Date (i) each such PBV Stock Option assumed by F&M may be exercised solely to purchase shares of F&M Common Stock, (ii) the number of shares of F&M Common Stock purchasable upon exercise of such PBV Stock Option shall be equal to the number of shares of PBV Common Stock that were purchasable under such PBV Stock Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such PBV Stock Option shall be adjusted by dividing the per share exercise price of each such PBV Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each PBV Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to F&M Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner that is consistent with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended (the "Code") as to any PBV Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).

         2.2      Manner of Exchange of PBV Common Stock Certificates

         As promptly as practicable after the Effective Date, F&M shall cause American Stock Transfer & Trust Company, acting as the exchange agent ("Exchange Agent"), to send to each former holder of record of PBV Common Stock immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of PBV Common Stock for the consideration set forth in Section 2.1 above. Any dividends paid on any shares of F&M Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of PBV Common Stock, will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to F&M and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3      No Fractional Shares

         No certificates or scrip for fractional shares of F&M Common Stock will be issued. In lieu thereof, F&M will pay the value of such fractional shares in cash on the basis of the Average Closing Price of F&M Common Stock. As used herein, "Average Closing Price" shall mean the average closing price of F&M Common Stock as reported on the New York Stock Exchange for each of the ten consecutive trading days ending on the fifth business day prior to the Effective Date.

         2.4      Dividends

         No dividend or other distribution payable to the holders of record of F&M Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of PBV Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions shall be paid (without interest).

                                   ARTICLE III

                               BOARD OF DIRECTORS

         At the Effective Date, the Board of Directors of the Continuing Bank shall consist of all the current directors of each of F&M Bank-Richmond and PBV.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

         The obligations of F&M, F&M Bank-Richmond and PBV to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

                                    ARTICLE V

                                   TERMINATION

         This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 6 of the Agreement.

                                                                    APPENDIX II

                             STOCK OPTION AGREEMENT

                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT, dated as of December 1, 1997 (the "Option Agreement"), by and between PEOPLES BANK OF VIRGINIA, a Virginia banking corporation ("PBV"), and F&M NATIONAL CORPORATION, a Virginia corporation ("F&M").

                                   WITNESSETH

         WHEREAS, the Boards of Directors of the parties hereto approved an Agreement and Plan of Reorganization (the "Reorganization Agreement") and have adopted a related Plan of Merger, dated as of the date hereof (together referred to herein as the "Merger Agreements"), providing for the merger of PBV with and into F&M Bank-Richmond, a wholly-owned Virginia banking subsidiary of F&M (the "Merger"); and

         WHEREAS, as a condition to and as consideration for F&M's entry into the Merger Agreements and to induce such entry, PBV has agreed to grant to F&M the option set forth herein to acquire authorized but unissued shares of PBV Common Stock.

         NOW, THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

         1.       Definitions

         Capitalized terms used but not defined herein and defined in the Merger Agreements shall have the same meanings as in the Merger Agreements.

         2.       Grant of Option

         Subject to the terms and conditions set forth herein, PBV hereby grants to F&M an option (the "Option") to acquire up to 59,970 shares of PBV Common Stock at a price of $33.00 per share (the "Exercise Price") in exchange for the consideration provided in Section 4 hereof; provided, however, that in the event PBV issues or agrees to issue any shares of PBV Common Stock (other than as permitted under the Merger Agreements) at a price less than $33.00 per share (as adjusted pursuant to Section 6 hereof), the Exercise Price shall be equal to such lesser price. Notwithstanding anything else in this Option Agreement to the contrary, the number of shares of PBV Common Stock subject to the Option shall be reduced if and to the extent necessary so that the number of shares for which this Option is exercisable shall not exceed 19.9% of the issued and outstanding shares of PBV Common Stock, before giving effect to the exercise of the Option. The number of shares of PBV Common Stock that may be received upon the exercise of the Option is subject to adjustment as set forth herein.

         3.       Exercise of Option

         (a) Subject to compliance with applicable law and regulation, F&M may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing.

         (b) PBV shall notify F&M promptly in writing of the occurrence of any transaction, offer or event giving rise to a Purchase Event. If more than one of the transactions, offers or events giving rise to a Purchase Event is undertaken or effected by the same person or occurs at the same time, then all such transactions, offers and events shall give rise only to one Purchase Event, which Purchase Event shall be deemed continuing for all purposes hereof until all such transactions are terminated or abandoned by such person and all such events have ceased or ended.

         (c) In the event that F&M wishes to exercise the Option, it shall send PBV a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will acquire pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such transaction (the "Closing Date"); provided that if prior notification to or approval of any federal or state regulatory agency is required in connection with such acquisition, F&M shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

         (d) The Option shall expire and terminate, to the extent not previously exercised, upon the earlier of: (i) the Effective Time of the Merger; (ii) upon termination of the Merger Agreements in accordance with the provisions thereof, other than a termination based upon, following or in connection with either (A) a material breach by PBV of a Specified Covenant (as defined below) or (B) the failure of PBV to obtain shareholder approval of the Merger Agreements by the vote required under applicable law, in the case that either (A) or (B) follow the occurrence of a Purchase Event; or (iii) 12 months after termination of the Merger Agreements based upon a material breach by PBV of a Specified Covenant or the failure of PBV to obtain shareholder approval of the Merger Agreements by the vote required under applicable law, in either case following the occurrence of a Purchase Event.

         (e) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

         (1) PBV, without having received F&M's prior written consent, shall have entered into an agreement with any person to (i) acquire, merge or consolidate, or enter into any similar transaction, with PBV, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of PBV, or (iii) purchase or otherwise acquire directly from PBV securities representing 10% or more of the voting power of PBV;

                  (2) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of PBV Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder); or

                  (3) any person shall have made a bona fide proposal to PBV by public announcement or written communication that is or becomes the subject of public disclosure to acquire PBV by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of PBV vote not to approve the Merger Agreements.

         (f) As used herein, "Specified Covenant" means any covenant or agreement contained in the Merger Agreements.

         4.       Payment and Delivery of Certificates

         (a) At the Closing Date, F&M shall tender certified funds in an amount equal to the aggregate Exercise Price for the number of shares with respect to which F&M is exercising the Option.

         (b) At such closing, PBV shall deliver to F&M a certificate or certificates representing the number of shares of PBV Common Stock exchanged for the Exercise Price and F&M shall deliver to PBV a letter agreeing that F&M will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Option Agreement.

         (c) Certificates for PBV Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend which shall read substantially as follows:

                           "The transfer of the shares represented by this
                  Certificate is subject to certain provisions of an agreement between the registered holder hereof and Peoples Bank of Virginia and to resale restrictions arising under the Securities Act of 1933, as amended, a copy of which agreement is on file at the principal office of Peoples Bank of Virginia. A copy of such agreement will be provided to the holder thereof without charge upon receipt by Peoples Bank of Virginia of a written request."

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if F&M shall have delivered to PBV a copy of a letter from the staff of the Securities and Exchange Commission (the "Commission"), or an opinion of counsel, in form and substance satisfactory to PBV, to the effect that such legend is not required for purposes of the Securities Act of 1933 (the "Securities Act").

         5.       Representations

         PBV hereby represents, warrants and covenants to F&M as follows:

         (a) PBV shall at all times maintain sufficient authorized but unissued shares of PBV Common Stock so that the Option may be exercised without authorization of additional shares of PBV Common Stock.

         (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

         6.       Adjustment Upon Changes in Capitalization

         In the event of any change in PBV Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share, as the case may be, shall be adjusted appropriately. In the event that any additional shares of PBV Common Stock are issued or otherwise become outstanding after the date of this Option Agreement (other than pursuant to this Option Agreement or pursuant to the exercise of [warrants or] options to acquire shares of PBV Common Stock outstanding as of the date of the Merger Agreements or that may be issued after the date of the Merger Agreements without constituting a breach thereof), the number of shares of PBV Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of PBV Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option or any shares issued pursuant to the exercise of options to acquire shares of PBV Common Stock outstanding as of the date of the Merger Agreements or that may be issued after the date of the Merger Agreements without constituting a breach thereof. Nothing contained in this Section 6 shall be deemed to authorize PBV to breach any provision of the Merger Agreements.

         7.       Registration Rights

         PBV shall, if requested by F&M, as expeditiously as possible file a registration statement on a form of general use under the Securities Act if necessary in order to permit the sale or other disposition of the shares of PBV Common Stock that are acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by F&M. F&M shall provide all information reasonably requested by PBV for inclusion in any registration statement to be filed hereunder. PBV will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the date on which such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at PBV's expense except for underwriting commissions and the fees and disbursements of F&M's counsel attributable to the registration of such PBV Common Stock. A second registration statement may be requested hereunder at F&M's expense. In no event shall PBV be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by PBV of PBV Common Stock. If requested by F&M, in connection with any such registration, PBV will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements. Upon receiving any request from F&M or an assignee of F&M under this
Section 7, PBV agrees to send a copy thereof to F&M and to any assignee of F&M known to PBV, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         8.       Severability

         If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option Agreement will not permit the holder to acquire the full number of shares of PBV Common Stock provided in Section 2 hereof (as adjusted pursuant to Section 6 hereof), it is the express intention of PBV to allow the holder to acquire, or to require PBV to repurchase to the extent permitted under applicable law, such number of shares as may be necessary to comply with such court or regulatory agency's determination of the permissible number of shares, without any amendment or modification hereof.

         9.       Miscellaneous

         (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

         (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that F&M may assign in whole or in part the Option and other benefits and obligations hereunder without limitation to any of its wholly-owned subsidiaries, and F&M may assign in whole or in part the Option and other benefits and obligations hereunder without limitation in the event a Purchase Event shall have occurred and F&M shall have delivered to PBV a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance reasonably satisfactory to PBV, to the effect that such assignment will not violate the requirements of the Securities Act; provided that prior to any such assignment, F&M shall give written notice of the proposed assignment to PBV, and within 24 hours of such notice of a bona fide proposed assignment, PBV may purchase the Option at a price and on other terms at least as favorable to F&M as that set forth in the notice of assignment.

          (d) Notices. All notices or other communications that are required or permitted hereunder shall be in writing and sufficient if delivered in the manner and to the address provided for in or pursuant to Section 7.5 of the Reorganization Agreement.

         (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

         (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of laws principles thereof.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Option Agreement as of the day and year first written above.

                                      PEOPLES BANK OF VIRGINIA

                                      By:      /s/ Quentin L. Corbett
                                               --------------------------------
                                               Quentin L. Corbett
                                               President

                                      F&M NATIONAL CORPORATION

                                      By:      /s/ Alfred B. Whitt
                                               --------------------------------
                                               Alfred B. Whitt
                                               Senior Vice President

                                                                   APPENDIX III

                      OPINION OF SCOTT & STRINGFELLOW, INC.

                                January 12, 1998

Board of Directors
Peoples Bank of Virginia
9970 Iron Bridge Road
Chesterfield, Virginia  23832

Gentlemen:

         You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Peoples Bank of Virginia ("PBV") of the terms of an Agreement and Plan of Reorganization by and among F&M National Corporation ("F&M"), F&M Bank-Richmond ("F&M Bank-Richmond") and PBV dated December 1, 1997 and a related Plan of Merger (collectively the "Agreement"). The Agreement provides for the merger of PBV with and into F&M Bank-Richmond (the "Merger") and further provides that each share of Common Stock of PBV which is issued and outstanding immediately prior to the Effective Date of the Merger shall be exchanged for 2.58 shares of F&M Common Stock (the "Exchange Ratio").

         In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Agreement; (2) the Registration Statement and this Proxy Statement/Prospectus (3) PBV's financial statements for the three years ended December 31, 1996; (4) PBV's unaudited financial statements for the nine months ended September 30, 1997 and 1996, and other internal information relating to PBV prepared by PBV's management; (5) information regarding the trading market for the common stocks of PBV and F&M and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in certain bank and bank holding company mergers and acquisitions in Virginia in recent years;
(7) F&M's annual reports to shareholders and its financial statements for the three years ended December 31, 1996; and (8) F&M's unaudited financial statements for the nine months ended September 30, 1997 and 1996, and other internal information relating to F&M prepared by F&M's management. We have discussed with members of management of PBV and F&M the background to the Merger, reasons and basis for the Merger and the business and future prospects of PBV and F&M individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we deemed appropriate.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of PBV and F&M. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of PBV or F&M. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof the terms of the Agreement are fair from a financial point of view to the shareholders of PBV Common Stock.

                                            Very truly yours,

                           SCOTT & STRINGFELLOW, INC.

                                            By:

                                            Gary S. Penrose
                                            Managing Director
                                            Financial Institutions Group

                Part II -- Information Not Required in Prospectus

Item 20.  Indemnification of Officers and Directors

         The laws of the Commonwealth of Virginia pursuant to which the Company is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of the Company, which have been approved by its shareholders, provide for the indemnification of each director and officer (including former directors and officers and each person who may have served at the request of the Company as a director or officer of any other legal entity and, in all such cases, his or her heirs, executors and administrators) against liabilities (including expenses) reasonably incurred by him or her in connection with any actual or threatened action, suit or proceeding to which he or she may be made party by reason of his or her being or having been a director or officer of the Company, except in relation to any action, suit or proceeding in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law.

         The Company has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (1) the directors and officers of the Company against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by the Company and (2) the Company to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.

Item 21.  Exhibits and Financial Statement Schedules

         (a)      Exhibit Index

Exhibit No.                Description of Exhibit

         1                 Not Applicable

         2.1               Agreement  and Plan of  Reorganization,  dated  December  1,  1997,  among F&M  National
                           Corporation  ("F&M"),  F&M  Bank-Richmond  and Peoples  Bank of  Virginia  ("PBV") and a
                           related Plan of Merger, filed as Appendix I to the Proxy  Statement/Prospectus  included in this Registration Statement.

         2.2 Stock Option Agreement, dated December 1, 1997, between F&M and PBV filed as Appendix II to the Proxy
                           Statement/Prospectus included in this Registration
                           Statement.

         3.1               Articles of  Incorporation  of F&M.  Incorporated  herein by reference to Exhibit 3.1 to
                           F&M's Registration Statement on Form S-4 (Registration No. 33-45717).

         3.2               Bylaws of F&M.  Incorporated  herein by  reference  to F&M's  Registration  Statement on
                           Form S-4 (Registration No. 33-45717).

         5                 Opinion of LeClair  Ryan,  A  Professional  Corporation,  regarding  the legality of the securities being registered and consent.


Exhibit No.                Description of Exhibit

         8.1               Form  of tax  opinion  of  LeClair  Ryan,  A
                           Professional Corporation, regarding the tax-free nature of the acquisition of F&M and PBV.

         21                Subsidiaries of F&M: F&M Bank-Winchester; F&M
                           Bank-Central Virginia; F&M Bank-Emporia; F&M
                           Bank-Northern Virginia; F&M Bank-Massanutten; F&M
                           Bank-Peoples; F&M Bank-Richmond; F&M Bank-Blakely;
                           F&M Bank-Keyser; F&M Bank-Martinsburg; F&M Trust
                           Company; Big Apple Mortgage Company; Apple Title
                           Company; Winchester Credit Corporation; Credit Bureau of Winchester, Inc.

         23.1              Consent of Yount, Hyde & Barbour, P.C., as accountants for F&M.

         23.2              Consent of Deloitte & Touche, LLP, as accountants for PBV.

         23.3              Consent of LeClair Ryan, (included as part of Exhibit 5).

         23.4              Consent of Scott &  Stringfellow,  Inc.  relating to inclusion  of its opinion  given to
                           PBV in the Proxy Statement/Prospectus included in this Registration Statement.

         99.1              Form of proxy of PBV.

         (b)      No financial  statement  schedules  are required to be filed  herewith  pursuant to Item 21(b) of this Form.

Item 22.  Undertakings

         (a)      Item 512 of Regulation S-K.

         Rule 415 offerings. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Filings incorporating subsequent Exchange Act documents by reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Registration on Form S-4. (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Request for acceleration of effective date or filing registration statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)      Item 22(b) of Form S-4

                  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c)      Item 22(c) of Form S-4

                  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Winchester, Commonwealth of Virginia on January 14, 1998.

                                    F&M NATIONAL CORPORATION

                                    By:      /s/  Alfred B. Whitt
                                      ------------------------------------------
                                    Alfred B. Whitt, Vice Chairman and President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each person whose signature appears below constitutes and appoints Alfred B. Whitt and Charles E. Curtis, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements or applications to the Securities and Exchange Commission, the regulatory authorities of any state in the United States or any other regulatory authorities as may be necessary to permit shares of Common Stock of the Company to be offered in the United States in connection with the proposed merger of Peoples Bank of Virginia with and into F&M Bank-Richmond, including without limitation any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other such regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable F&M National Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission as well as all other laws, rules and regulations relating to the offer and sale of securities.

                   Signature                                    Capacity                       Date
/s/  W. M. Feltner                                Chairman of the Board and Chief       January 14, 1998
--------------------------------------------------
W. M. Feltner                                     Executive Officer and Director
                                                  (Principal Executive Officer)

/s/ Alfred B. Whitt                               Vice Chairman, President and Chief    January 14, 1998
--------------------------------------------------
Alfred B. Whitt                                   Financial Officer and Director
                                                  (Principal Financial Officer)

/s/  Charles E. Curtis                            Vice Chairman, Chief Administrative   January 14, 1998
--------------------------------------------------
Charles E. Curtis                                 Officer and Director



/s/  Frank Armstrong                              Director                              January 14, 1998
-------------------------------------------------
Frank Armstrong

/s/  William H. Clement                           Director                              January 14, 1998
--------------------------------------------------
William H. Clement

                                                  Director
--------------------------------------------------
John R. Fernstrom

/s/  William R. Harris                            Director                              January 14, 1998
--------------------------------------------------
William R. Harris

/s/  L. David Horner, III                         Director                              January 14, 1998
--------------------------------------------------
L. David Horner, III

/s/ Jack R. Huyett                                Director                              January 14, 1998
--------------------------------------------------
Jack R. Huyett

/s/  George L. Romine                             Director                              January 14, 1998
--------------------------------------------------
George L. Romine

/s/  John S. Scully, III                          Director                              January 14, 1998
--------------------------------------------------
John S. Scully, III



/s/  J. D. Shockey, Jr.                           Director                              January 14, 1998
--------------------------------------------------
J. D. Shockey, Jr.



/s/  Ronald W. Tydings                            Director                              January 14, 1998
--------------------------------------------------
Ronald W. Tydings

/s/  Fred G. Wayland, Jr.                         Director                              January 14, 1998
--------------------------------------------------
Fred G. Wayland, Jr.


